Filed Pursuant to Rule 424(b)(4)

Registration Statement No. 333-289547

2,075,000 Common Shares

1,425,000 Pre-Funded Warrants to purchase Common Shares

1,425,000 Common Shares underlying the Pre-Funded Warrants

Vision Marine Technologies Inc.

We are offering on a firm-commitment underwritten basis of 2,075,000 of our common shares, without par value per share of Vision Marine Technologies Inc. (the “Company”, “we”, “our”, “us”), at an offering price of US$2.00 per common share. For further information about the securities offered herein, see “Description of Securities We Are Offering”.

We are also offering to each purchaser of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase 1,425,000 pre-funded warrants in lieu of common shares. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each pre-funded warrant will be equal to the price per common share, minus C$0.001, and the remaining exercise price of each pre-funded warrant will equal C$0.001 per common share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. We are also registering the common shares issuable from time to time upon the exercise of the pre-funded warrants offered hereby. We refer to the common shares and pre-funded warrants offered hereby as the offered securities.

The public offering price was determined through negotiation between us and the underwriter based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

Our common shares are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “VMAR.” On August 14, 2025, the last reported sale price of our common shares on Nasdaq was US$2.84. As of August 5, 2025, there were 1,157,137 common shares issued and outstanding.

See “Risk Factors” on page 27 for more information.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in the offered securities involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 27, the risk factors described under “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report on Form 20-F for the year ended August 31, 2024 filed with the SEC on December 20, 2024 and as amended by Form 20-F/A on April 15, 2025, as well as the other information contained in or incorporated by reference in this prospectus before making a decision to invest in our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Common Share		Per Pre-Funded Warrant		Total
Public offering price	US$	2.00	US$	1.9993	US$	6,999,003
Underwriting discounts and commissions(1)	US$	0.13	US$	0.13	US$	455,000
Proceeds to us, before expenses	US$	1.87	US$	1.8693	US$	6,544,003

(1) Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1% of the public offering price payable to the underwriter. See "Underwriting" for a description of compensation payable to the underwriter.

We have granted a 45-day option to the underwriter to purchase up to an additional 525,000 common shares and/or pre-funded warrants representing 15% of the common shares and pre-funded warrants initially offered hereby, solely to cover over-allotments, if any.

The underwriter expects to deliver the securities to the investors on or about August 18, 2025.

ThinkEquity

The date of this prospectus is August 15, 2025

EMOTION™

ELECTRIC POWERTRAIN TECHNOLOGY

ELECTRIC

Electric - 180 Hp

High-tech marine-designed motor, equipped with multisensor captors and independent cooling, providing the 180 horsepower.

Easy Charging Anywhere, Anytime

Onboard Charging System allows for quick and easy charging from any shore outlet, in or out of the water.

Built For Marine

A purpose marine designed powertrain unique in the industry with high quality standards.

180E

Electric High Voltage Marine Powertrain

VISION
MARINE TECHNOLOGIES

EMOTION™
ELECTRIC POWERTRAIN TECHNOLOGY
VISION
MARINE TECHNOLOGIES

RECORD ELECTRIC SPEED

116 MPH

VISION

116 MPH

NAUTICAL VENTURES

NAUTICAL VENTURES

FORT LAUDERDALE · NORTH PALM · PALM CITY · SARASOTA · PENSACOLA · HOLIDAY

WINNER OF THE YEAR

2024 BOATING INDUSTRY TOP 100 DEALERSHIP

You should rely only on the information contained in this prospectus, inclusive of the documents incorporated by reference herein, any amendment or supplement to this prospectus or any free writing prospectus prepared by, or on, our behalf. Neither we nor the underwriter have authorized any other person to provide you with different or additional information. Neither we nor the underwriter take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

Except as otherwise set forth in this prospectus, neither we nor the underwriter have taken any action to permit an offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, and “our business” refer to Vision Marine Technologies Inc. and its consolidated subsidiaries, and “common shares” refer to our “Voting Common Shares – Series Investor 1” common shares, with no par value. For more information related to our authorized share capital please see “Articles of Incorporation of Our Company”.

All per share amounts in this prospectus (except where otherwise indicated) account for (i) a 1:15 reverse stock split of our common shares that occurred on August 22, 2024, (ii) a 1:9 reverse stock split of our common shares that occurred on October 8, 2024 and (iii) a 1:10 reverse stock split of our common shares that occurred on March 31, 2025.

All amounts converted from or into US$ or $ in this prospectus have been converted using an exchange rate of $US1.00:$1.3491 (the high US$ to CAD exchange rate on August 30, 2024 as reported by the Bank of Canada) except (i) US$ and $ amounts included in our historical financial statements incorporated by reference (or amounts in the prospectus derived from such financial statements) and (ii) as otherwise stated herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

The United States Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Form 6-K/A filed with the SEC on August 14, 2025;

•	Form 6-K filed with the SEC on July 28, 2025;

•	Form 6-K/A filed with the SEC on July 23, 2025;

•	Form 6-K/A filed with the SEC on July 21, 2025;

•	Form 6-K filed with the SEC on July 11, 2025;

•	Form 6-K filed with the SEC on July 1, 2025;

•	Form 6-K filed with the SEC on June 23, 2025;

•	Form 6-K filed with the SEC on June 23, 2025;

•	Form 6-K filed with the SEC on June 12, 2025;

•	Form 6-K filed with the SEC on June 3, 2025;

•	Form 6-K filed with the SEC on May 20, 2025;

•	Form 6-K/A filed with the SEC on May 5, 2025;

•	Form 6-K filed with the SEC on April 8, 2025;

•	Form 6-K filed with the SEC on April 7, 2025;

•	Form 6-K filed with the SEC on March 28, 2025;

•	Form 6-K filed with the SEC on March 27, 2025;

•	Form 6-K filed with the SEC on February 12, 2025;

•	Form 6-K filed with the SEC on January 17, 2025;

•	Form 6-K filed with the SEC on January 13, 2025;

•	Form 6-K/A filed with the SEC on January 10, 2025;

•	Form 6-K filed with the SEC on January 6, 2025;

•	Our annual report on Form 20-F for the fiscal year ended August 31, 2024 filed with the SEC on December 20, 2024 and as amended by Form 20-F/A on April 15, 2025; and

•	Form 6-K filed with the SEC on December 2, 2024;

•	The description of our common shares contained in our registration statement on Form 8-A filed on November 20, 2020 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus. Although all per share amounts in this prospectus (except where otherwise indicated) account for (i) a 1:15 reverse stock split of our common shares that occurred on August 22, 2024, (ii) a 1:9 reverse stock split of our common shares that occurred on October 8, 2024 and (iii) a 1:10 reverse stock split of our common shares that occurred on March 31, 2025, the documents incorporated by reference into this prospectus that were filed before the respective reverse stock splits report all share amounts on a pre-split basis.

Except as otherwise indicated, all information in this prospectus assumes (i) no exercise of the representative’s warrants, (ii) any pre-funded warrants sold in this offering are immediately exercised without violating any beneficial ownership restrictions therein and (iii) no exercise of the over-allotment option.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.investors.visionmarinetechnologies.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Vision Marine Technologies Inc.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7, Canada

Telephone: 450-951-7009

Attention: Chief Executive Officer

PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read carefully the entire document or documents incorporated by reference in this prospectus, including our historical financial statements and related notes and the historical financial statements of Nautical Ventures and related notes incorporated by reference herein, to understand our business, the offered securities and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 27 as well as the risk factors described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended August 31, 2024 filed with the SEC on December 20, 2024 and as amended by Form 20-F/A on April 15, 2025.

All references to “$”, “C$”, or “dollars”, are expressed in Canadian dollars unless otherwise indicated.

Business Overview

Our operations are focused on providing goods and services related to the recreational boating market. Prior to June 2025, we focused exclusively on the design, development and manufacturing of electric outboard powertrain systems and electric power boats and the renting of electric boats. In June 2025, we acquired Nautical Ventures and with nine locations in Florida for the sale of boats, parts and accessories and the provision of related services. We set out below a description of these different operations.

Nautical Ventures’ Operations

In June 2025, we acquired Nautical Ventures which sell boats, parts and accessories and offers services related to recreational boating. Nautical Ventures has nine locations in Florida, consisting of five dealerships, a watersports showroom, a marina, a yacht tender service and a kayak rental. Taking into account the acquisition of Nautical Ventures, on a pro forma basis these operations accounted for approximately 97.5% and 99.4% of our revenue and 92.7% and 85.9% of our total assets for the year ended August 31, 2024 and the nine months ended May 31, 2025, respectively.

The bulk of Nautical Ventures revenues for its fiscal year ended December 31, 2024 and its three months ended March 31, 2025 (approximately 89% and 90%, respectively) was derived from the sale of boats from third-party manufacturers, the majority of which were manufactured by Axopar Boats Oy (“Axopar”). The remainder of Nautical Ventures revenues for those periods was primarily derived from the sale of boat parts and “water toys” (such as kayaks, stand-up paddleboards, and electric personal watercraft), the provision of services and dockage fees.

Boat Sales

Nautical Ventures is primarily focused on the sale of recreational boats including both those with internal combustion engines and with electric propulsion. Nautical Ventures sells boats through its dealerships in Ft. Lauderdale, Sarasota, Palm Beach, Tampa Bay and Pensacola, two of which locations are waterfront dealerships. We are proud that in February 2025, Boating Industry magazine listed Nautical Ventures as number one in its ranking of the top 100 U.S. dealerships.

Fort Lauderdale dealership

Nautical Ventures has translated its experience with sales, servicing the customer and knowledge of the region in which it operates into annual sales of near or over US$100 million in its past two fiscal years. Although it sells both new and used boats, the sale of new boats respectively accounted for approximately 79.7% and 81.9% of Nautical Ventures revenues in its 2024 fiscal year and the three months ended March 31, 2025, respectively. In particular, Nautical Ventures has had success in selling new models of boats manufactured by Axopar with such models accounting for approximately 51% of Nautical Ventures’ revenues in its 2024 fiscal year.

The sale of used boats accounted for approximately 6.7% and 8.5% of Nautical Ventures revenues in its 2024 fiscal and the three months ended March 31, 2025, respectively. We sell used versions of the new makes and models we offer and used boats of other makes and models generally taken as trade-ins. Our used boat sales depend on our ability to source a supply of high-quality used boats at attractive prices. We acquire a large portion of our used boat inventory through customer trade-ins.

We believe that Vision Marine’s experience with electric boats will enhance the ability of the network of dealerships provided by Nautical Ventures to sell electric boats. We envision the increased sale of electric boats by Nautical Ventures to include both boats manufactured by us as well as those manufactured by third parties.

Boat – Other

In addition to selling boats, Nautical Ventures provides services for boat owners as well as sells parts needed for the maintenance of boats owned by our customers. For example, in the year ended December 31, 2024 and the three months ended March 31, 2025 Nautical Ventures generated revenue of (i) US$3.3 million and US$0.6 million, respectively, from the sale of parts for boats (or approximately 3.4% and 2.7%, respectively, of all of Nautical Ventures revenues for those periods), (ii) US$2.4 million and US$0.5 million, respectively, from servicing boats (or approximately 2.5% and 2.2%, respectively, of all of Nautical Ventures revenues for those periods) and (iii) US$1.2 million and US$0.3 million, respectively, from dockage fees (or approximately 1.2% and 1.2%, respectively, of all of Nautical Ventures revenues for those periods).

We believe that we can expand revenue from products and services related to boats through the Nautical Ventures network. In particular, we are pursuing efforts to expand our electric integration services in Florida to combine various components, including the electric motor, battery system, charging system, and control systems, to create a functional and efficient electric propulsion system and to increase revenue derived from the provision of financing and warranty opportunities.

Other

Nautical Ventures derives revenues from other sources. For example, in the year ended December 31, 2024 and the three months ended March 31, 2025 Nautical Ventures generated revenue of US$1.4 million and US$0.3 million, respectively, from the sale of water toys, such as inflatable and rideable toys (or approximately 3.4% and 1.2%, respectively, of all of Nautical Ventures revenues for those periods). Nautical Ventures also derives revenues from other activities such as the rental of kayaks, paddleboards, and pontoons .

Our Legacy Electric Focused Operations

We design and manufacture electric outboard powertrain systems, power boats, and related technology and rent electric boats. Taking into account the acquisition of Nautical Ventures, on a pro forma basis these operations accounted for approximately 2.5% and 0.6% of our revenue and 8.3% and 18.2% of our total assets for the year ended August 31, 2024 and the nine months ended May 31, 2025, respectively.

Our legacy operations related to electric boats primarily focus on the development of our electric outboard powertrain system that we believe are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last three fiscal years, we manufactured 45, 46, and 58, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental Ltd. (“EBR”), an entity that rents electric boats at two marinas in California. In addition to generating revenues from the rental of our powerboats, EBR builds brand awareness and acts an open-water showroom for potential buyers. In April 2024, we sold our electric boat rental facility located in Newport Beach, California to Stratégies EB Inc., a related party, for $1,089,302. As of the date of this prospectus, we continue to own and operate our electric boat rental operations in Ventura, California and Palm Beach, Florida. In addition, we are currently in the process of opening a new electric boat rental facility in Dania Beach, Florida.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

•	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•	using appropriate components, including the battery;

•	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and;

•	developing an innovative controller, in particular, one that:

o	improves control over thermal overheating and thus protects the electric powertrain system;

o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;

o	detects possible operating problems (for example cavitation); and

o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 35 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system. In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains are controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

We have filed twelve patent applications with respect to our electric outboard powertrain system and plan on another twelve patent applications related to this innovation in the near future.

Specifications of our First Outboard Electric Powertrain

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	43 kW
Shaft Length	S - XL
Cooling	Water
Control	Can bus

Our Powerboats

We manufacture seven models of electric powerboats. Each model is available in different standard variations or may be customized according to a purchaser’s specifications. In our last three fiscal years, we manufactured 45, 46, and 58 boats, respectively, and in the nine months ended May 31, 2025, we manufactured an additional 11 boats.

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

Sales

We envision that if we are able to mass produce our electric powertrains, a significant of our revenue will be generated from the sale of our electric powertrains. In the three-months ended May 31, 2025, we made the first sale of our E-Motion™ Electric Powertrain System for $80,025. Although we have received non-binding letters of intent from OEMs for the purchase of such powertrains, such letters may may never result in any actual sales. The projected sales price for future sales of our electric outboard powertrain system will depend on the number of batteries used and where it is sold. For the European market, we anticipate that the systems with Neogy batteries will sell for US$60,000 for a one-battery system, US$85,000 for a two-battery system and US$115,000 for a three-battery system. For the U.S. market, we anticipate that the systems with Octillion batteries will sell for US$45,000 for a one-battery system, US$65,000 for a two-battery system and US$85,000 for a three-battery system.

On a pro-forma basis, we generated approximately 1.2% and 0.4% of our revenue from the sale of our electric boats for the year ended August 31, 2024 and the nine months ended May 31, 2025, respectively. We intend to use the network of Nautical Ventures dealerships that we acquired in June 2025 to promote the sale of our electric powerboats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats at one location in Newport Beach, California. In April 2023, we opened our second electric boat rental operation in Portside Ventura, California, and in December 2023, we opened our third electric boat rental operation in Palm Beach, Florida. In April 2024, we sold our electric boat rental operations located in Newport Beach, California, to Stratégies EB Inc. for $1,089,302. At the time of the sale, Stratégies EB Inc. was a related party because its controlling shareholder was a member of management of EB Rental, Ltd. prior to its sale. The sale of our rental operations in Newport Beach, California has significantly decreased the size of our rental operations. We are currently in the process of opening a new electric boat rental facility in Dania Beach, Florida.

The electric boat rental business currently has a fleet of approximately 8 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in our fleet has over 200 hours of sailing time, we offer the powerboat for sale to the public. In our 2024 fiscal year and in the nine months ended May 31, 2025, our rental business generated approximately $1,946,427 and $94,125 of revenue respectively.

Suppliers

The supplies that we require for the sale of products by Nautical Ventures, the design and manufacture of our electric powertrains and the manufacture of our boats differ. As a result, we set out below a brief description of each of those operations.

Nautical Ventures

Nautical Ventures sources its products through a strategic network of domestic and international manufacturers and distributors.

Key elements of the sourcing process include:

•	Direct Manufacturer Relationships: Nautical Ventures works directly with a wide range of industry-leading manufacturers and brands that enables competitive pricing, product consistency, and early access to new product lines;

•	Exclusive and Authorized Dealerships: Nautical Ventures holds exclusive or authorized dealership rights for several top-tier marine brands, ensuring access to genuine products and manufacturer support;

•	Global and Domestic Supply Chain: Products are sourced both internationally and domestically, depending on availability, product category, and logistics feasibility; and

•	Strategic Vendor Partnerships: Long-standing vendor relationships are maintained through performance reviews, regular negotiations, and mutual planning for inventory and promotional alignment.

Nautical Ventures relies on one manufacturer for a substantial portion of its revenues. In Nautical Ventures’ fiscal year ended December 31, 2024, the sale of boats from Axopar represented approximately 51% of its net revenues.

Electric Powertrains

The most significant parts and components we intend to use in manufacturing our electric powertrains are:

•	engines – we rely on two suppliers of engines, Danfoss and E-Propulsion;

•	lithium-ion batteries – we purchase 100% of our lithium-ion batteries from Neogy who in turn rely upon Samsung cells. We have an agreement with Octillion Power Systems to provide marine specific batteries to power the E-Motion™ powertrains;

•	inverter – we intend to source our inverters from Danfoss; and

•	smart navigation system – we intend to rely on our partnership with Nextfour to develop a multifunctional display to be integrated with our E-Motion™ powertrains.

Electric Boats

Although we manufacture all of our electric boats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. Some of these parts and components are manufactured to our specifications (such as hulls and motors) while others are bought “off the shelf” (such as batteries and canopies). We do not maintain long-term contracts with preferred suppliers but instead rely on informal arrangements and off-the-shelf purchases. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers.

The most significant parts and components used in manufacturing our boats are:

•	engines – we use one supplier of engines, E-Propulsion (for the Quietude, the Fantail 217 and the Volt 180) in addition to our use of our E-Motion™ for the Volt;

•	lithium-ion batteries – we source duplicate suppliers for our lithium-ion batteries, including Neogy and Octillion and believe that we could source batteries at a similar price from the market were these suppliers unable to meet our demand; and

•	hulls – we purchase all of our hulls from Manunor Inc.

General

We have not experienced any material shortages in any of our product parts or components. As a result of the COVID-19 pandemic and recent tariff uncertainty, some of our third-party suppliers experienced delays in delivering our product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand, or in finding persons able to deliver the parts and components in a timely manner.

As we do not produce any of the parts of components of the third-party boats that we sell, our electric powertrains or the electric powerboats that we manufacture, we do not materially use, or intend to use, any raw materials in their production. The manufacturers of the parts and components that we use, however, do use raw materials, including resins, fiberglass, hydrocarbon feedstocks, steel and various minerals, especially in the production of the engines and batteries that we use. We do not control how these third parties source the raw materials that they use, and we may suffer production delays if such third parties do not have access to all of the raw materials that they need or source conflict minerals in violation of applicable regulations.

Patents and Licenses

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we intend to rely on a combination of patent and design applications, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright laws, trademarks and other contractual rights to establish and protect our proprietary rights in our technology. We intend to file patent applications with respect to components of a powertrain that we are developing. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.

We have filed twelve patent applications with respect to our electric outboard powertrain system and plan on filing another twelve patent applications related to this innovation in the near future.

Trademarks

We filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”. We operate under the trade name “VISION MARINE TECHNOLOGIES”, but neither this name nor any of the names of the models of our boats are currently registered trademarks.

Nautical Ventures operates under the trade names “NAUTICAL VENTURES GROUP” and “AQUAZONE”, but none of these names are currently registered trademarks.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Competitive Advantages & Operational Strengths

The recreational boating industry is highly competitive. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. In addition to facing competition generally from recreation businesses seeking to attract consumers’ leisure time and discretionary spending dollars, the recreational boating industry itself is highly fragmented, resulting in intense competition for customers, quality products, boat show space, and suitable retail locations.

Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the sale of recreational boats, parts and accessories and related services as well as to the design, development, manufacturing, distribution, promotion, sale and support of their products. Many of our competitors have more extensive customer bases and broader customer and industry relationships, including with third-party manufacturers, than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Many dealerships offer a wider range of financing options on the boats they sell and also have the ability to market boats at a substantial discount, provided that the boats are financed through their affiliated financing company. We offer some forms of financing on our boats, but the lack of more financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

Nautical Ventures

Our operations run by Nautical Ventures compete primarily with single- and limited-location boat dealers and regional and national dealerships. With respect to sales of marine parts, accessories, and equipment, these operations compete with national specialty marine parts and accessories stores, online catalog retailers, sporting goods stores, and mass merchants. Competition among boat dealers is based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets we currently serve and in new markets that we may enter. We compete in each of our markets with retailers of brands of boats and engines we do not sell in that market. In addition, several of our competitors, especially those selling marine equipment and accessories, are large national or regional chains that have substantial financial, marketing and other resources. Private sales of used boats represent an additional source of competition. Due to various matters, including environmental concerns, permitting and zoning requirements, and competition for waterfront real estate, some markets in the United States face intense competition for suitable marina and storage availability.

We believe that the following factors will enable our Nautical Ventures operations to successfully compete:

•	Proven retail experience: Nautical Ventures team has demonstrated it has the ability generate revenue though the sale of products and services. In each of its past three fiscal years, it has generated net sales of over or almost US$100 million. The hiring and maintenance of a motivated salesforce and the training it receives separate us from our competitors, and

•	Product selection: We offer a competitive selection of brands and exclusive products in select markets to reach potential customers with different tastes and price points;

•	Reputation: We have developed a strong brand and recognition in the areas in which we operate through our years of operation. Customer satisfaction helps drive repeat business and customer referrals; and

•	Locations: We select the locations our dealerships and other operations because of their strategic high visibility geographic positioning.

Electric Powertrains

In the development and production of our electric powertrains, we face competition from manufacturers of:

i.	electric powertrain systems that sell to OEMs;

ii.	traditional fossil fuel-powered recreational powerboats in general; and

iii.	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

•	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which currently holds the speed record for a certified electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.

•	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range, results that are magnified when combined with our ultra-hydrodynamic hull designs.

•	product price: we have not priced our first powertrain system yet but intend to do so in a way that is competitive for its performance.

•	management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

Strategy

We are a vertically integrated marine company focused on delivering a superior on-water experience through innovative propulsion systems and a multi-brand retail strategy. Our operations span the design and industrialization of high-voltage electric powertrain systems, the development of electric boats, and the retail distribution of both electric and internal combustion engine (ICE) boats.

Following the acquisition of Nautical Ventures, a top-performing boat dealership network with nine locations across Florida, we have significantly expanded our access to retail customers. Through Nautical Ventures, we now offer a wide portfolio of leading recreational boat brands and models, giving us the ability to meet a broad spectrum of consumer demand, from entry-level boats to high-performance vessels. This footprint not only enables direct-to-consumer sales but also allows us to embed electric models within an established sales pipeline traditionally centered on ICE products, accelerating mainstream adoption of our electric offerings.

We also continue to sell electric boats directly to commercial fleet operators and boat rental businesses, which serve as high-visibility testbeds for our propulsion technology. These installations contribute to brand awareness, generate recurring fleet sales, and allow new consumers to experience electric boating firsthand.

Nautical Ventures further provides an immediate, scalable service infrastructure. Several locations are equipped or will be upgraded to support electric boat service bays, giving Vision Marine the ability to offer after-sale support for our E-Motion™ propulsion systems and electric boat fleet. This creates a full-cycle ownership experience for electric boat customers, from purchase to service, and enhances our value proposition in the retail environment.

At the same time, we continue to make our marine-specific electric propulsion systems available to boat manufacturers through direct engagement. Our E-Motion™ powertrains are engineered for seamless integration by OEMs, allowing them to electrify existing platforms while maintaining design and performance standards. We market these systems through trade shows, prototype demonstrations, and targeted outreach to selected manufacturers.

We believe that combining a controlled retail network with a technology integration strategy positions us to scale efficiently, maintain visibility over the customer journey, and foster broader market adoption of electric propulsion. We will continue to invest in research and development, operational efficiency, and our service infrastructure to meet the growing demand across both recreational and commercial marine segments.

Manufacturing

We produce our electric recreational powerboats and related components at our 15,000 square foot assembly warehouse in Quebec and use Linamar as our production partner for our E-Motion powertrains. In our last three fiscal years ended August 31, 2024, 2023 and 2022, we manufactured 45, 46, and 58 powerboats, respectively. We run one assembly line and have a production capacity that allows us to produce up to seven boats a week depending on the type of boats and the specifications of each order.

Marketing

Vision Marine – Electric Propulsion Marketing Strategy

OEM-Focused Promotion

Vision Marine markets its E-Motion™ high-voltage electric propulsion systems through a targeted B2B strategy. This includes participation in major industry trade shows, private demonstrations, and direct engagement with OEM engineering and procurement teams. The system has already been integrated onto a wide range of recreational boats, including pontoons, center consoles, bowriders (runabouts), catamarans, and double console boats. These real-world integrations enable Vision Marine to present validated performance data and practical use cases to potential partners.

Consumer Access Through Nautical Ventures

With the acquisition of Nautical Ventures, Vision Marine now benefits from direct-to-consumer access. Existing manufacturer production agreements and OEM partnerships allow certain models to be offered with either internal combustion or E-Motion™ electric propulsion. This integrated distribution channel enhances Vision Marine’s ability to introduce electric alternatives to end users at the point of sale, supported by on-site education and product comparison opportunities.

Rental and Demonstration Platforms

Vision Marine’s rental and fleet operations act as high-frequency demonstration environments. These programs expose thousands of boaters annually to electric propulsion firsthand and generate qualified leads across both retail and commercial fleet segments. This consumer exposure supports awareness, education, and conversion while reinforcing product reliability.

Forward Strategy and Growth Outlook

Looking ahead, Vision Marine intends to accelerate electric propulsion adoption by focusing on four key marketing priorities: (1) expanding OEM integration through facilitated retail and technical access, (2) enhancing consumer education at the point of sale and during use, (3) driving revenue through dedicated electric propulsion installation services, and (4) becoming the reference in electric marine servicing to build long-term consumer confidence in aftermarket support. These initiatives are designed to strengthen Vision Marine’s leadership position in high-voltage marine electrification, support the broader ecosystem of E-Motion™ deployments, and enable scalable, recurring value across both OEM and retail channels.

Nautical Ventures – Multi-Brand Retail Marketing Strategy

Retail Network and Physical Activation

Nautical Ventures is an award-winning dealership network with nine locations across Florida—the highest-volume recreational boating market in the United States. The company operates waterfront showrooms and a managed marina in high-traffic areas and holds exclusive regional rights for several boat brands. This infrastructure enables in-person marketing through demos, events, and showroom-based activations.

Digital Marketing and Lead Generation

In addition to physical locations, Nautical Ventures manages centralized digital campaigns, including paid search advertising, SEO, social media, and email outreach. These digital initiatives are designed to drive traffic, capture leads, and support the full customer journey—from initial inquiry to sale.

Marine Accessories and Water Toys

Nautical Ventures also markets a wide range of marine accessories and recreational watercraft, including kayaks, paddleboards, inflatables, tenders, and other water toys. These product categories enhance customer engagement and create cross-selling opportunities that reinforce Nautical Ventures’ position as a full-service marine retailer.

Boat Shows and Seasonal Marketing

The dealership maintains a strong presence at major U.S. and international boat shows, providing exposure for both ICE and electric product offerings. Seasonal campaigns are also tailored to Florida’s unique boating calendar, optimizing regional timing for sales activity.

Forward Strategy: Financing, Services, and Recurring Revenue

Strategic Focus on Value-Added Services

Following the acquisition of Nautical Ventures, Vision Marine intends to expand its consumer offering to include enhanced financing, insurance, and after-sale service programs. While these initiatives are not yet fully operational, the existing infrastructure positions the combined entity to develop recurring revenue streams over time. Plans include the introduction of extended warranties, service subscriptions, and electric propulsion maintenance plans, which will be marketed through both digital and in-store channels.

Together, Vision Marine and Nautical Ventures represent a vertically integrated marine platform with the potential to drive growth across both propulsion and retail channels, while enabling future expansion into services and consumer financing.

Sales and Service Model

We operate a multi-channel sales and service structure across three distinct product categories: (1) high-voltage E-Motion™ electric powertrain systems, (2) internal combustion engine (ICE) boats distributed through Nautical Ventures, and (3) low-horsepower electric boats sold directly or through dealers. Our approach is designed to ensure tailored customer support and scalable service capabilities across both recreational and commercial marine applications.

1. E-Motion™ Powertrain Systems

We commercialize our proprietary high-voltage electric outboard powertrain systems through three avenues:

•	OEM Integrations: If we sell to boat manufacturers (OEMs), the powertrain will be integrated into their platforms and distributed through their own dealer networks. In these cases, the OEM will be responsible for end-customer service. Vision Marine will provide training, documentation, and ongoing technical support to enable OEM service teams to be equipped to maintain and troubleshoot our systems.

•	Third-Party Integrations with Dealer Distribution: For customers purchasing boats from a third-party manufacturer or dealer who integrates our E-Motion™ system, Vision Marine offers after-sale service through designated Nautical Ventures service bays. These installations are being equipped and staffed to handle electric propulsion diagnostics, maintenance, and upgrades, providing localized service coverage for integrated units.

•	Direct-to-Consumer Sales: In cases where customers select an E-Motion™ system to be installed on a new boat at the point of purchase—either through our network or by working with boat builders—Vision Marine facilitates installation and ongoing support. Service is delivered through Nautical Ventures locations or participating marina partners trained to support our systems, ensuring coverage for consumers who choose our technology independently of an OEM agreement.

2. Internal Combustion Engine (ICE) Boats

We sell a wide portfolio of ICE-powered recreational boats through Nautical Ventures’ nine Florida-based retail locations. These boats are supported through the Nautical Ventures service departments, which are certified to perform warranty and routine maintenance as per each manufacturer's program. Our teams coordinate with manufacturers to promote high standards of post-sale support and customer care.

3. Low-Horsepower Electric Boats

Vision Marine also produces and sells a line of low-voltage electric boats, including tenders and compact cruisers, marketed through both the Vision Marine website and Nautical Ventures locations. These boats are supported either directly by our technical team in Quebec or through our dealership service centers, depending on location and warranty terms.

This structured, multi-tiered service model enables Vision Marine to meet the diverse needs of our customer base, while leveraging our growing footprint to ensure technical coverage, training, and long-term customer satisfaction across electric and ICE segments.

Government Regulation

Our operations are subject to extensive and frequently changing federal, state, provincial, local and foreign laws and regulations, including those concerning product safety, environmental protection and occupational health and safety. We believe that our operations and products are in compliance with these regulatory requirements. Historically, the cost of achieving and maintaining compliance with applicable laws and regulations has not been material. However, future costs and expenses required for us to comply with such laws and regulations, including any new or modified regulatory requirements, or an inability to address newly discovered environmental conditions could have a material adverse effect on our business, financial condition, operating results, or cash flows.

Research and Development

We invest significant sums on research and development expenses to improve the products that we manufacture. For example, in the year ended August 31, 2024 and the nine-months ended May 31, 2025, we respectively spent $2,739,022 and $1,782,507 (approximately 17.3% and 21.7% of our operating expenses in those respective periods) on research and development. The majority of this research and development expense was incurred on the development and fine tuning of our E-Motion™ electric powertrain technology.

Seasonality

Our current operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including:

•	seasonal variations in retail demand for boats, with a significant majority of sales occurring during peak boating season;

•	product mix, which is driven by boat model mix and higher option order rates; while sales of all our boats generate comparable margins, sales of larger boats and boats with optional content produce higher absolute profits;

•	inclement weather, which can affect production at our manufacturing facilities as well as consumer demand, particularly for rentals;

•	competition from other recreational boat retailers and manufacturers; and

•	general economic conditions.

If we are able to sell our electric powertrains to OEMS, we do not envision that such sales will be seasonal. As building a boat is a time-consuming process, we expect that OEMs will build their boats and increase their inventory even in those seasons where sales are generally lower in preparation for the seasons of higher sales.

Legal Proceedings

Apart from the matters below, we are not involved in, or aware of, any material legal or administrative proceedings contemplated or threatened by any governmental authority or any other party.

•	In May 2025, we entered into a settlement agreement with third-parties stemming from the issuance of Series A Convertible Preferred Shares which had complex and ambiguous conversion features. As part of such settlement agreement, we are to issue 250,000 common shares, subject to court approval. If court approval is not granted, our settlement agreement will terminate;

•	In October 2024, a fire at our marina that began while employees were servicing a boat injured five employees, one fatally. In connection with this accident,

(i)	the estate of the deceased employee filed a lawsuit seeking discovery. This matter was voluntarily dismissed without prejudice on May 2, 2025. We filed a motion to dismiss the initial claim, which was granted;

(ii)	we have been named as a defendant in a suit seeking recovery for damages and lost income from the owner of a trailer damaged in the accident; and

(iii)	we are negotiating with the Occupational Safety and Health Administration for the settlement of claims concerning alleged workplace safety violations

As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

Employees

As of August 5, 2025, we employed a total of 154 people full-time. All of our employees were employed at our principal executive offices in Boisbriand, Québec, Newport, California and our locations in Florida. None of our employees are covered by a collective bargaining agreement.

The breakdown of full-time employees by main category of activity is as follows:

Number of
Employees
Activity	Full-Time
Administration	29
Operations (Production, logistics and maintenance)	24
Sales and marketing	42
Servicing	59

Property, Plant and Equipment

We operate in various locations in Florida, Quebec and California. We believe that each of these locations provides sufficient space for the operations that are planned to occur therein over the next twelve months. The following is a brief description of those properties and our ongoing obligations in connection with such properties:

Boisbriand, Quebec – Headquarters and Manufacturing Space

Our manufacturing and office space is located in Boisbriand, Quebec, just outside of Montreal. This space is located in three adjacent units each under a separate lease with a related party. For details related to that transaction, please see “Related-Party Transactions”.

The first lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on July 31, 2025. The second lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on July 31, 2025. The third lease is for approximately 13,000 square feet, has a monthly rent of approximately $12,000 and expires on July 31, 2025. Each of these leases is with an entity controlled by our Chief Executive Officer, and we believe that we will be able to continue each of these leases after August 1, 2025.

Ft. Lauderdale, Florida – Dealership

We operate our largest dealership in Ft. Lauderdale, Florida from two contiguous lots. The primary property serves as our main dealership showroom and sales office, featuring extensive indoor and outdoor display areas for our inventory. This facility comprises approximately 10,000 square feet in addition to a second lot of 0.46 acres of land with a 2,882 square foot building. The aggregate monthly lease payment is approximately US$100,000 and terminates on May 31, 2030.

We may purchase these properties pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgages on the properties that mature in February 2032.

Ft. Lauderdale, Florida – Marina and Service Center

We lease a marina and location for additional inventory storage and service operations. This facility includes a 10-acre marina, 110 wet slips, service bays, paint tents, a 50-ton travel lift, a 32,000 lb. forklift, and office space. The current monthly lease payment is approximately US$40,000 and terminates on August 31, 2026.

Palm Beach, Florida – Waterfront Dealership

We operate a waterfront dealership in Palm Beach, Florida consisting of approximately 0.75 acres of land and a 6,000 square foot building. The current monthly lease payment is approximately US$30,000 and terminates on May 31, 2026.

A third party has entered into an agreement to purchase this property. If title to this property is not conveyed to such third party by September 30, 2025, we may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in January 2046.

Tampa Bay, Florida – Dealership

We operate a dealership in Tampa Bay, Florida including approximately 3.1 acres of land, an 8,550 square foot showroom, and a 2,280 square foot covered area. The current monthly lease payment is approximately US$25,000 and terminates on May 31, 2030.

We may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in December 2031.

Pensacola, Florida – Waterfront Dealership

We operate a leased waterfront dealership in Pensacola, Florida. The lease commenced March 1, 2025, for a one-year term with four one-year renewal options. The monthly rent is $3,250, with annual increases of 5%.

Sarasota, Florida – Dealership

We operate a dealership in Sarasota, Florida indirectly. The original lease term ended October 31, 2024, and has been renewed for an additional five-year period with a minimum rent of US$4,000 per month. The property includes a 1,464 square foot building on less than one acre of land and is used for boat sales and display, as well as service operations.

North Palm Beach, Florida – Watersports Showroom

We operate a watersports showroom in North Palm Beach, Florida consisting of approximately 1.46 acres (including submerged land) and a 26,258 square foot building. The current monthly lease payment is approximately US$42,000 and terminates on May 31, 2026.

A third party has entered into an agreement to purchase this property. If title to this property is not conveyed to such third party by September 30, 2025, we may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in December 2031.

Palm City, Florida – Yacht Tender Service

We operate a yacht tender service property in Palm City, Florida. The property consists of 0.13 acres of land and a 6,360 square foot warehouse. The current monthly lease payment is approximately US$9,000 and terminates on May 31, 2030.

We may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in July 2032.

Riviera Beach, Florida – Kayak Rentals

We operate a kiosk providing kayak rentals in Riviera Beach, Florida which is licensed from the City of Riviera Beach, Community Redevelopment Agency under a license agreement with Seven Kings Management, Inc. The current license term runs from December 1, 2024, to November 30, 2025, with a monthly license fee of $1,250 plus applicable sales tax. The agreement is subject to annual renewal.

Ventura, California – Electric Boat Rentals

We lease a kiosk and two slips for our rental business at the Ventura Portside Marina in Ventura, California. In exchange for use of the space and common areas in the facility, we pay a monthly rent of approximately US$2,500. The lease expires on March 31, 2027.

Ft. Lauderdale, Florida – Water Sports Warehouse

We lease a warehouse in Lauderdale, Florida consisting of approximately 5,157 square feet. The lease commenced July 1, 2024, for a three-year term with one two-year renewal option. The monthly base rent is $11,500 for the first two years, increasing to $11,845 thereafter.

On October 1, 2021, we entered into a lease agreement with the developers of Waves at Dania Beach, Florida to rent office space as well as slip space for twenty-five electric boats, for monthly rent of approximately US$10,000, which lease expires on October 1, 2027. Monthly rent is payable upon the completion of the Dania Beach, Florida development, which as of the date of this prospectus is anticipated to be completed by December 2025.

Summary of Significant Risk Factors

An investment in the offered securities involves a high degree of risk. We set forth a summary of certain of those risks. For a more detailed discussion, see “Risk Factors” beginning on page 27. If any of the factors below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Risks Related to Our Business

General Risks

•	There is limited public information on our operating history.

•	We currently have a net loss, and if we are unable to achieve and grow a net income in the future our ability to grow our business as planned will be adversely affected.

•	To carry out our proposed business plan, we will require a significant amount of capital.

•	Terms of subsequent financings may adversely impact your investment.

•	Expected benefits from business acquisitions may not materialize due to integration challenges

•	Demand in the boat industry is highly volatile.

•	Unfavorable weather conditions may have a material adverse effect on our business, financial condition, and results of operations, especially during the peak boating season.

•	Interest rate increases could adversely affect sales.

•	Inflation could adversely affect our financial results.

•	We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

•	We are subject to numerous regulations, including environmental, health and safety laws, and any breach of such laws may have a material adverse effect on our business and operating results.

•	Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.

•	Global economic conditions could materially adversely impact demand for our products and services.

•	We are vulnerable to supply chain risks.

•	Our financial statements have been prepared on a going concern basis and our financial status creates a substantial doubt whether we will continue as a going concern.

•	If we are unable to maintain compliance with Nasdaq’s continued listing requirements, Nasdaq may choose to delist our securities from its exchange or may subject us to additional restrictions, which may adversely affect the liquidity and trading price of our securities.

•	In an effort to maintain compliance with the Minimum Bid Price Requirement, we recently enacted a third reverse stock split. We may need to enact additional reverse stock splits to maintain compliance if we fail to meet the Minimum Bid Price Requirement in the future.

•	Previously issued complex hybrid convertible securities may be subject to multiple interpretations which may leave us open to possible claims and litigation from the holders of such securities.

•	We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

Risks Related to Nautical Ventures

•	Our success will depend, in part, upon our continued access to financing for inventory.

•	Our business model entails carrying substantial amounts of debt.

•	Our success depends to a significant extent on the well-being, as well as the continued popularity and reputation for quality of the boating products of our manufacturers. The failure to obtain a high quality and desirable mix of competitively priced products that our customers demand could have a material adverse effect on our business, financial condition, and results of operations.

•	We rely on one manufacturer for a substantial portion of our sales

•	We face intense competition.

•	Timing of sales and failure to adequately anticipate consumer preference and demand may have an adverse impact on our business.

•	Our sales volume and profit margin on each sale may be materially and adversely affected if manufacturers discontinue or change their incentive programs.

•	We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

•	We envision generating significant revenue from the sale of parts and accessories and the provision of services to customers related to boats but will be less likely to do so if we do not sell boats to those customers.

•	We have the option to acquire additional properties, and if the contingent conditions to do so do not occur, we may be prevented from acquiring such properties.

•	We have significant relationships with various third-party warranty insurers and administrators. These third-parties are the obligor of service warranty policies sold to our customers. Additionally, we have agreements in place that allow for future income based on the claims experience on policies sold to our customers.

•	Changes to trade policies, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

•	We are vulnerable to geographic risk.

•	The availability of boat insurance is critical to our success.

Risks Related to our Electric Operations

•	Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.

•	Our future growth depends upon consumers’ willingness to purchase electric powerboats.

•	Our future growth depends upon consumers’ preference for outboard motors.

•	We rely on a limited number of suppliers for key components of our finished products.

•	Revenues from our electric boat rental business may be affected by a variety of factors that are outside of our control.

•	The range of electric powerboats on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.

•	Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.

•	We intend to rely on a third-party for the manufacture of what we envision will become our principal product.

•	If we are unable to meet our production and development goals, we may need to change our business plans for our E-Motion powertrains or the timeline in which we expect to carry them out.

•	If our suppliers sell us parts or components containing conflict minerals, we may be required at significant expense to find suppliers that do not use conflict minerals.

•	Our business may be adversely affected by labor and union activities.

•	Our ability to meet our manufacturing workforce needs is crucial to our results of operations and future sales and profitability.

•	Our intellectual property is not fully protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

•	Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

•	Any patent applications that we file may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products

•	We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Risks Related to our Common Shares and this Offering

•	The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

•	Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

•	FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

•	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

•	As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

•	We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

•	If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in the offered securities would be subject to certain adverse U.S. federal income tax consequences.

Offering Summary

This prospectus relates to the offer and sale on a firm-commitment basis of up (i) 2,075,000 common shares at an offering price of US$2.00 per common share and (ii) 1,425,000 pre-funded warrants at an offering price of US$1.9993 per pre-funded warrant, which is the per common share offering price less the pre-funded warrant exercise price of C$0.001 (using the assumed exchange rate of US$1.00:C$1.3806, the US$ to CAD exchange rate on August 14, 2025 as reported by the Bank of Canada).

Common Shares Offered by us:	This prospectus relates to the firm commitment offering of 2,075,000 common shares at an offering price of US$2.00 per common share and 1,425,000 pre-funded warrants at an offering price of US$1.9993 per pre-funded warrant. For further information about the securities offered herein, see “Description of Securities We Are Offering”.

Shares Outstanding Prior to the Offering:	1,157,137 common shares.

Shares Outstanding After the Offering:	4,657,137 common shares (or 5,182,137 common shares assuming the underwriter exercises the over-allotment option), which includes shares underlying any pre-funded warrants sold in this offering.

Pre-Funded Warrants Offered by Us:

1,425,000 pre-funded warrants. We are offering to each purchaser of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering the opportunity to purchase pre-funded warrants in lieu of common shares. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each pre-funded warrant will be equal to the price per common share, minus C$0.001, and the remaining exercise price of each pre-funded warrant will equal C$0.001 per common share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full.

For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis.

Over-allotment option

We have granted a 45-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional 525,000 common shares and/or pre-funded warrants, representing 15% of the common shares and pre-funded warrants sold in the offering.

The over-allotment option purchase price to be paid per additional common share by the underwriter shall be equal to the public offering price of one common share less the underwriting discount. The over-allotment option purchase price to be paid per additional pre-funded warrant by the underwriter shall be equal to the public offering price of one common share less the underwriting discount and C$0.001.

Use of Proceeds:

We estimate that we will receive net proceeds of approximately US$6,228,629 (or US$7,199,879 assuming the full exercise of the underwriter’s overallotment option) from this offering, after deducting estimated underwriter’s fees, reimbursement of underwriter expenses, and estimated offering expenses payable by us.

We intend primarily to use the net proceeds from this offering for general corporate purposes and working capital, including for inventory management and servicing our floorplan lines of credit, general and administrative expenses and prosecuting patent applications relating to our E-Motion™ electric powertrain technology. We may also use a portion of the net proceeds from this offering for acquisitions or strategic investments in complementary businesses or technologies, however as of the date of this prospectus, no acquisition targets have been identified.

Trading:	Our common shares are currently quoted on the Nasdaq Capital Market under the symbol “VMAR”. Our pre-funded warrants are not traded on any public market or quotation system, and we do not intend to apply for our pre-funded warrants to be traded on any such market or system

Lock-up	Each of our executive officers and directors has agreed, subject to certain exceptions set forth in the lock-up agreements, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares for the three month period following the date of the offering, without the underwriter’s prior written consent. In addition, subject to certain exceptions, the company has agreed not to engage in various transactions involving its common shares or related securities, including sales, offerings, registrations, or economic transfers, without the underwriter’s prior written consent for sixty (60) days after the offering, and additionally, not to conduct any “at-the-market” or variable rate equity transactions for six months post-offering.

Risk Factors:	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Shares outstanding prior to and after the offering is based on 1,157,137 common shares outstanding as of  August 5, 2025, and excludes:

•	2,360 common shares issuable upon the exercise of outstanding options outstanding as of August 5, 2025 with a weighted average exercise price (“WAEP”) of US$885.51;

•	common shares underlying the Underwriter’s Warrants to be issued to the Underwriter in connection with this registered offering;

•	265,184 common shares issuable upon exercise of warrants outstanding as of August 5, 2025, with a WAEP of US$35.87;

•	48 common shares exercisable upon the exercise of outstanding pre-funded warrants

•	250,000 common shares outstanding upon the court approval of a settlement agreement entered into in May 2025;

•

up to 463,821 common shares that may be issued upon the conversion of US$4,000,000 in convertible notes that were issued pursuant to the Equity Purchase Agreement, at a conversion price of $8.624 per share;

•	up to 255,102 common shares that may be issued if we exercise all of the Real Property Options; and

•

up to 463,821 common shares that may be issued upon the conversion of up to US$4,000,000 in convertible notes that may be issued if we exercise all of the Real Property Options and dependent on the outcome of certain claims against Nautical Ventures, at a conversion price of $8.624 per share.

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of the representative’s warrants;

•	any pre-funded warrants sold in this offering are immediately exercised without violating any beneficial ownership restrictions therein; and

•	no exercise of the over-allotment option.

Recent Developments

Acquisition of Nautical Ventures

On June 20, 2025, we entered into an Equity Purchase Agreement (together with the ancillary agreements described therein, the “Agreement”) to acquire Nautical Ventures Group Inc. (“Nautical Ventures”), a Florida-based recreational boat dealership, marina, and service provider, and other entities. The acquisition of Nautical Ventures (the “Acquisition”) pursuant to the Agreement occurred on June 20, 2025. Nautical Ventures operates several high-volume retail locations across Florida, including two flagship waterfront showrooms, providing Vision Marine with direct access to one of the most concentrated and active recreational boating markets in the world. The network of dealerships offers a wide portfolio of prestigious marine brands including Axopar, Beneteau, Brabus, Edgewater, Flite, Highfield, Hobie, Mercury, NorthStar, Seabob, Smokercraft, Suzuki, Tohatsu, Wellcraft, and Yamaha, serving a diverse customer base from high-performance boaters to luxury yacht owners and international resort fleets.

Pursuant to the Agreement, we acquired all of the issued and outstanding equity of Nautical Ventures in exchange for:

(i)	the payment of US$2.3 million to settle certain indebtedness and outstanding tax liabilities of Nautical Ventures;

(ii)	the issuance of a convertible note (the “Initial Convertible Note”) in a principal amount of US$4,000,000. The Initial Convertible Note has a term of twenty-four months, bears interest at the rate of 6% per year (12% in the event of a default) and is convertible into common shares at a conversion price of US$8.624 per share. We are required to make a minimum monthly payment of US$20,000 of interest and principal on the Initial Convertible Note; and

(iii)	an agreement to issue a convertible note for up to US$2,000,000 on terms substantially identical to the Initial Convertible Note depending on the outcome of certain claims against Nautical Ventures.

Pursuant to the Agreement, we may obtain all of the outstanding membership interests of Moore Marine Ventures LLC (“Marine Ventures”), a Florida limited liability company controlled by Roger Moore, and/or the properties indirectly owned by Marine Ventures (the “Real Property Options”). Mr. Moore was the chairman and chief economic officer of Nautical Ventures and a party to the Agreement that owned 93% of the equity interest of Nautical Ventures at the time of the Agreement, and following the Agreement he became our Chief Revenue Officer. Marine Ventures owns several subsidiaries that own a total of six properties leased by Nautical Ventures in the operation of its business. The consideration to be paid in exchange for the acquisition of Marine Ventures and/or the properties that it indirectly owns depends on how many of the six properties indirectly owned by Marine Ventures that we opt to purchase. If we elect to purchase Marine Ventures and/or all of the six properties that it indirectly owns, we will

(i)	deliver evidence of payment of indebtedness of Marine Ventures and/or its subsidiaries;

(ii)	issue a convertible note (the “Subsequent Convertible Note”) in a principal amount of US$2,000,000. The Subsequent Convertible Note would have a term of thirty-six months, bear interest at the rate of 6% per year (12% in the event of a default) and would be convertible into common shares at a conversion price of US$8.624 per share. Upon issuance of such Subsequent Convertible Note, we would be required to make a minimum monthly payment of US$10,000 of interest and principal on the Subsequent Convertible Note; and

(iii)	issue up to 255,102 of our common shares (the “Equity Consideration”).

Additionally, all of the six properties are currently mortgaged, and if we acquire the properties the mortgage will need to be repaid prior to our acquisition (which will require additional financing) or we will need to be assigned the mortgages, something the mortgage holders have so far proven unwilling to consider.

The Initial Convertible Note was placed into escrow with us and the Equity Consideration will be placed into escrow with us to secure potential purchase price adjustments under the Agreement under which we may reduce the Initial Convertible Note and the Equity Consideration including (i) as based on a calculation of the difference between Nautical Venture’s estimates of its indebtedness, net working capital and transaction expenses and the actual amounts of each as determined within 120 days from closing, with the net working capital target which is set at $6,000,000 (ii) for certain indemnifications resulting from liabilities under the Equity Purchase Agreement (not to exceed US$3,000,000).

In connection with the Acquisition, we invested US$1,690,210.61 in Nautical Ventures to fund operating expenses.

An additional closing condition of the Acquisition was that Nautical Ventures enter into a new employment agreement with Roger Moore. Pursuant to the new employment agreement, Mr. Moore will serve as the Chief Revenue Officer of Nautical Ventures in exchange for a salary of US$350,000 per year and eligibility for a discretionary bonus.

Summary Financial Data

The summary financial information set forth below has been derived from:

•	our unaudited consolidated financial statements and the notes thereto for the nine months ended May 31, 2025 included in our current report on Form 6-K filed on July 11, 2025;

•	our audited consolidated financial statements for the fiscal years ended August 31, 2024 and 2023 included in our annual report on Form 20-F filed with the SEC on December 20, 2024 and as amended by Form 20-F/A on April 15, 2025;

•	Nautical Ventures’ unaudited consolidated financial statements and the notes thereto for the three months ended March 31, 2025 included in our current report on Form 6-K filed on July 1, 2025;

•	Nautical Ventures’ audited consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 included in our current report on Form 6-K filed on July 1, 2025;

•	the unaudited pro-forma financial statements as of, and for the nine months ended May 31, 2025 included in our current report on Form 6-K/A filed on July 23, 2025;and

•	the unaudited pro-forma financial statements as of, and for the year ended, August 31, 2024, attached hereto at pages F-1 to F-4.

(which are incorporated by reference into this prospectus). You should read the following summary financial data together with such historical financial statements and the notes thereto.

Summary Financial Data of Vision Marine Technologies Inc.

Consolidated Statement of Comprehensive Loss

	Nine Months Ended May 31,	For the Fiscal Year Ended August 31,
	2025	2024	2023	2022
	Unaudited
Revenue	$533,246	$3,794,345	$5,651,502	$7,350,946
Gross profit (loss)	$(23,206)	$1,497,438	$1,536,426	$3,285,565
Net loss	$(12,344,937)	$(14,060,620)	$(20,877,186)	$(13,111,785)
Basic and diluted loss per share	$(20.27)	$(1,534.83)	$(3,000.46)	$(2,118.22)

Consolidated Statements of Financial Position

As of May 31, 2025
Unaudited
Current Assets	$21,712,350
Total Assets	$24,500,322
Current Liabilities	$5,529,740
Total Liabilities	$7,613,634
Total Shareholders’ Equity	$16,886,688

Summary Financial Data of Nautical Ventures Group Inc.

Consolidated Statement of Comprehensive Income (Loss)

	Three Months Ended March 31,		For the Fiscal Year Ended December 31,
	2025		2024		2023
	Unaudited
Revenue	US$	22,228,700	US$	97,291,543	US$	104,788,069
Gross profit	US$	3,456,116	US$	20,521,294	US$	29,740,957
Net income (loss)	US$	(2,369,334)	US$	(7,315,074)	US$	4,878,992
Basic and diluted earnings (loss) per share	US$	(0.11)	US$	(0.34)	US$	0.15

Consolidated Statements of Financial Position

	As of March 31, 2025
	Unaudited
Current Assets	US$	70,534,130
Total Assets	US$	90,607,476
Current Liabilities	US$	63,747,814
Total Liabilities	US$	83,673,334
Total Shareholders’ Equity	US$	6,934,142

Pro Forma Summary Financial Data

Consolidated Statement of Comprehensive Loss

	For the nine-month period ended May 31, 2025	For the fiscal year ended August 31, 2024
	Unaudited	Unaudited
Revenue	$93,430,338	$153,460,524
Gross profit	$16,346,617	$35,463,386
Net loss	$(14,905,804)	$(10,159,281)
Basic and diluted loss per share	$(24.48)	$(1,108.97)

Consolidated Statements of Financial Position

As of May 31, 2025
Unaudited
Current Assets	$117,265,846
Total Assets	$134,394,699
Current Liabilities	$88,977,746
Total Liabilities	$108,576,238
Total Shareholders’ Equity	$25,818,461

RISK FACTORS

An investment in the offered securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, and those described under the section titled “Risk Factors” in the documents incorporated by reference herein, including those discussed in our Annual Report, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC, before you decide to purchase any offered securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of the offered securities. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Business and Industry

General Risks

There is limited public information on our operating history.

Our limited public operating history makes evaluating our business and prospects difficult. Although we were formed in 2012, we did not provide public reports on the results of operations until our 2020 fiscal year. We only have six years of audited financial statements.

Additionally, we recently acquired Nautical Ventures Group Inc (“Nautical Ventures”) and its subsidiaries, a business whose assets and revenues account for the vast majority of our assets and revenues as of August 31, 2024 on a pro-forma basis. You have less available public information regarding Nautical Ventures than for our company. Audited financial statements for Nautical Ventures have only been publicly filed as of, and for the years ended, December 31, 2024 and 2023 and unaudited financials as of, and for the three months ended, March 31, 2025.

We currently have a net loss, and if we are unable to achieve and grow a net income in the future our ability to grow our business as planned will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing, and general and administrative expenses to rapidly develop and expand our business. We had a net loss of $12,344,937 for the nine-month period ended May 31, 2025 as compared to a net loss of $10,407,997 for the same period last year. Although our net loss on a pro forma basis as of August 31, 2024 was $13,022,289 as opposed to a historical net loss of $14,316,083 for our Company, the operations of Nautical Ventures in future periods may increase our net loss. We may never achieve net income or if we do it may fail to grow or even decline in certain circumstances, many of which are beyond our control. Our revenues might not ever significantly exceed our expenses and may even be lower than our expenses. It may take us longer to obtain net income than we anticipate, if at all, or we may only do so at a much lower rate than we anticipate. Failure to obtain net income may mean that we will have to curtail our planned growth in operations or resort to financings to fund such growth in the future.

To carry out our proposed business plan, we will require a significant amount of capital.

If current cash, cash equivalents and revenue from our business are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of debt or equity securities, in either private placements or additional registered offerings. We require substantial access to capital for operations. For example, of the US$91.2 million in the total liabilities of Nautical Ventures as of December 31, 2024, US$56.1 million consisted of notes payable related to floor plan financing for the purchase of inventory. If we are unsuccessful in raising enough funds through such capital-raising efforts, we may review other financing possibilities such as bank loans and floor financing plans. Financing might not be available to us or, if available, only on terms that are not favorable or acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, sell non-essential assets or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred share financings in the future. During the nine-month period ended May 31, 2025, we issued 911,234 common shares and 45,000 pre-funded warrants (or approximately 82.6% of our outstanding common shares as of July 11, 2025) through various financings for net proceeds of approximately $27.1 million, and we anticipate additional financings in the future. As a result, your rights and the value of your investment in our securities could be reduced. Interest on debt securities or floor plan financings could increase costs and negatively impact operating results. Preferred shares could be issued in one or more series from time to time with such designation, rights, preferences, and limitations as determined by the Board. The terms of preferred shares could be more advantageous to those investors than to the holders of common shares. In addition, if we need to raise more equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment in our common shares.

Expected benefits from business acquisitions may not materialize due to integration challenges

On June 20, 2025, we acquired 100% of the equity of Nautical Ventures, a Florida-based recreational boat dealership, marina, and service provider. The success of a business acquisition depends on the integration of the acquired business through such tasks as the realization of synergies, elimination of cost duplication, information systems integration, and establishment of controls and procedures. The inability to adequately integrate an acquired business in a timely manner might result in lost business opportunities, higher than expected integration costs and departures of key personnel, all of which could have a negative impact on potential future earnings.

Demand in the boat industry is highly volatile.

Fluctuations in demand for recreational boats, parts and accessories may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we compete have been subject to considerable volatility in demand in recent periods. Recreational boats and related items are non-essential items, and demand for them depends to a large extent on general, economic and social conditions in a given market. Historically, sales of recreational boats decrease during economic downturns. We have fewer financial resources than more established boat retailers and manufacturers to withstand adverse changes in the market and disruptions in demand.

Unfavorable weather conditions may have a material adverse effect on our business, financial condition, and results of operations, especially during the peak boating season.

Adverse weather conditions in any year, in any particular geographic region, may adversely affect sales and rentals in that particular geographic region, especially during the peak boating season in such particular geographic region. Sales and rentals of our products are generally stronger just before and during spring and summer, which represent the peak boating months in most of our markets, and favorable weather during these months generally has a positive effect on consumer demand for our products. Conversely, uncomfortable weather, excessive rainfall, reduced rainfall levels, or drought conditions during these periods may close area boating locations or render boating dangerous or inconvenient, thereby generally reducing consumer demand for our products. Our annual results would be materially and adversely affected if our net sales and rentals were to fall below expected seasonal levels during these periods. We may also experience more pronounced seasonal fluctuation in net sales and rentals in the future as we continue to expand our businesses. Additionally, to the extent that unfavorable weather conditions are exacerbated by global climate change or otherwise, our sales and rentals may be affected to a greater degree than we have previously experienced.

Interest rate increases could adversely affect sales.

Many of the purchasers of boats sold by Nautical Ventures finance those purchases through loans. If interest rates rise, the cost of boat purchases for consumers relying on a financing plan will also rise. Changes by the U.S. Federal Reserve to raise its benchmark interest rate would likely significantly increase higher long-term interest rates, which could negatively impact, our customers’ willingness or desire to take out loans to purchase our products.

Inflation could adversely affect our financial results.

The market prices of certain materials and components used by us and our suppliers in manufacturing our products can be volatile. Significant increases in inflation, particularly those related to wages and increases in the cost of raw materials, may have an adverse impact on the business, financial condition, and results of operations of us or our suppliers, and our suppliers may in turn pass such increases along to us by raising the cost of our inventories. In addition, new boat buyers often finance their purchases. Inflation, along with a rise in interest rates, could translate into an increased cost of boat ownership. If inflation continues to occur and if the Federal Reserve fails to cut interest rates further or raises interest rates again, prospective consumers may choose to forego or delay their purchases or buy a less expensive boat in the event credit is not available to finance their boat purchases.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of Alexandre Mongeon, our Chief Executive Officer, Daniel Rathe, our Chief Technical Officer, Raffi Sossoyan, our Chief Financial Officer, and Roger Moore, our Chief Revenue Officer. A number of these key employees and consultants have significant experience in the recreational boating, manufacturing and electric vehicle industries. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty locating, or may not be able to locate and hire a suitable replacement. We have not obtained any “key person” insurance on certain key personnel.

We are subject to numerous regulations, including environmental, health and safety laws, and any breach of such laws may have a material adverse effect on our business and operating results.

We are subject to numerous regulations including those related to environmental, health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the marketing, selling, financing and servicing of boats as well as the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These regulations also apply to any contamination that our boats or powertrains cause in the lakes and rivers in which they operate. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements could have a material adverse effect on our company and its operating results.

Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.

We are engaged in a business that exposes us to claims of product liability and warranty claims in the event our products or the products that we sell actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in property damage, personal injury or death. Our products and the products that we sell involve kinetic energy, produce physical motion and are to be used on the water, factors which increase the likelihood of injury or death. Our electric boats and powertrains contain Lithium-ion batteries, which have been known to catch fire or vent smoke and flame, and chemicals which are known to be, or could later be proved to be, toxic carcinogenic. Likewise, the internal combustion engines in several of the boats we sell operate on highly flammable fuel. Any personal injury or wrongful death claim could, even if not justified, prove expensive to contest.

We do not provide warranties for the boats we sell but instead rely upon the warranties provided by the third-party manufacturers from whom we purchase the boats. Although we maintain product and general liability insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all such potential claims. We may experience legal claims in excess of our insurance coverage or claims that are not covered by insurance, either of which could adversely affect our business, financial condition and results of operations. Adverse determination of material product liability and warranty claims made against us could have a material adverse effect on our financial condition and harm our reputation. In addition, if any of our products, components in our products or products that we sell are, or are alleged to be, defective, we may be required to participate in a recall of that product or component if the defect or alleged defect relates to safety. Any such recall and other claims could be costly to us and require substantial management attention.

We face potential liability from workplace accidents.

We are engaged in a business that exposes us to claims of workplace liability as our employees are exposed to moving mechanical parts, chemicals used in manufacturing, heavy equipment and combustible fuels, among other conditions that could lead to personal injury. For example. we face legal uncertainty in connection with an October 2024 fire that started at our marina while employees were servicing a boat. This fire injured five employees, one fatally. In connection with this accident, (i) the estate of the deceased employee began legal proceedings against us (we filed a motion to dismiss the initial claim, which was granted), (ii) we have been named as a defendant in a suit seeking recovery for damages and lost income from the owner of a trailer damaged in the accident; and (iii) we are negotiating with the Occupational Safety and Health Administration for the settlement of claims concerning alleged workplace safety violations. Any damages that we are ordered to pay as a result of these claims or any other claims that may arise from our workplace environment (or that we opt to pay in a settlement) could materially affect our results of operations.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including growing inflationary concerns and tariff uncertainty, resulting in a significant reduction in many major market indices. Uncertainty about global economic conditions could result in:

•	customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services; and

•	third-party suppliers being unable to produce parts and components for our products in the same quantity or on the same timeline or being unable to deliver such parts and components as quickly as before or subject to price fluctuations, which could have a material adverse effect on our production or the cost of such production; and

accordingly, on our business, results of operations or financial condition. Access to public financing and credit can be negatively affected by the effect of these events on Canadian, U.S. and global credit markets. The health of the global financing and credit markets may affect our ability to obtain equity or debt financing in the future and the terms at which financing or credit is available to us. These instances of volatility and market turmoil could adversely affect our operations and the trading price of our common shares.

Our business may be materially affected by future pandemics.

Potential future pandemics may disrupt our business and operational plans. These disruptions may include disruptions resulting from (i) shortages of employees, (ii) unavailability of contractors and subcontractors, (iii) interruption of, or price fluctuations in, supplies from third parties upon which we rely, (iv) restrictions that governments impose to address the pandemic, and (v) restrictions that we and our contractors and subcontractors impose to ensure the safety of employees and others. Any such pandemic may adversely affect our ability to produce goods or purchase goods from third parties as well as consumer demand for such goods.

We are vulnerable to supply chain risks.

We rely upon efficient and predictable supply chains for both the development of our e-Motion powertrain as well as the delivery of boats, parts and accessories from third-party manufacturers. Delays in supply chains could adversely impact our production as well as the delivery of inventory for sale, which in turn could adversely affect our revenues. Such supply chain disruptions could be rapid and unexpected and could arise from wars and other geopolitical conflicts, tariff disputes, future pandemics, natural disasters and other unforeseen events that could prevent the timely production of raw materials and goods that we or our manufacturers need and/or the timely delivery of such raw materials and goods.

Fluctuations in currency exchange rates may significantly impact our results of operations.

Our reporting currency is the Canadian dollar. Our operations are conducted in the United States and Canada, but almost all of our revenues for our 2024 fiscal year on a pro forma basis occurred in the United States. Additionally, almost all of our currently outstanding debt obligations are denominated in U.S. dollars. As a result, we are exposed to an exchange rate risk between the U.S. and Canadian dollars. The exchange rates between these currencies in recent years have fluctuated significantly and may continue to do so in the future. In our fiscal 2024, the monthly average exchange rate as published by the Bank of Canada ranged from a high of US1.3717: $1.00 to a low of US$1.3425: $1.00, while, in the nine-month period ended May 31, 2025, the monthly average exchange rate as published by the Bank of Canada ranged from a high of US1.4359: $1.00 to a low of US$1.3546: $1.00. An appreciation of the Canadian dollar against the U.S. dollar could decrease our revenues when reported in Canadian dollars. Conversely, the depreciation of the Canadian dollar against the U.S. dollar would increase the cost of such goods and services.

We do not hedge our currency exposure and, therefore, we incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the Canadian dollar. Given the volatility of exchange rates, we might not be able to effectively manage our currency transaction risks, and volatility in currency exchange rates might have a material adverse effect on our business, financial condition or results of operations.

If we experience material weaknesses or otherwise fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common shares.

As a result of the year-end assessment process for the year ended August 31, 2024, we identified that we did not maintain effective processes and controls over the accounting for and reporting of complex and non-routine transactions due to a material weakness. Specifically, we determined that there was a lack of sufficient accounting and finance personnel to enable appropriate level of internal controls within the financial statement close process, including performing in-depth analysis and review of complex accounting matters and non-routine transactions within the timeframes set by us for filing our consolidated financial statements. Because of this deficiency, we concluded there was a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis at August 31, 2024. As at May 31, 2025, we are working on remediating the identified material weakness.

If we fail to identify or remediate any current or future material weaknesses in our internal controls over financial reporting, we are unable to conclude that our internal controls over financial reporting are effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could be negatively affected. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Our financial statements have been prepared on a going concern basis and our financial status creates a substantial doubt whether we will continue as a going concern.

Our financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations depend upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurance that we will be successful in completing an equity or debt financing or in achieving or maintaining profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should we be unable to continue as a going concern.

If we are unable to maintain compliance with Nasdaq’s continued listing requirements, Nasdaq may choose to delist our securities from its exchange or may subject us to additional restrictions, which may adversely affect the liquidity and trading price of our securities.

Our securities are currently listed on Nasdaq Capital Market maintained by The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq sets out certain standards that companies quoted on the Nasdaq Capital Market must continue to meet to remain on the Nasdaq Capital Market. In the past, we have received notices from Nasdaq that we failed to comply with some of those standards including that the closing bid price of our common shares no longer complied with the minimum bid price requirement of US$1.00 per share (the “Minimum Bid Price Requirement”).

Although we took steps to regain compliance with the Minimum Bid Requirement by enacting two reverse stock splits that had the practical effect of a 1:135 reverse stock split and satisfied a Nasdaq Hearing Panel of the same, Nasdaq imposed a Discretionary Panel Monitor, in application of Listing Rule 5815(d)(4)(A), for a period of one year to ensure that we maintain long-term compliance with all of the Nasdaq’s continued listing requirements. Should we fail to maintain compliance with any continued listing requirement, Nasdaq may notify us if such non-compliance and promptly schedule a new hearing with the Nasdaq Hearing Panel. If we further violate Nasdaq’s continued listing requirement, we could be delisted. A delisting would likely have a negative effect on the liquidity and market price of our common shares and may impair your ability to sell or purchase our common shares when you wish to do so.

If Nasdaq delists our common shares from trading on its exchange and we are not able to list our common shares on another national securities exchange, our common shares may be quoted on an over-the-counter market. However, if this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a determination that our common shares are a “penny stock”, which will require brokers trading in such common shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common shares;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

As a result, an investor would likely find it more difficult to trade, or to obtain accurate price quotations for, our securities if our securities are de-listed from Nasdaq. Delisting would likely also reduce the visibility, liquidity and value of our securities, including as a result of reduced institutional investor interest in our company, and may increase the volatility of our securities.

In an effort to maintain compliance with the Minimum Bid Price Requirement, we recently enacted a third reverse stock split. We may need to enact additional reverse stock splits to maintain compliance if we fail to meet the Minimum Bid Price Requirement in the future.

As mentioned above, we enacted a 1-for-15 reverse stock split of our Voting Common Shares on August 22, 2024, and a reverse stock split of 1-for-9 of our Voting Common Shares on October 8, 2024, in an effort to regain compliance with Nasdaq’s minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5450(a)(1) which requires listed securities to maintain a minimum bid price of US$1.00 per share (the “Minimum Bid Price Requirement”). To maintain compliance, the closing bid price of our common shares cannot be less US$1.00 per share for 30 consecutive days, otherwise we would be subject to an automatic Nasdaq Hearing Panel which could result in a delisting from the Nasdaq Capital Market. In an effort to maintain compliance with the Minimum Bid Price Requirement, we enacted a third reverse stock split on a 1-for-10 basis on March 31, 2025. The cumulative effect of the three reverse stock splits was 1-for-1,350. While this action was sufficient to ensure that we maintain a minimum bid price for our common shares above US$1.00, there are no assurances that we will maintain such compliance in the future. If we have to enact a fourth reverse stock split to maintain compliance in the future, we may not be able to do so as the Nasdaq may object to such a fourth reverse stock split or we may not have sufficient room for a reverse stock split given other listing requirements such as the minimum number of common shares required to be in circulation and held by the public. Even if we enacted a fourth reverse stock split, the public markets could view any such future reverse stock split negatively, and the per share price of our common shares could be adversely affected.

Previously issued complex hybrid convertible securities may be subject to multiple interpretations which may leave us open to possible claims and litigation from the holders of such securities.

In the 2024 fiscal year, we issued Series A and B Convertible Preferred Shares which have complex and ambiguous conversion features. Such features may be subject to multiple interpretations. As a result, we may make interpretations that differ from those of the holders of such securities, leaving us open to possible claims and litigation from the holders of such securities. On March 6, 2025, a suit was filed against us in the New York state courts alleging that, in December 2024, we improperly converted certain Series A Convertible Preferred Shares held by the plaintiffs. The suit claims that the floor for the conversion price of the Series A Convertible Preferred Shares should not have been adjusted from US$0.30 to US$40.50 as a result of the cumulative 1:135 reverse stock splits that were enacted in 2024, but rather that such floor should have remained at US$0.30. Consequently, the plaintiffs claim that the conversion price for the Series A Convertible Preferred Shares should have been US$1.23 instead of the US$40.50 at which they were converted. The plaintiffs in this litigation are seeking approximately 101,600 of our Voting Common Shares as well as liquidated damages on the date of their filing of approximately US$2 million. While we vigorously disagreed with this assertion, we reached a settlement agreement with the plaintiffs to issue a total of 250,000 of our Voting Common Shares, which is subject to court approval under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”). If court approval is not granted, our settlement will terminate. While we were prepared to defend ourselves in this matter, there were no assurances that we would ultimately prove our position in court or that other holders of our preferred shares will not pursue similar claims.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of Quebec and the majority of our directors and executive officers reside outside the United States.

We are constituted under the laws of the Business Corporations Act (Quebec) (the “Business Corporation Act”), and our executive offices are located outside of the United States in Boisbriand, Quebec. Our officers and the majority of our directors reside outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in Quebec corporations may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually based on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, our next determination will be made based on information as of February 28, 2026. Although we have concluded that we will continue to be a foreign private issuer in our fiscal year starting September 1, 2025, we may lose our foreign private issuer status for the fiscal year starting September 1, 2026 as a result of our acquisition of Nautical Ventures.

If we cease to be a foreign private issuer, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we cease to be a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices required of U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges (including the Nasdaq Capital Market) that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

Risks Related to Nautical Ventures

In June 2025, we expanded our business through the acquisition of Nautical Ventures, a business that consists of nine dealerships that sell boats, boat parts and accessories. The following risks, which are in addition to other risks set out herein, are more specifically related to those operations.

Our success will depend, in part, upon our continued access to financing for inventory.

Our dealership business requires a large inventory to satisfy potential customers with different tastes and price points. We require adequate financing to purchase such inventory. This financing is generally in the form of floor plan financing provided by banks or other lending institutions or from manufacturers of boats and other items that we sell. Of the US$91.2 million in the total liabilities of Nautical Ventures as of December 31, 2024, US$56.1 million consisted of notes payable related to floor plan financing. Access to floor plan financing generally facilitates our ability to increase our inventory. The availability and terms of floor plan financing depends upon:

•	our ability to access certain capital markets and to fund operations in a cost-effective manner;

•	the performance of our overall credit portfolios;

•	the willingness of manufacturers to accept the risks associated with lending to us; and

•	our overall creditworthiness.

If floor plan financing were not available to us, our sales and our working capital levels could be adversely affected as we would likely have less models available for sale in our inventory and would likely make less sales.

Our business model entails carrying substantial amounts of debt.

Our subsidiary Nautical Ventures is highly leveraged. The model for Nautical Ventures’ dealership business entails incurring a substantial amount of debt for both the purchase of inventory through floor plan financing (for example, as of December 31, 2024, Nautical Ventures had US$56.1 million of notes payable related to floor plan financing) and mortgages on certain of the properties on which we have dealerships (for example, as of December 31, 2024, Nautical Ventures had mortgages with principal amounts outstanding of approximately US$15.2 million). Failure to properly service this debt could cause us to sell assets at less than their market value, refinance these debts on unfavorable terms or issue debt and/or equity securities on unfavorable terms. If we were to default on any of this debt, we could incur severe penalties, be prevented from incurring any additional debt, default on unrelated debt, have repayment of outstanding debt accelerated and/or lose any assets (such as inventory or real property) secured by such debt or by court order. Although Nautical Ventures has entered into forbearance agreements with its floor plan lenders, such agreements only provide short-term relief from enforcement actions and the protection they offer is limited to the duration of the forbearance period. Once the forbearance period expires, we could be subject to the enforcement actions described above if were to default on any of the floor plan loan arrangements.

Our success depends to a significant extent on the well-being, as well as the continued popularity and reputation for quality of the boating products of our manufacturers. The failure to obtain a high quality and desirable mix of competitively priced products that our customers demand could have a material adverse effect on our business, financial condition, and results of operations.

We depend on our manufacturers to provide us with products that compare favorably with competing products in terms of quality, performance, safety, and advanced features, including the latest advances in propulsion and navigation systems. Any adverse change in the production efficiency, product development efforts, technological advancement, expansion of manufacturing footprint, supply chain and third-party suppliers, marketplace acceptance, marketing capabilities, ability to secure adequate access to capital, and financial condition of our manufacturers could have a substantial adverse impact on our business. Any difficulties encountered by any of our manufacturers resulting from economic, financial, supply chain, or other factors could adversely affect the quality and amount of products that they are able to supply to us and the services and support they provide to us.

Any interruption or discontinuance of the operations of the manufacturers that we purchase from could cause us to experience shortfalls, disruptions or delays with respect to needed inventory. An alternate sources to any manufacturer experiencing such difficulties may not be available at the time of any interruption, and alternative products may not be available at comparable quality and price.

We rely on one manufacturer for a substantial portion of our sales

Nautical Ventures relies on one manufacturer for a substantial portion of its revenues. In Nautical Ventures’ fiscal year ended December 31, 2024, the sale of boats from Axopar represented approximately 51% of its net revenues. If our relationships with this manufacturer deteriorated, if it were to experience financial hardship or if it were to cease operations, the price at which we purchase these boats could increase or we might not be able to purchase them at all. Additionally, Axopar manufactures the majority of its boats in Poland. If the current U.S. administration were to impose new tariffs on goods manufactured in Poland (as is currently proposed), the cost to us of these boats could significantly increase. As a result of these factors, our margins could decrease or we may lose sales as a result of an increase in the price at which we sell these goods.

We face intense competition.

We operate in a highly competitive environment. In addition to facing competition generally from recreation businesses seeking to attract consumers’ leisure time and discretionary spending dollars, the recreational boat industry itself is highly fragmented, resulting in intense competition for customers, quality products, boat show space, and suitable retail locations. We rely to a certain extent on boat shows to generate sales.

We compete primarily with boat dealers and, with respect to sales of marine parts, accessories, and equipment, with national specialty marine parts and accessories stores, online catalog retailers, sporting goods stores, and mass merchants. Competition among boat dealers is based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets we currently serve and in new markets that we may enter. We compete in each of our markets with retailers of brands of boats and engines we do not sell in that market. In addition, several of our competitors, especially those selling marine equipment and accessories, are large national or regional chains that have substantial financial, marketing and other resources. Private sales of used boats represent an additional source of competition.

Due to various matters, including environmental concerns, permitting and zoning requirements, and competition for waterfront real estate, some markets in the United States have experienced an increased waiting list for marina and storage availability. Marine retail activity could be adversely affected in markets that do not have sufficient marine and storage availability to satisfy demand.

Timing of sales and failure to adequately anticipate consumer preference and demand may have an adverse impact on our business.

Forecasting optimal inventory levels is difficult to predict based on, among other things, changes in economic conditions, consumer preferences, delivery of new models from manufacturers, and timing of sales. Failure to adequately anticipate consumer demand and preferences could negatively impact our inventory management strategies, inventory carrying costs, and our operating margins.

Our sales volume and profit margin on each sale may be materially and adversely affected if manufacturers discontinue or change their incentive programs.

We depend on manufacturers of boats, parts and accessories for certain sales incentives, warranties and other programs that are intended to promote and support new sales. Manufacturers routinely modify their incentive programs in response to changing market conditions. Some of the key incentive programs include:

•	customer rebates or below market financing on new boats;

•	dealer incentives on new boats; and

•	warranties on new and used boats.

A reduction or discontinuation of a manufacturer’s incentive programs may materially and adversely affect our profitability.

We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

Manufacturers typically allocate their boats among dealerships based on the sales history of each dealership. Supplies of popular new boats may be limited by the applicable manufacturer’s production capabilities. Popular new boats that are in limited supply typically produce the highest profit margins. We depend on manufacturers to provide us with a desirable mix of popular new boats. Our operating results may be materially adversely affected if we do not obtain a sufficient supply of these boats.

We envision generating significant revenue from the sale of parts and accessories and the provision of services to customers related to boats but will be less likely to do so if we do not sell boats to those customers.

We believe that we can generate a substantial portion of our revenues from our Nautical Ventures locations from the provision of maintenance required to keep a boat operational, safe, and efficient, integration of electronic, mechanical, and software components onto a boat, providing financing services, and selling warranties, parts and accessories. Although we will try to sell these services and products to anyone needing them, it will be easier to sell such services and products to persons who have already purchased a boat from us and as a result have a re-existing relationship. Consequently, any decrease in the number of boats that we are able to sell will likely result in a decrease in the sale of these related services.

We have the option to acquire additional properties, and if the contingent conditions to do so do not occur, we may be prevented from acquiring such properties.

We entered into an Equity Purchase Agreement in June 2025 to acquire Nautical Ventures and its subsidiaries. Initially, we had intended to acquire six pieces of real property that Nautical Ventures owned and from which it operated its business in the transaction, but instead we acquired the option to purchase these properties. We negotiated for the acquisition of the option to purchase those properties instead of purchasing them outright because the mortgage lender on those properties refused to extend the existing mortgages on those properties beyond the closing of the transaction because the ultimate shareholder of Nautical Ventures would be a non-U.S. entity post-closing. Therefore, we now have the option to purchase those properties if we are able to obtain an alternative source of financing. If we are unable to obtain such financing, we might never exercise our option to acquire these properties. If that were to occur, instead of owning the land on which we conduct our operations, we would lease it and be subject to the risks involved in being a lessee.

We have significant relationships with various third-party warranty insurers and administrators. These third-parties are the obligor of service warranty policies sold to our customers. Additionally, we have agreements in place that allow for future income based on the claims experience on policies sold to our customers.

We sell service warranty policies to our customers issued by various third-party obligors. We receive additional fee income if actual claims are less than the amounts reserved for anticipated claims and the costs of administration and administrator profit.

A decline in the financial health of any third-party insurer could jeopardize the claims reserves held by the administrator and prevent us from collecting the experience payments anticipated to be earned in future years. While the amount we receive varies annually, the loss of this income could negatively impact our business, results of operations, financial condition and cash flows. Further, the inability of an insurer to honor service warranty claims would likely result in reputational risk to us and might result in claims to cover any default by the insurer.

Changes to trade policies, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

Although the products that we manufacture are manufactured in Canada, in our last fiscal year, approximately 94% of our sales and rentals occurred in the United States, a percentage that could increase as our operations expand. Changes in laws and policies governing foreign trade could adversely affect our business. The current U.S. administration has recently implemented tariffs on various countries and products to levels not seen in over 50 years and has imposed and threatened to impose new tariffs on goods manufactured in Canada (like our boats and proposed mass manufacturing of our powertrains). There is uncertainty as to whether the tariffs imposed by the current U.S. administration are permanent, will be increased as a result of retaliatory measures or will be increased unilaterally. Such policy changes and the uncertainty surrounding them may place greater restrictions and economic disincentives on international trade and may have the potential to adversely impact the global and local economies, our industry and global demand for our products and, as a result, could have a material adverse effect on our business, financial condition and results of operations. Specifically, such tariffs could increase the cost of our products to U.S. consumers and increase the cost of our rental boat operations in the United States.

Additionally, approximately 51% of the boats sold by Nautical Ventures in its 2024 fiscal year were manufactured by Axopar. Axopar manufactures the majority of its boats in Poland. If the current U.S. administration were to impose new tariffs on goods manufactured in Poland (as is currently proposed), the cost to us of these boats could significantly increase. This could have a material adverse affect on our expenses as well as the price at which we sell such boats and the number of such boats sold.

We are vulnerable to geographic risk.

In June 2025, we acquired a network of dealerships through our acquisition of Nautical Ventures. Of our approximately $153 million in pro forma revenue for the year ended August 31, 2024, approximately $150 million was generated by Nautical Ventures. All of Nautical Ventures nine physical locations are located in the State of Florida. If Florida were to suffer natural disasters, such as hurricanes, tropical storms, fire or floods, if Florida were otherwise exposed to a regional downturn in its economic condition, or if our competitors in Florida became more successful, our sales and revenues could be materially reduced. Unless we expand our network of dealerships outside of Florida, our geographic risk is concentrated in a regional area instead of being spread nationally or even globally.

The availability of boat insurance is critical to our success.

The ability of our customers to secure reasonably affordable boat insurance that is satisfactory to lenders that finance our customers’ purchases is critical to our success. Any difficulty of customers to obtain affordable boat insurance could impede boat sales and adversely affect our business.

Risks Related to our Electric Operations

Prior to June 2025, we exclusively focused our operations on the development and manufacture of our proprietary e-Motion Powertrain, the manufacture of a limited number of electric boats and the rental of electric boats. Although we have expanded our business through the acquisition of Nautical Ventures, we intend to continuing pursuing these operations, especially those related to our e-Motion Powertrain. The following risks, which are in addition to other risks set out herein, are more specifically related to those operations.

Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.

We have concentrated the majority of our research and development efforts on developing electric powertrain systems that we intend to rent and sell to Original Equipment Manufacturers (“OEM”) of boats. We expect the electric powertrain systems to represent a significant portion of our revenue in our coming accounting periods. We do not know if OEMs will find our product candidate to be an attractive component in their boats or if they will find the price of our electric powertrains to be acceptable. We do not currently have any significant customers for our electric powertrains. Even if we do develop such relationships with OEMs, we might not be able to maintain them or grow them as anticipated. At the time of our initial public offering, we had expected to begin the commercialization of our electric powertrains in 2020 but were not able to meet that preferred timeline, and we may not meet our new timelines. If we are not successful in commercializing our product or if sales of our electric powertrain are less than we estimate, our business may not grow as expected.

Our future growth depends upon consumers’ willingness to purchase electric powerboats.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, electric powerboats. Without such growth, sales of our electric powertrain, if any, and our electric boats may not grow at the rate that we anticipate, if such sales grow at all. If the market for electric powerboats does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. Despite the long history of electric powerboats, the market for them is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new electric powerboat announcements and changing consumer demands and behaviors. Powerboats with conventional gas-powered motors may be deemed preferable to electric powerboats as they tend to be more powerful, have a longer range and/or cost less. Other factors that may influence the adoption of electric powerboats include:

•	the decline of an electric powerboats range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric powerboats as a practical solution to powerboats which require gasoline;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric powerboats;

•	the environmental consciousness of consumers;

•	the availability of tax and other governmental incentives to manufacture electric powerboats; and

•	increased costs related to tariffs and possible inflation.

Any of the factors described above may cause current or potential customers not to purchase our electric powerboat, which would materially adversely affect our business, operating results, financial condition and prospects.

Our future growth depends upon consumers’ preference for outboard motors.

We envision the majority of our growth deriving from the sale of our electric powertrain for an outboard motor. If consumer preferences lead to a decline in outboard motors, the OEMs we intend to sell our electric powertrain to may produce less electric boats, and we may not be able to sell as many electric powertrains as we anticipate, if we sell any at all. We may not be able to adapt the technology behind this powertrain for inboard motors or may only be able to do so in a way that is not cost effective.

We rely on a limited number of suppliers for key components of our finished products.

Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. Likewise, we purchase parts for the assembly of our powertrains rather than manufacture the individual components. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers.

As we purchase our components and parts through purchase orders and informal arrangements rather than long-term purchase agreements, we have not contractually secured a supply chain for these components and parts. Some of our third-party suppliers may experience delays in delivering parts and components for our products. If we experience delays in receiving our supplies from these third-parties, if they significantly increase the cost of these components or if they cease offering us these components, we may have to find new suppliers, which might not be possible on a timely basis, or cease production of the products in which the components are included.

Revenues from our electric boat rental business may be affected by a variety of factors that are outside of our control.

Revenues from our electric boat rental business represented 51% of our total revenues in our fiscal year 2024 and only 18% of our total revenue for the nine-month period ended May 31, 2025. Future revenues from our electric boat rental business may be affected by the sale in April 2024 of our electric boat rental operations located in Newport Beach. If revenues from our electric boat rental business decrease significantly, it may cease to be profitable or our revenues may not be as large as we currently project, which may have a negative impact on the book value of the goodwill associated with the boat rental operations.

The range of electric powerboats on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.

The range of electric powerboats on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their powerboat as well as the frequency with which they charge the battery can result in additional deterioration of the battery’s ability to hold a charge. During the lifetime of the lead acid batteries in powerboats, 500 to 1,000 recharge cycles are possible, and our lithium battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and 8 years, which will result in a decrease to the boat’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase an electric boat, which may harm our ability to market and sell our boats. Likewise, if such reasoning deters potential customers from purchasing boats made by OEMs that use our electric powertrains, they may order fewer electric powertrains from us, if they ever order any at all.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric powerboats, which could result in the loss of competitiveness of our boats, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric powerboat technology, we may lose our competitive position in the industry.

We may be unable to keep up with changes in electric powerboats technology, particularly developments with powertrains. As a result, we may lose our competitive position in the industry. Any failure to keep up with advances in electric powerboat technology could result in a loss of our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric powerboat technology. As technologies change, we plan to upgrade or adapt our electric powertrain. We would additionally upgrade our boats and introduce new models to take advantage of these changes. However, our technology and boats may not compete effectively with alternative technology or powerboats if we are not able to source and integrate the latest technology. For example, we do not manufacture lead or lithium battery cells, and as a result, we are dependent on suppliers of battery cell technology for our battery packs.

We intend to rely on a third-party for the manufacture of what we envision will become our principal product.

If we are able to commercialize our E-Motion™ electric powertrain system, we intend to use a third-party to mass produce our powertrains. In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada. If the current U.S. administration implements its threatened significant tariffs on all or select imports from Canada, OEMs located in the United States might not find the post-tariff cost of our powertrains produced at this facility to be sufficiently competitive. Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. If Linamar Corporation is unable to satisfactorily manufacture our E-Motion™ powertrains, we will be forced to find a new third-party manufacturer or to produce such powertrains inhouse (with our current facilities we believe that we are limited to producing 300 electric powertrains per year in addition to producing 150 boats per year). Any such change in manufacturers could lead to a delay in our ability to deliver on purchase orders or the loss of such purchase orders, which in turn could adversely affect our revenue or the timing of our revenue.

If we are unable to meet our production and development goals, we may need to change our business plans for our E-Motion powertrains or the timeline in which we expect to carry them out.

Our ability to carry out our business plans for the commercialization of our powertrains depends upon meeting our production and development goals. Delays or failures in meeting these goals could require us to reassess our business plans and the timeline that it will take us to implement those plans. In the past, we have not always met our production and development goals. For example, we expected to manufacture approximately 50 powerboats, and begin commercialization of our electric powertrains in calendar 2023, and we did not meet these goals. If any such delays or failures were to cause a material change to our proposed business plans, such change could result in materially adverse changes in our projected revenues or expenses and could jeopardize the viability of our E-Motion powertrains.

If our suppliers sell us parts or components containing conflict minerals, we may be required at significant expense to find suppliers that do not use conflict minerals.

In 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requiring the Securities and Exchange Commission (“SEC”) to issue rules specifically relating to the use of “Conflict Minerals” within manufactured products. Conflict Minerals are currently defined by U.S. Law as tin, tantalum, tungsten and gold (also known as “3TG”) and related derivatives. Within a year of becoming a public company, the SEC rules require any SEC registrant whose commercial products contain any 3TG (“3TG Product”) to determine whether the 3TG in the 3TG Product originated from the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “DRC Region”) and, if so, whether the 3TG is “conflict free”. “3TG Conflict Free” means that the supply chain is transparent and the 3TG in 3TG Products does not directly or indirectly benefit armed groups responsible for serious human rights abuses in the DRC Region. By enacting this provision, Congress intends to further the humanitarian goal of ending the extremely violent conflict in the DRC Region, which has been partially financed by the exploitation and trade of 3TG originating in the DRC Region.

We may need to expend time and money on determining whether our products contain conflict minerals. To date, we have not conducted such an analysis. If our suppliers use conflict minerals in the production of the parts and components that we purchase from them, we may need to find alternative suppliers. If possible, this may only be possible at significant expense or with material delays in production.

Our software to control our electric powertrain systems contains “open source” software, and any failure to comply with the terms of one or more of these open-source licenses could negatively affect our business.

We use software to control our electric powertrain systems that relies upon “open source” licenses and intend to use such software in the future. Although we do not believe that the open source code we have used imposes any limitations on the use of the software that we have developed, the terms of many open source licenses have not been interpreted by United States or other courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions including requirements that we make available source code for modifications or derivative works we create based upon the open source software or license such modifications or derivative works. In addition to risks related to license requirements, usage of open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on origin of the software. We cannot be sure that all open source is submitted for approval prior to use in our solutions. In addition, many of the risks associated with use of open source cannot be eliminated, and could, if not properly addressed, negatively affect the performance of our electric powertrains and our business.

We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Network and information systems and other technologies are important to our business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of our services and operations or improper disclosure of personal data or confidential information, which could damage our reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance we maintain against losses resulting from any such events or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on our business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information may be compromised. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on our business, financial condition and results of operations.

The unavailability, reduction or elimination of government economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.

Although we are unaware of substantial governmental economic incentives, such as tax credits and rebates, that customers may receive in connection with the purchase of our products, there are certain governmental regulations whose repeal could affect the desirability of our powerboats. In particular, local and regional restrictions of internal combustion engines on certain waterways, make electric boats an attractive alternative for use in such lakes and rivers. Any reduction, elimination or discriminatory application of such rules because of policy changes or other reasons may result in the diminished competitiveness of electric boats generally. This could materially and adversely affect the growth of our market and our business, prospects, financial condition and operating results.

Our business may be adversely affected by labor and union activities.

None of our employees are currently represented by a labor union. It is common in Quebec for employees of manufacturers of a certain size to belong to a union. Although we do not believe that we are currently of a size where our employees will unionize, were they to do so now or in the future, we would be at risk for higher employee costs and increased risk of work stoppages. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs among our key suppliers or our network of distributors, it could materially reduce the manufacture and sale of our boats and have a material adverse effect on our business, prospects, operating results or financial condition.

Our ability to meet our manufacturing workforce needs is crucial to our results of operations and future sales and profitability.

We rely on the existence of an available hourly workforce to manufacture our products. We cannot assure you that we will be able to attract and retain qualified employees to meet current or future manufacturing needs at a reasonable cost, or at all. For instance, the demand for skilled employees has increased recently with the low unemployment rates in the regions where we have manufacturing facilities. Also, although none of our employees are currently covered by collective bargaining agreements, we cannot assure you that our employees will not elect to be represented by labor unions in the future. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees. Significant increases in manufacturing workforce costs could materially adversely affect our business, financial condition or results of operations.

Our intellectual property is not fully protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

While we have filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”, we have not yet fully protected our intellectual property rights, particularly for our E-Motion™ powertrain system, through patents or formal copyright or trademark registration. We have currently filed twelve patent applications with the U.S. Patent and Trademark Office with respect to our E-Motion™ powertrain system and intend to file another 12 patent applications related to this system over the next twelve months. All filed patent applications are currently pending. As we intend to transition into the production of electric powertrains to OEMs, we envision our intellectual property and its security becoming more vital to our future. Until we fully protect our intellectual property through patent, trademarks and registered copyrights, we may not be able to protect our intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our intellectual property or trade secrets. In such an instance, our competitors could produce products that are nearly identical to ours resulting in us selling less products or generating less revenue from our sales.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets, know-how and technology, which are not protected by patents, to protect the intellectual property behind our electric powertrain and for the construction of our boats. We do not yet use confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to protect our proprietary technology and processes. We intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Any patent applications that we file may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products

We have retained a patent lawyer to begin the process of filing patent applications for up to 24 patents related to our E-Motion™ powertrain system; to date, we have filed twelve patent applications. The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. If we file patent applications in connection with our electric outboard powertrain systems or other matters, we cannot be certain that we will be first to file patent applications on those or other inventions, nor can we be certain that such patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the United States.

We have limited registered trademarks for our products and trade names

We have submitted applications for registered trademarks for our name and some of our brands, and, while such applications have been granted, not all of our brands currently have registered trademark protection. Any future trademark applications that we file with a relevant governmental authority for brand names/logos might not be approved. Failure to obtain such approval could limit our ability to use the brand names/logos in those territories or lead our products to be confused with, and/or tarnished by, competing products. Even if appropriate applications were made and approved, third parties may oppose or otherwise challenge such applications or registrations.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

The status of the protection of our intellectual property is unsettled as we do not have any patents, limited trademarks or registered copyrights. We have yet to apply for protection for at least twelve components of intellectual property for which we intend to file patent applications, and we operate under the names “Nautical Ventures Group” and “Aquazone” without trademark protection. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our powerboats and electric powertrains or use third-party components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products or components thereof are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

•	redesign our boats or other goods or services to avoid infringing the third-party intellectual property;

•	establish and maintain alternative branding for our products and services; or

•	find-third providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Related to our Common Shares and this Offering

The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in November 2020. From the date of the start of our last fiscal year to the date hereof, the highest closing price of our common shares on the Nasdaq Capital Market was US$21,114.00 and the lowest closing price was US$4.80. Additionally, the liquidity of our common shares may decrease, meaning that the demand for the purchase of our shares may not be at a level that allows for your sale at a desirable price or even the then market price if you wish to sell your common shares. The market value of our common shares and their liquidity will continue to fluctuate due to the impact of any or all of the following factors:

∙	sales or potential sales of substantial amounts of our common shares;

∙	announcements about us or our competitors;

∙	litigation and other developments relating to our proprietary rights or those of our competitors;

∙	conditions in the marine product industry;

∙	governmental regulation and legislation;

∙	variations in our anticipated or actual operating results;

∙	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

∙	change in general economic trends; and

∙	investor perception of our industry or our prospects.

There is no trading market for our pre-funded warrants.

Unlike our common shares, no trading market exists for our pre-funded warrants, and we do not intend to take steps to list our pre-funded warrants on any public exchange or quotation system. You should be prepared to only make a return on your investments in the pre-funded warrants if you exercise such warrants into common shares and then resell the shares at a price above the exercise price. The market price for our common shares might never be above the exercise price of such warrants. If you exercise such warrants, you might not be able to sell them for a price above which you bought them, if at all.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We may not receive any additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of common shares determined according to the formula set forth in the pre-funded warrants. Accordingly, we may not receive any additional funds upon the exercise of the pre-funded warrants. Even if the remainder of the exercise price on the pre-funded warrants, C$0.001, is paid in cash, such payment will be nominal and will not improve our ability to fund operations.

Holders of pre-funded warrants purchased in this offering will have no rights as common shareholders until such holders exercise their pre-funded warrants and acquire our common shares.

Until holders of pre-funded warrants acquire common shares upon exercise of such warrants, holders of pre-funded warrants will have no rights with respect to the common shares underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

The Financial Industry Regulatory Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

Volatility in our common shares price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

∙	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

∙	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

∙	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

∙	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

∙	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

∙	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receiving from U.S. reporting companies.

Additionally, if we fail to retain our status as a foreign private issuer, we will be required to report as a domestic issuer in the United States. Such a requirement would require us, among other matters, to report our financial statements in U.S. generally accepted accounting principles. Such an adjustment would require significant cost and would require our management to adapt to such U.S. domestic reporting standards with which they are not fully experienced.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and we anticipate that we will cease being an emerging growth company on September 1, 2026. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in the offered securities would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held any offered securities, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to the offered securities that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a non-U.S. corporation that is a PFIC if the non-U.S. corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to the offered securities.

A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to price volatility in our common shares.

Following this offering, investors may purchase our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent that aggregate short exposure exceeds the number of shares of our common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common shares that are not directly correlated to the performance or prospects of our company and once investors purchase the common shares necessary to cover their short position the price of our common shares may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity, labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled “Risk Factors”, “Description of Business” and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended August 31, 2024 (the “Annual Report”), including all amendments thereto, as filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. The forward-looking statements made herein and in the documents incorporated by reference herein relate only to events as of the date on which the statements are made.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have made misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we incorporate by reference herein in addition to those documents we may file from time to time with the SEC.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States. The next date at which we will assess our status as a foreign private issuer is February 28, 2026, and the recent acquisition of Nautical Ventures increases the likelihood that we will no longer be a foreign private issuer at the date of that assessment. If we deem that we are no longer a foreign private issuer, we will have to report as a U.S. domestic issuer beginning on September 1, 2026. Reporting as a U.S. domestic issuer will require significant expense and time of our management.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

The U.S. Congress passed the JOBS Act, which provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies.” We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of US$1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company until August 31, 2026.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

∙	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus; and

∙	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period. We anticipate that we will cease being an emerging growth company starting September 1, 2026.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately US$6,228,629 in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately US$7,199,879, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend primarily to use the net proceeds from this offering for general corporate purposes and working capital, including for inventory management and servicing our floorplan lines of credit, general and administrative expenses and prosecuting patent applications relating to our E-Motion™ electric powertrain technology. We may also use a portion of the net proceeds from this offering for acquisitions or strategic investments in complementary businesses or technologies, however as of the date of this prospectus, no acquisition targets have been identified.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited capitalization as of May 31, 2025:

•	on an actual basis;

•	on a pro forma basis to reflect the acquisition of Nautical Ventures; and

•	on a pro forma as adjusted basis to further reflect the issuance and sale of 3,500,000 common shares by us in this offering (assuming the immediate exercise of the pre-funded warrants sold in this offering) for net proceeds of $6,228,629 after deducting underwriter fees and estimated offering expenses payable by us.

Shareholders’ Equity	Actual (Unaudited)	Pro Forma (Unaudited)	Pro Forma as Adjusted (Unaudited)
Cash and Cash Equivalents	$10,891,002	$8,123,637	$16,722,882

Current portion of long-term debt	$92,520	$702,847	$702,847
Long-term debt	$190,847	$1,038,402	$1,038,402

Capital Stock: common shares, no par value per share, unlimited number of common shares authorized, 1,130,746 common shares outstanding on an actual basis, 1,157,137 on a pro form basis and 4,657,137 common shares outstanding on a pro forma as adjusted basis	$81,105,476	$81,105,476	$89,704,721
Contributed Surplus	$12,611,783	$12,611,783	$12,611,783
Accumulated other comprehensive income	$1.123,723	$1.123,723	$1.123,723
Retained Earnings/(Deficit)	$(77,954,294)	$(69,022,521)	$(69,022,521)
Total Shareholders’ Equity	$16,886,688	$25,818,461	$34,417,706
Total Capitalization and Indebtedness	$17,170,055	$27,559,710	$36,158,955

Shares outstanding prior to the offering is based on 1,157,137 common shares outstanding as of August 5, 2025, and excludes:

•	2,360 common shares issuable upon the exercise of outstanding options outstanding as of August 5, 2025 with a WAEP of US$885.51;

•	common shares underlying the underwriter warrants to be issued to the Underwriter in connection with this registered offering; and

•	265,184 common shares issuable upon exercise of other warrants outstanding as of August 5, 2025 with a WAEP of US$35.87.

•	48 common shares exercisable upon the exercise of outstanding pre-funded warrants

•	250,000 common shares outstanding upon the court approval of a settlement agreement entered into in May 2025;

•	up to 463,821 common shares that may be issued upon the conversion of US$4,000,000 in convertible notes that were issued pursuant to the Equity Purchase Agreement;

•	up to 255,102 common shares that may be issued if we exercise all of the Real Property Options; and

•

up to 463,821 common shares that may be issued upon the conversion of up to US$4,000,000 in convertible notes that may be issued if we exercise all of the Real Property Options and dependent on the outcome of certain claims against Nautical Ventures.

DILUTION

Investors in securities often experience immediately dilution in their investment to the extent of the difference between the offering price per common share included in the securities and the net tangible book value per common share after this offering. Such dilution would result in this offering if the offering price per common share included in the securities is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. However, there is no such dilution in this offering as our net tangible book value per share on a pro-forma as adjusted basis is higher then the offering price.

Net tangible book value represents the amount of our total consolidated tangible assets, which represent the amount of our total consolidated assets, excluding intangible assets, less total consolidated liabilities. Our historical net tangible book value as of May 31, 2025 was $16,006,010, or $14.16 per common share. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per common share is our historical net tangible book value divided by the number of outstanding common share as of May 31, 2025.

After giving effect to the issuance of 26,391 common shares since June 1, 2024 and the acquisition of approximately $115 million in assets and the incurrence of approximately $98 million of liabilities in connection with the NVG Acquisition (the “Post- May 31, 2025 Issuances”), our pro forma net tangible book value as of May 31, 2025 would have been approximately $24 million, or approximately $20.77 per common share, based on 1,157,137 shares of common stock outstanding on a pro forma basis.

After giving effect to the Post- May 31, 2025 Issuances and the additional proceeds we will receive from this offering and the shares to be issued in connection therewith, our pro forma as adjusted net tangible book value as of May 31, 2025 would have been approximately $32.6 million, or approximately $7.01 per common share, based on 4,657,137 shares of common stock outstanding on a pro forma as adjusted basis.

Dilution is determined by subtracting pro forma as adjusted net tangible book value per share from the offering price of US$2.00 per common share (or $2.76 converted into Canadian dollars at US$1.00 = $1.3806, the closing US$ to CAD exchange rate on August 14, 2025 as reported by the Bank of Canada)  and after deducting the underwriter’s fees and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after May 31, 2025 other than to give effect to the Post-May 31, 2025 Issuances and the sale of the common shares offered in this offering (and assuming the immediate exercise of any pre-funded warrants sold in this offering), after deducting the underwriter’s fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of May 31, 2025 would have been approximately $32.6 million, or $7.01 per common share (or $34.0 million or $6.56 per common share, if the over-allotment option is exercised in full). This represents an immediate decrease in net tangible book value of $13.76 per common share to the existing shareholders (or $14.21 if the over-allotment option is exercised in full) and an immediate anti-dilution in net tangible book value of $4.25 per common share to investors purchasing securities in this offering (or $3.80 if the over-allotment option is exercised in full). The following table illustrates such dilution: The following table (which excludes the exercise of the over-allotment option) illustrates that there is no dilution in net tangible book value on a pro forma as adjusted basis for investors participating in this offering:

Offering price per common share	$2.76
Net tangible book value per share as of May 31, 2025	$14.16
Pro forma as adjusted net tangible book value as of May 31, 2025	$20.77
Pro forma as adjusted net tangible book value per share after this offering	$7.01
Dilution per share to new investors in this offering	$(4.25)

The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual offering price and other terms of this offering determined at pricing. The tables and discussion above are based on a total of 1,157,137 common shares issued and outstanding as of August 5, 2025.

To the extent that we issue additional common shares in the future, there could be dilution to new investors participating in this offering.

COMPANY INFORMATION

We were incorporated pursuant to the Business Corporations Act (Quebec) on August 27, 2012. Until June 23, 2025, our principal activity was the design, development and manufacturing of electric outboard powertrain systems and power boats and the renting of electric boats. On June 23, 2025, we acquired Nautical Ventures and with nine locations in Florida for the sale of boats, parts and accessories and the provision of related services.

We have three wholly-owned subsidiaries and nine indirectly wholly-owned subsidiaries.

Our registered agent in the United States is CorpoMax Inc. The address of the Company’s registered agent in the United States is 2915 Ogletown Road, Newark, DE 19713.

Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec J7G 2A7, Canada. Our phone number is 450-951-7009. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is https://visionmarinetechnologies.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Business Overview

Our operations are focused on providing goods and services related to the recreational boating market. Prior to June 2025, we focused exclusively on the design, development and manufacturing of electric outboard powertrain systems and electric power boats and the renting of electric boats. In June 2025, we acquired Nautical Ventures and with nine locations in Florida for the sale of boats, parts and accessories and the provision of related services. We set out below a description of these different operations.

Nautical Ventures’ Operations

In June 2025, we acquired Nautical Ventures which sell boats, parts and accessories and offers services related to recreational boating. Nautical Ventures has nine locations in Florida, consisting of five dealerships, a watersports showroom, a marina, a yacht tender service and a kayak rental. Taking into account the acquisition of Nautical Ventures, on a pro forma basis these operations accounted for approximately 97.5% and 99.4% of our revenue and 92.7% and 85.9% of our total assets for the year ended August 31, 2024 and the nine months ended May 31, 2025, respectively.

The bulk of Nautical Ventures revenues for its fiscal year ended December 31, 2024 and its three months ended March 31, 2025 (approximately 89% and 90%, respectively) was derived from the sale of boats from third-party manufacturers, the majority of which were manufactured by Axopar Boats Oy (“Axopar”). The remainder of Nautical Ventures revenues for those periods was primarily derived from the sale of boat parts and “water toys” (such as kayaks, stand-up paddleboards, and electric personal watercraft), the provision of services and dockage fees.

Boat Sales

Nautical Ventures is primarily focused on the sale of recreational boats including both those with internal combustion engines and with electric propulsion. Nautical Ventures sells boats through its dealerships in Ft. Lauderdale, Sarasota, Palm Beach, Tampa Bay and Pensacola, two of which locations are waterfront dealerships. We are proud that in February 2025, Boating Industry magazine listed Nautical Ventures as number one in its ranking of the top 100 U.S. dealerships.

Fort Lauderdale dealership

Nautical Ventures has translated its experience with sales, servicing the customer and knowledge of the region in which it operates into annual sales of near or over US$100 million in its past two fiscal years. Although, it sells both new and used boats, the sale of new boats respectively accounted for approximately 79.7% and 81.9% of Nautical Ventures revenues in its 2024 fiscal year and the three months ended March 31, 2025, respectively. In particular, Nautical Ventures has had success in selling new models of boats manufactured by Axopar with such models accounting for approximately 51% of Nautical Ventures’ revenues in its 2024 fiscal year.

The sale of used boats accounted for approximately 6.7% and 8.5% of Nautical Ventures revenues in its 2024 fiscal and the three months ended March 31, 2025, respectively. We sell used versions of the new makes and models we offer and used boats of other makes and models generally taken as trade-ins. Our used boat sales depend on our ability to source a supply of high-quality used boats at attractive prices. We acquire a large portion of our used boat inventory through customer trade-ins. We strive to increase our used boat business through the availability of quality used boat trade-ins generated from our new boat sales efforts, which are well-maintained through our service initiatives. Additionally, substantially all of our used boat inventory is posted on our digital properties, which expands the awareness and availability of our products to a large audience of boating enthusiasts.

We believe that Vision Marine’s experience with electric boats will enhance the ability of the network of dealerships provided by Nautical Ventures to sell electric boats. We envision the increased sale of electric boats by Nautical ventures to include both boats manufactured by us as well as those manufactured by third parties.

Boat – Other

In addition to selling boats, Nautical Ventures provides services for boat owners as well as sells parts needed for the maintenance of boats owned by our customers. For example, in the year ended December 31, 2024 and the three months ended March 31, 2025 Nautical Ventures generated revenue of (i) US$3.3 million and US$0.6 million, respectively, from the sale of parts for boats (or approximately 3.4% and 2.7%, respectively, of all of Nautical Ventures revenues for those periods), (ii) US$2.4 million and US$0.5 million, respectively, from servicing boats (or approximately 2.5% and 2.2%, respectively, of all of Nautical Ventures revenues for those periods) and (iii) US$1.2 million and US$0.3 million, respectively, from dockage fees (or approximately 1.2% and 1.2%, respectively, of all of Nautical Ventures revenues for those periods).

We believe that we can expand revenue from products and services related to boats through the Nautical Ventures network. In particular, we are pursuing efforts to expand our electric integration services in Florida to combine various components, including the electric motor, battery system, charging system, and control systems, to create a functional and efficient electric propulsion system and to increase revenue derived from the provision of financing and warranty opportunities.

Other

Nautical Ventures derives revenues from other sources. For example, in the year ended December 31, 2024 and the three months ended March 31, 2025 Nautical Ventures generated revenue of US$1.4 million and US$0.3 million, respectively, from the sale of water toys, such as inflatable and rideable toys (or approximately 3.4% and 1.2%, respectively, of all of Nautical Ventures revenues for those periods). Nautical Ventures also derives revenues from other activities such as the rental of kayaks, paddleboards, and pontoons.

Floor Plan Financing

We finance most of our new and some of our used boat inventory through standardized floor plan facilities with various financial institutions, manufacturer-affiliated finance companies and other lending institutions. The new and used boat floor plan facilities bear interest at variable rates based on either the secured overnight financing rate or prime rates. The weighted average interest rate on floor plan facilities was 8.5% as of December 31, 2024 and 8.25% as of March 31, 2025. The new and used boat floor plan facilities are collateralized by boat inventory and other assets.

The vehicle floor plan facilities contain a number of covenants, including, among others, covenants restricting Nautical Ventures with respect to the creation of liens and changes in ownership, officers and key management personnel. Nautical Ventures was not compliant with covenants of its floor plan due to a change of ownership when Nautical Ventures Group purchased 86% of the shares held by a founding shareholder in 2023. In addition, Nautical Ventures was not compliant with the covenant requiring threshold debt service coverage ratios due to the reduced margins throughout 2024 caused by excessive dealer inventory levels, fierce competition and high floor plan interest triggering technical defaults with 5 of its lenders, namely:

·	Wells Fargo Commercial Finance

·	Bank of Montreal (BMO)

·	Valley National Bank

·	Shore Premier/Centennial Bank

·	Northpoint Commercial Finance

In June 2025, all of our floor plan lenders consented to Vision Marine’s acquisition of Nautical Ventures and signed Forbearance Agreements.

Proceeds from floor plan providers amounted to US$83 million as of December 31, 2023 and US$9 million as of March 31, 2025. Payments to floor plan providers amounted to US$72 million as of December 31, 2023 and US$14 million as March 31, 2025.

Our Legacy Electric Focused Operations

We design and manufacture electric outboard powertrain systems, power boats, and related technology and rent electric boats. Taking into account the acquisition of Nautical Ventures, on a pro forma basis these operations accounted for approximately 2.5% and 0.6% of our revenue and 8.3% and 18.2% of our total assets for the year ended August 31, 2024 and the nine months ended May 31, 2025, respectively.

Our legacy operations related to electric boats primarily focus on the development of our electric outboard powertrain system that we believe are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last three fiscal years, we manufactured 45, 46, and 58, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental, Ltd., an entity that rents electric boats in Newport Beach, California. Since that time, we added two more locations: one in Ventura, California which is held by EB Rental Ventura Corp. and one in Palm Beach, Florida which is held by EBR Palm Beach Inc. We plan on opening another rental operation in Dania Beach, Florida. In addition to generating revenues from the rental of our powerboats, our rental locations build brand awareness and act as an open-water showroom for potential buyers. On April 25, 2024, we sold EB Rental, Ltd. for $1,089,302 in order to partially finance patent applications for our electric outboard powertrain systems.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

•	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•	using appropriate components, including the battery;

•	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and;

•	developing an innovative controller, in particular, one that:

o	improves control over thermal overheating and thus protects the electric powertrain system;

o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;

o	detects possible operating problems (for example cavitation); and

o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 35 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system. In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains are controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the proposed Four Winns H2e Bowrider. As of the date hereof, we have not made any sales of our electric motors to Four Winns.

In September 2024, we launched the E-Motion™ 180e inboard electric motor system. Delivering a continuous 180hp at the propeller, this new system opens an important market segment for us, significantly expanding the range of vessels that can benefit from its advanced electric propulsion technology. Following development and testing, this inboard system incorporates 95% of the components from the E-Motion™ outboard powertrain system, so that the outboard motor system can relay performance of the inboard system. We believe that this integration allows us to extend our offerings within the electric marine sector, positioning us to meet the growing demand for electric propulsion solutions in both outboard and inboard applications.

On December 8, 2024, the Company announced a strategic partnership with Armada Pontoons, a renowned manufacturer of high-quality pontoon boats based in Quebec, Canada. This collaboration introduces a new electric pontoon boat design to meet the growing demand for eco-friendly, regulation-compliant, and competitively priced boating solutions for North America’s vast network of lakes.

On January 9, 2025, the Company announced the establishment of a production line for custom cooling plates in partnership with Calip Group, a leader in high-tech welding processes. Under this collaboration, Calip Group will supply components that enhance the thermal management of the Company’s high-voltage (HV) marine battery packs. These custom cooling plates are specifically tailored to meet the stringent demands of marine applications, with production slated to begin in 2025.

On February 24, 2025, the Company announced the filing of its ninth patent application related to its E-Motion™ Electric Powertrain System for its Outboard Power Control Unit (“PCU”) designed for electric marine vessels for the autonomous management of propulsion parameters and cooling operations to deliver enhanced efficiency and reliability. Leveraging a dual-CAN bus architecture, the PCU promotes seamless communication with both internal sensors and actuators within the outboard engine housing and external vessel control units. This architecture promotes real-time autonomous control of the electric motor, designed to increase performance while maintaining robust safety protocols and scalability.

On February 27, 2025, the Company announced the signing of a three-year exclusive supply agreement with MS Marine GmbH (“STERK”). This agreement positions the Company to become the sole provider of electric propulsion systems for STERK boats and grants the Company the exclusive global distribution rights for electric-powered STERK vessels with the Company’s electric propulsion systems. As of the date hereof, we have not made any sales of our electric propulsion systems to STERK.

On April 16, 2025, the Company, along with MS Marine GmbH, announced the successful completion of internal hull optimization in the latter’s STERK brand of vessels. The joint engineering effort focused on refining the internal hull layout of STERK vessels to securely house the Company’s E-Motion™ Electric Powertrain System.

On June 11, 2025, the Company announced the expansion of its partnership with Octillion Power Systems, a U.S.-based lithium-ion battery manufacturer, to produce high-voltage battery packs dedicated exclusively to the American market. Under the terms of the agreement, Octillion Power Systems will assemble the Company’s new proprietary 45.36 kWh battery packs at its facility in Nevada, aiding in fast, cost-efficient distribution across North America. These batteries are designed to support both the Company’s OEM integrations and consumer-facing electric boat offerings, delivering increased power, extended range, and improved performance, while reducing total system cost and simplifying logistics.

We have filed twelve patent applications with respect to our electric outboard powertrain system and plan on another twelve patent applications related to this innovation in the near future.

Specifications of our First Outboard Electric Powertrain

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	43 kW
Shaft Length	S - XL
Cooling	Water
Control	Can bus

Our Powerboats

We manufacture seven models of electric powerboats. Each model is available in different standard variations or may be customized according to a purchaser’s specifications. In our last three fiscal years, we manufactured 45, 46, and 58 boats, respectively, and in the nine months ended May 31, 2025, we manufactured an additional 11 boats.

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

V30 Electric Pontoon

The V30 electric pontoon is powered by our 180 HP E-Motion™ electric powertrain. With a length of 30 feet, the V24 electric powertrain is designed to carry up to 12 people. The starting retail price for the V24 electric pontoon is about US$140,000. We began offering this boat in 2025. No sales have been made of this boat in the nine months ended May 31, 2025.

V24 Electric Pontoon

The V24 electric pontoon is powered by our 180 HP E-Motion™ electric powertrain. With a length of just under 25 feet, the V24 electric powertrain is designed to carry up to 12 people. The starting retail price for the V24 electric pontoon is about US$100,000. We began offering this boat in 2025. We did not sell any of these boats in the nine months ended May 31, 2025.

V17 Electric Pontoon

The V17 electric pontoon has a length of 17 feet and is designed to carry up to 8 people. The starting retail price for the V17 electric pontoon is about US$33,000. In our 2024 fiscal year, we sold 4 V17 electric pontoons. We did not sell any of these boats in the nine months ended May 31, 2025.

VX Electric Pontoon

The VX electric pontoon has a length of over 17 feet and is designed to carry up to 10 people. The starting retail price for the VX electric pontoon is about US$53,000. We did not sell any of these boats in our 2024 fiscal year or in the nine months ended May 31, 2025.

Volt 180

Reaching speeds of up to approximately 6 miles per hour, the Volt 180 is a boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6 and 10 kilowatts), accessories (fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system In our 2024 fiscal year, we sold 13 Volt 180s, and in the nine-months ended May 31, 2025, we sold none of these boats.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at US$34,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour. In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint). In our 2024 fiscal year, we sold 16 Fantail 217s, and in the nine-months ended May 31, 2025, we sold 3 of these boats.

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at US$14,995 for the hull only, seats up to ten passengers and reaches a top speed approximately 5 miles per hour. The Phantom is made out of plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year. In our 2024 fiscal year, we sold 8 Phantoms, and in the nine months ended May 31, 2025, we sold 2 phantoms.

Sales

We envision that if we are able to mass produce our electric powertrains, a significant of our revenue will be generated from the sale of our electric powertrains. In the three-months ended May 31, 2025, we made the first sale of our E-Motion™ Electric Powertrain System for $80,025. Although we have received non-binding letters of intent from OEMs for the purchase of such powertrains, such letters may may never result in any actual sales. The projected sales price for future sales of our electric outboard powertrain system will depend on the number of batteries used and where it is sold. For the European market, we anticipate that the systems with Neogy batteries will sell for US$60,000 for a one-battery system, US$85,000 for a two-battery system and US$115,000 for a three-battery system. For the U.S. market, we anticipate that the systems with Octillion batteries will sell for US$45,000 for a one-battery system, US$65,000 for a two-battery system and US$85,000 for a three-battery system.

On a pro-forma basis, we generated approximately 1.2% and 0.4% of our revenue from the sale of our electric boats for the year ended August 31, 2024 and the nine months ended May 31, 2025, respectively. We intend to use the network of Nautical Ventures dealerships that we acquired in June 2025 to promote the sale of our electric powerboats.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats at one location in Newport Beach, California. In April 2023, we opened our second electric boat rental operation in Portside Ventura, California, and in December 2023, we opened our third electric boat rental operation in Palm Beach, Florida. In April 2024, we sold our electric boat rental operations located in Newport Beach, California, to Stratégies EB Inc. for $1,089,302. At the time of the sale, Stratégies EB Inc. was a related party because its controlling shareholder was a member of management of EB Rental, Ltd. prior to its sale. The sale of our rental operations in Newport Beach, California has significantly decreased the size of our rental operations. We are currently in the process of opening a new electric boat rental facility in Dania Beach, Florida.

The electric boat rental business currently has a fleet of approximately 8 powerboats. Rental rates range from US$75 per hour to US$215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in our fleet has over 200 hours of sailing time, we offer the powerboat for sale to the public. In our 2024 fiscal year and in the nine months ended May 31, 2025, our rental business generated approximately $1,946,427 and $94,125 of revenue respectively.

Suppliers

The supplies that we require for the sale of products by Nautical Ventures, the design and manufacture of our electric powertrains and the manufacture of our boats differ. As a result, we set out below a brief description of each of those operations.

Nautical Ventures

Nautical Ventures sources its products through a strategic network of domestic and international manufacturers and distributors.

Key elements of the sourcing process include:

•	Direct Manufacturer Relationships: Nautical Ventures works directly with a wide range of industry-leading manufacturers and brands that enables competitive pricing, product consistency, and early access to new product lines;

•	Exclusive and Authorized Dealerships: Nautical Ventures holds exclusive or authorized dealership rights for several top-tier marine brands, ensuring access to genuine products and manufacturer support;

•	Global and Domestic Supply Chain: Products are sourced both internationally and domestically, depending on availability, product category, and logistics feasibility; and

•	Strategic Vendor Partnerships: Long-standing vendor relationships are maintained through performance reviews, regular negotiations, and mutual planning for inventory and promotional alignment.

Nautical Ventures relies on one manufacturer for a substantial portion of its revenues. In Nautical Ventures’ fiscal year ended December 31, 2024, the sale of boats from Axopar represented approximately 51% of its net revenues.

Electric Powertrains

The most significant parts and components we intend to use in manufacturing our electric powertrains are:

•	engines – we rely on two suppliers of engines, Danfoss and E-Propulsion;

•	lithium-ion batteries – we purchase 100% of our lithium-ion batteries from Neogy who in turn rely upon Samsung cells. We have an agreement with Octillion Power Systems to provide marine specific batteries to power the E-Motion™ powertrains;

•	inverter – we intend to source our inverters from Danfoss; and

•	smart navigation system – we intend to rely on our partnership with Nextfour to develop a multifunctional display to be integrated with our E-Motion™ powertrains.

Electric Boats

Although we manufacture all of our electric boats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. Some of these parts and components are manufactured to our specifications (such as hulls and motors) while others are bought “off the shelf” (such as batteries and canopies). We do not maintain long-term contracts with preferred suppliers, but instead rely on informal arrangements and off-the-shelf purchases. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers.

The most significant parts and components used in manufacturing our boats are:

•	engines – we use one supplier of engines, E-Propulsion (for the Quietude, the Fantail 217 and the Volt 180) in addition to our use of our E-Motion™ for the Volt;

•	lithium-ion batteries – we source duplicate suppliers for our lithium-ion batteries, including Neogy and Octillion and believe that we could source batteries at a similar price from the market were these suppliers unable to meet our demand; and

•	hulls – we purchase all of our hulls from Manunor Inc.

General

We have not experienced any material shortages in any of our product parts or components. As a result of the COVID-19 pandemic and recent tariff uncertainty, some of our third-party suppliers experienced delays in delivering our product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand, or in finding persons able to deliver the parts and components in a timely manner.

As we do not produce any of the parts of components of the third-party boats that we sell, our electric powertrains or the electric powerboats that we manufacture, we do not materially use, or intend to use, any raw materials in their production. The manufacturers of the parts and components that we use, however, do use raw materials, including resins, fiberglass, hydrocarbon feedstocks, steel and various minerals, especially in the production of the engines and batteries that we use. We do not control how these third parties source the raw materials that they use, and we may suffer production delays if such third parties do not have access to all of the raw materials that they need or source conflict minerals in violation of applicable regulations.

Patents and Licenses

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we intend to rely on a combination of patent and design applications, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright laws, trademarks and other contractual rights to establish and protect our proprietary rights in our technology. We intend to file patent applications with respect to components of a powertrain that we are developing. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.

We have filed twelve patent applications with respect to our electric outboard powertrain system and plan on filing another twelve patent applications related to this innovation in the near future.

Trademarks

We filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”. We operate under the trade name “VISION MARINE TECHNOLOGIES”, but neither this name nor any of the names of the models of our boats are currently registered trademarks.

Nautical Ventures operates under the trade names “NAUTICAL VENTURES GROUP” and “AQUAZONE”, but none of these names are currently registered trademarks.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Industry Overview

Recreational Boating

In North America, 75 million people go boating every year, according to the U.S. Coast Guard, with approximately 11.8 million recreational vessels registered with the U.S. Coast Guard in 2020. The U.S. recreational boating industry generated approximately $57.7 billion in retail sales in calendar 2023, according to the National Marine Manufacturers Association (“NMMA”). Retail sales within this industry include sales of new and used recreational boats; marine products, such as engines, trailers, parts, and accessories; and related boating expenditures, such as fuel, insurance, docking, storage, and repairs. The recreational boat retail market remains highly fragmented with little consolidation having occurred to date and consists of numerous boat retailers, many of which are small companies owned by individuals that operate in a single market and provide varying degrees of merchandising, professional management, and customer service.

Outboard Motor Market

An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market.

According to the NMMA, after reaching record highs in 2022, sales of outboard engines in the United States (which includes outboard motors) surpassed US$10.5 billion and is expected to grow by 5% (CAGR) by 2032. Consumer demand for higher-performance engines continued to trend upward in 2020, with double digit gains in sales for engines with 200 and greater horsepower. Engines with between 200 and 300 horsepower accounted for 27% of all sales of outboard engines.

Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.

There are many manufacturers of outboard motors. Some of these manufacturers are subsidiaries of massive global conglomerates, like Yamaha, Bombardier and Suzuki, that have more resources and experience in the market than we do. Others are relatively new startups, like us, that may be more nimble and adaptive to changes in the outboard motor market than we will be. We deem our biggest competitor in the electric outboard motor market to be Torqeedo.

Competitive Advantages & Operational Strengths

The recreational boating industry is highly competitive. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. In addition to facing competition generally from recreation businesses seeking to attract consumers’ leisure time and discretionary spending dollars, the recreational boating industry itself is highly fragmented, resulting in intense competition for customers, quality products, boat show space, and suitable retail locations.

Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the sale of recreational boats, parts and accessories and related services as well as to the design, development, manufacturing, distribution, promotion, sale and support of their products. Many of our competitors have more extensive customer bases and broader customer and industry relationships, including with third-party manufacturers, than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Many dealerships offer a wider range of financing options on the boats they sell and also have the ability to market boats at a substantial discount, provided that the boats are financed through their affiliated financing company. We offer some forms of financing on our boats, but the lack of more financing options and the absence of customary boat discounts could put us at a competitive disadvantage.

Nautical Ventures

Our operations run by Nautical Ventures compete primarily with single- and limited-location boat dealers and regional and national dealerships. With respect to sales of marine parts, accessories, and equipment, these operations compete with national specialty marine parts and accessories stores, online catalog retailers, sporting goods stores, and mass merchants. Competition among boat dealers is based on the quality of available products, the price and value of the products, and attention to customer service. There is significant competition both within markets we currently serve and in new markets that we may enter. We compete in each of our markets with retailers of brands of boats and engines we do not sell in that market. In addition, several of our competitors, especially those selling marine equipment and accessories, are large national or regional chains that have substantial financial, marketing and other resources. Private sales of used boats represent an additional source of competition. Due to various matters, including environmental concerns, permitting and zoning requirements, and competition for waterfront real estate, some markets in the United States face intense competition for suitable marina and storage availability.

We believe that the following factors will enable our Nautical Ventures operations to successfully compete:

•	Proven retail experience: Nautical Ventures team has demonstrated it has the ability generate revenue though the sale of products and services. In each of its past three fiscal years, it has generated net sales of over or almost US$100 million. The hiring and maintenance of a motivated salesforce and the training it receives separate us from our competitors, and

•	Product selection: We offer a competitive selection of brands and exclusive products in select markets to reach potential customers with different tastes and price points;

•	Reputation: We have developed a strong brand and recognition in the areas in which we operate through our years of operation. Customer satisfaction helps drive repeat business and customer referrals; and

•	Locations: We select the locations our dealerships and other operations because of their strategic high visibility geographic positioning.

Electric Powertrains

In the development and production of our electric powertrains, we face competition from manufacturers of:

iv.	electric powertrain systems that sell to OEMs;

v.	traditional fossil fuel-powered recreational powerboats in general; and

vi.	electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats as well as direct to consumers through the distribution channels available through Nautical Ventures. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.

We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:

•	technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which currently holds the speed record for a certified electric boat. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.

•	product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range, results that are magnified when combined with our ultra-hydrodynamic hull designs.

•	product price: we have not priced our first powertrain system yet but intend to do so in a way that is competitive for its performance.

•	management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

Strategy

We are a vertically integrated marine company focused on delivering a superior on-water experience through innovative propulsion systems and a multi-brand retail strategy. Our operations span the design and industrialization of high-voltage electric powertrain systems, the development of electric boats, and the retail distribution of both electric and internal combustion engine (ICE) boats.

Following the acquisition of Nautical Ventures, a top-performing boat dealership network with nine locations across Florida, we have significantly expanded our access to retail customers. Through Nautical Ventures, we now offer a wide portfolio of leading recreational boat brands and models, giving us the ability to meet a broad spectrum of consumer demand, from entry-level boats to high-performance vessels. This footprint not only enables direct-to-consumer sales but also allows us to embed electric models within an established sales pipeline traditionally centered on ICE products, accelerating mainstream adoption of our electric offerings.

We also continue to sell electric boats directly to commercial fleet operators and boat rental businesses, which serve as high-visibility testbeds for our propulsion technology. These installations contribute to brand awareness, generate recurring fleet sales, and allow new consumers to experience electric boating firsthand.

Nautical Ventures further provides an immediate, scalable service infrastructure. Several locations are equipped or will be upgraded to support electric boat service bays, giving Vision Marine the ability to offer after-sale support for our E-Motion™ propulsion systems and electric boat fleet. This creates a full-cycle ownership experience for electric boat customers, from purchase to service, and enhances our value proposition in the retail environment.

At the same time, we continue to make our marine-specific electric propulsion systems available to boat manufacturers through direct engagement. Our E-Motion™ powertrains are engineered for seamless integration by OEMs, allowing them to electrify existing platforms while maintaining design and performance standards. We market these systems through trade shows, prototype demonstrations, and targeted outreach to selected manufacturers.

We believe that combining a controlled retail network with a technology integration strategy positions us to scale efficiently, maintain visibility over the customer journey, and foster broader market adoption of electric propulsion. We will continue to invest in research and development, operational efficiency, and our service infrastructure to meet the growing demand across both recreational and commercial marine segments.

Manufacturing

We produce our electric recreational powerboats and related components at our 15,000 square foot assembly warehouse in Quebec and use Linamar as our production partner for our E-Motion powertrains. In our last three fiscal years ended August 31, 2024, 2023 and 2022, we manufactured 45, 46, and 58 powerboats, respectively. We run one assembly line and have a production capacity that allows us to produce up to seven boats a week depending on the type of boats and the specifications of each order.

Marketing

Vision Marine – Electric Propulsion Marketing Strategy

OEM-Focused Promotion

Vision Marine markets its E-Motion™ high-voltage electric propulsion systems through a targeted B2B strategy. This includes participation in major industry trade shows, private demonstrations, and direct engagement with OEM engineering and procurement teams. The system has already been integrated onto a wide range of recreational boats, including pontoons, center consoles, bowriders (runabouts), catamarans, and double console boats. These real-world integrations enable Vision Marine to present validated performance data and practical use cases to potential partners.

Consumer Access Through Nautical Ventures

With the acquisition of Nautical Ventures, Vision Marine now benefits from direct-to-consumer access. Existing manufacturer production agreements and OEM partnerships allow certain models to be offered with either internal combustion or E-Motion™ electric propulsion. This integrated distribution channel enhances Vision Marine’s ability to introduce electric alternatives to end users at the point of sale, supported by on-site education and product comparison opportunities.

Rental and Demonstration Platforms

Vision Marine’s rental and fleet operations act as high-frequency demonstration environments. These programs expose thousands of boaters annually to electric propulsion firsthand and generate qualified leads across both retail and commercial fleet segments. This consumer exposure supports awareness, education, and conversion while reinforcing product reliability.

Forward Strategy and Growth Outlook

Looking ahead, Vision Marine intends to accelerate electric propulsion adoption by focusing on four key marketing priorities: (1) expanding OEM integration through facilitated retail and technical access, (2) enhancing consumer education at the point of sale and during use, (3) driving revenue through dedicated electric propulsion installation services, and (4) becoming the reference in electric marine servicing to build long-term consumer confidence in aftermarket support. These initiatives are designed to strengthen Vision Marine’s leadership position in high-voltage marine electrification, support the broader ecosystem of E-Motion™ deployments, and enable scalable, recurring value across both OEM and retail channels.

Nautical Ventures – Multi-Brand Retail Marketing Strategy

Retail Network and Physical Activation

Nautical Ventures is an award-winning dealership network with nine locations across Florida—the highest-volume recreational boating market in the United States. The company operates waterfront showrooms and managed marinas in high-traffic areas and holds exclusive regional rights for several boat brands. This infrastructure enables in-person marketing through demos, events, and showroom-based activations.

Digital Marketing and Lead Generation

In addition to physical locations, Nautical Ventures manages centralized digital campaigns, including paid search advertising, SEO, social media, and email outreach. These digital initiatives are designed to drive traffic, capture leads, and support the full customer journey—from initial inquiry to sale.

Marine Accessories and Water Toys

Nautical Ventures also markets a wide range of marine accessories and recreational watercraft, including kayaks, paddleboards, inflatables, tenders, and other water toys. These product categories enhance customer engagement and create cross-selling opportunities that reinforce Nautical Ventures’ position as a full-service marine retailer.

Boat Shows and Seasonal Marketing

The dealership maintains a strong presence at major U.S. and international boat shows, providing exposure for both ICE and electric product offerings. Seasonal campaigns are also tailored to Florida’s unique boating calendar, optimizing regional timing for sales activity.

Forward Strategy: Financing, Services, and Recurring Revenue

Strategic Focus on Value-Added Services

Following the acquisition of Nautical Ventures, Vision Marine intends to expand its consumer offering to include enhanced financing, insurance, and after-sale service programs. While these initiatives are not yet fully operational, the existing infrastructure positions the combined entity to develop recurring revenue streams over time. Plans include the introduction of extended warranties, service subscriptions, and electric propulsion maintenance plans, which will be marketed through both digital and in-store channels.

Together, Vision Marine and Nautical Ventures represent a vertically integrated marine platform with the potential to drive growth across both propulsion and retail channels, while enabling future expansion into services and consumer financing.

Sales and Service Model

We operate a multi-channel sales and service structure across three distinct product categories: (1) high-voltage E-Motion™ electric powertrain systems, (2) internal combustion engine (ICE) boats distributed through Nautical Ventures, and (3) low-horsepower electric boats sold directly or through dealers. Our approach is designed to ensure tailored customer support and scalable service capabilities across both recreational and commercial marine applications.

1. E-Motion™ Powertrain Systems

We commercialize our proprietary high-voltage electric outboard powertrain systems through three avenues:

•	OEM Integrations: If we sell to boat manufacturers (OEMs), the powertrain will be integrated into their platforms and distributed through their own dealer networks. In these cases, the OEM will be responsible for end-customer service. Vision Marine will provide training, documentation, and ongoing technical support to enable OEM service teams to be equipped to maintain and troubleshoot our systems.

•	Third-Party Integrations with Dealer Distribution: For customers purchasing boats from a third-party manufacturer or dealer who integrates our E-Motion™ system, Vision Marine offers after-sale service through designated Nautical Ventures service bays. These installations are being equipped and staffed to handle electric propulsion diagnostics, maintenance, and upgrades, providing localized service coverage for integrated units.

•	Direct-to-Consumer Sales: In cases where customers select an E-Motion™ system to be installed on a new boat at the point of purchase—either through our network or by working with boat builders—Vision Marine facilitates installation and ongoing support. Service is delivered through Nautical Ventures locations or participating marina partners trained to support our systems, ensuring coverage for consumers who choose our technology independently of an OEM agreement.

2. Internal Combustion Engine (ICE) Boats

We sell a wide portfolio of ICE-powered recreational boats through Nautical Ventures’ nine Florida-based retail locations. These boats are supported through the Nautical Ventures service departments, which are certified to perform warranty and routine maintenance as per each manufacturer's program. Our teams coordinate with manufacturers to promote high standards of post-sale support and customer care.

3. Low-Horsepower Electric Boats

Vision Marine also produces and sells a line of low-voltage electric boats, including tenders and compact cruisers, marketed through both the Vision Marine website and Nautical Ventures locations. These boats are supported either directly by our technical team in Quebec or through our dealership service centers, depending on location and warranty terms.

This structured, multi-tiered service model enables Vision Marine to meet the diverse needs of our customer base, while leveraging our growing footprint to ensure technical coverage, training, and long-term customer satisfaction across electric and ICE segments.

Government Regulation

Our operations are subject to extensive and frequently changing federal, state, provincial, local and foreign laws and regulations, including those concerning product safety, environmental protection and occupational health and safety. We believe that our operations and products are in compliance with these regulatory requirements. Historically, the cost of achieving and maintaining compliance with applicable laws and regulations has not been material. However, future costs and expenses required for us to comply with such laws and regulations, including any new or modified regulatory requirements, or an inability to address newly discovered environmental conditions could have a material adverse effect on our business, financial condition, operating results, or cash flows.

The regulatory programs that impact our business include the following:

Regulations on Hazardous Materials

As with boat dealerships generally, and parts and service operations in particular, our business involves the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials, such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing requirements for the use, management, handling, and disposal of these materials and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. We are also subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities we operate to which we send hazardous or toxic substances or wastes for treatment, recycling, or disposal.

Certain materials used in our manufacturing, including the resins used in production of our boats, are toxic, flammable, corrosive, or reactive and are classified by the federal, state and provincial governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (EPA) and state pollution control agencies under the Federal Resource Conservation and Recovery Act, and related state programs in the United States, and by Environment and Climate Change Canada and Health Canada and provincial pollution control agencies under the Canadian Environmental Protection Act, 1999 (“CEPA”) and related provincial legislation in Canada. Storage of these materials must be maintained in appropriately labeled and monitored containers, and disposal of wastes requires completion of detailed waste manifests and recordkeeping requirements. Any failure by us to properly store or dispose of our hazardous materials could result in liability, including fines, penalties, or obligations to investigate and remediate any contamination originating from our operations.

Certain of our facilities own and operate underground storage tanks (“USTs”) and above ground storage tanks (“ASTs”) for the storage of various petroleum products. The USTs and ASTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of tanks and remediation of contaminated soils and groundwater resulting from leaking tanks. In addition, if leakage from Company-owned or operated tanks migrates onto the property of others, we may be subject to civil liability to third parties for remediation costs or other damages.

The United States Clean Air Act and the Canadian Environmental Protection Act

The United States Clean Air Act (the “CAA”) and CEPA and corresponding state and provincial rules regulate emissions of air pollutants. Because our manufacturing operations involve molding and coating of fiberglass materials, which involves the emission of certain volatile organic compounds, hazardous air pollutants, and particulate matter, we are required to comply with Canadian federal and provincial environmental protection regulations. The hulls used in our products are all manufactured by third parties. The additional cost of complying with these regulations has increased our cost to purchase hulls and, accordingly, has increased the cost to manufacture our products.

In addition to the regulation of our manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in our products and those of third-party manufacturers that we sell, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in our products must comply with the applicable emission standards under the CEPA and corresponding provincial legislation. The additional cost of complying with these regulations has increased our cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.

If we are not able to pass these additional costs along to our customers, it may have a negative impact on our business and financial condition.

Boat Manufacturing Standards

As a manufacturer of small vessels established in Canada, we are required to ensure that:

•	our boats comply with all the applicable construction requirements of Part 7 of the Small Vessel Regulations (Canada) and Transport Canada’s Construction Standards for Small Vessels (TP 1332E);

•	for each boat, a Declaration of Conformity is produced to Transport Canada in accordance with Part 8 of the Small Vessel Regulations (Canada) stating that the boat meets all the construction requirements and that a Compliance Notice is attached to the boat; and

•	each boat is marked with a Hull Serial Number (HIN) (also known as a Hull Identification Number) in accordance with Part 9 of the Small Vessel Regulations (Canada).

Boat Safety Standards

The powerboats that we manufacture and those that we sell from third-party manufacturers must be manufactured to meet the standards of certification in the jurisdictions in which they are used or to which they are imported. This means that our powerboats must meet the standards of certification required by the U.S. Coast Guard and the Canadian Coast Guard in Canada and they must be certified to meet the European Union’s imported manufactured products standards in the European Union. These certifications specify standards for the design and construction of powerboats. We believe that all of the boats that we manufacture and/or sell meet these standards.

Safety of recreational boats in the United States is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Any recall of our boats, third-party boats that we sell or of the components in any of these boats or could result in large expenditures and tarnish our brand.

Labor regulations

The Act respecting occupational health and safety (Quebec) and the regulations made thereunder impose standards of conduct for and regulate workplace safety, including limits on the amount of emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Our facilities are subject to inspection by Canadian, Quebec and local agencies and departments. We believe that our facilities comply in all material aspects with these regulations. We have made a considerable investment in safety awareness programs and provide ongoing safety training for all of our employees.

Our operations in the United States are governed by a patchwork of federal, state and local laws regarding workplace matters including safety, wages and unionization rights. For example, the Occupational Safety and Health Act 1994 imposes a duty on us to ensure, so far as is practicable, the safety, health and welfare at work of our employees in the United States. To date, we have not received notice from any regulatory authority of any material violations of workplace regulations.

Licensing Regulations

Certain U.S. states have required or are considering requiring a license in order to operate a recreational boat. While such licensing requirements are not expected to be unduly restrictive, regulations may decrease our pool of potential customers or discourage potential first-time buyers, thereby limiting future sales, which could adversely affect our business, financial condition, and results of operations.

Research and Development

We invest significant sums on research and development expenses to improve the products that we manufacture. For example, in the year ended August 31, 2024 and the nine-months ended May 31, 2025, we respectively spent $2,739,022 and $1,782,507 (approximately 17.3% and 21.7% of our operating expenses in those respective periods) on research and development. The majority of this research and development expense was incurred on the development and fine tuning of our E-Motion™ electric powertrain technology.

Seasonality

Our current operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including:

•	seasonal variations in retail demand for boats, with a significant majority of sales occurring during peak boating season;

•	product mix, which is driven by boat model mix and higher option order rates; while sales of all our boats generate comparable margins, sales of larger boats and boats with optional content produce higher absolute profits;

•	inclement weather, which can affect production at our manufacturing facilities as well as consumer demand, particularly for rentals;

•	competition from other recreational boat retailers and manufacturers; and

•	general economic conditions.

If we are able to sell our electric powertrains to OEMS, we do not envision that such sales will be seasonal. As building a boat is a time-consuming process, we expect that OEMs will build their boats and increase their inventory even in those seasons where sales are generally lower in preparation for the seasons of higher sales.

Legal Proceedings

Apart from the matters below, we are not involved in, or aware of, any material legal or administrative proceedings contemplated or threatened by any governmental authority or any other party.

•	In May 2025, we entered into a settlement agreement with third-parties stemming from the issuance of Series A Convertible Preferred Shares which had complex and ambiguous conversion features. As part of such settlement agreement, we are to issue 250,000 common shares, subject to court approval. If court approval is not granted, our settlement agreement will terminate;

•	In October 2024, a fire at our marina that began while employees were servicing a boat injured five employees, one fatally. In connection with this accident,

(iv)	the estate of the deceased employee filed a lawsuit seeking discovery. This matter was voluntarily dismissed without prejudice on May 2, 2025. We filed a motion to dismiss the initial claim, which was granted;

(v)	we have been named as a defendant in a suit seeking recovery for damages and lost income from the owner of a trailer damaged in the accident; and

(vi)	we are negotiating with the Occupational Safety and Health Administration for the settlement of claims concerning alleged workplace safety violations

As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

Design and Manufacturing

We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Allied Market Research, the global electric boat market will reach US$16.6 billion in 2031 up significantly from US$5 billion in 2021, growing at a compound annual growth rate of 12.9% from 2022 to 2031.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years 2024 and 2023, we manufactured 45 and 46 powerboats, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

Intellectual Property

We regard our trademarks, patents, and technological know-how, proprietary technologies and other intellectual properties as critical to our success and competitiveness. We rely on a combination of patent and trademark law, trade secret protection, confidentiality agreements with employees and contractual restrictions on intellectual property and confidentiality clauses in our agreements with third parties to protect our intellectual property rights. In addition, under the agreements we enter into with our employees and consultants, they acknowledge that the intellectual property made by them in connection with their employment or consultancy with us is our property. We also regularly monitor any infringement or misappropriation of our intellectual property rights. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.

Patents

Below is a table, with footnotes, that includes our United States patent applications as of August 5, 2025:

Property No.	Patent title	Application Number and Filling Date	Application Type	Jurisdiction	Ownership Status(1)
1.	Cryptographic Authentication of Components In An Electric Vessel	18/644,961 filed April 24, 2024	Non-Provisional	United States	Vision Marine Technologies
2.	Controlling A Cooling System Water Intake Pump of An Electric Marine Vessel	18/650,274 filed April 30, 2024	Non-Provisional	United States	Vision Marine Technologies
3.	Implementing A Torque Fuse in An Electric Marine Propulsion System	18/656,061 filed May 6, 2024	Non-Provisional	United States	Vision Marine Technologies
4.	Battery Pack for An Electric Marine Vessel	18/664,377 filed May 15, 2024	Non-Provisional	United States	Vision Marine Technologies
5.	Responding To Detecting An Error Associated With One Or More Powertrain Components Of An Electric Vessel	18/679,675 filed May 31, 2024	Non-Provisional	United States	Vision Marine Technologies
6.	Authenticating Powertrain Components Of An Electric Vessel By A Battery Management Controller	19/018,281filed January 13, 2025	Non-Provisional	United States	Vision Marine Technologies
7.	Enhancing Safety In An Electric Marine Vessel Using Independent Fault Detection Loops In A Power Distribution Unit	19/037,500 filed January 27, 2025	Non-Provisional	United States	Vision Marine Technologies
8.	Distributed Control System Architecture For An Electric Marine Vessel	19/046,708 filed February 6, 2025	Non-Provisional	United States	Vision Marine Technologies
9.	Outboard power control unit for controlling An electric motor of an outboard engine	19/060,907 filed February 24, 2025	Non-Provisional	United States	Vision Marine Technologies
10.	Adaptive Control Of A Water Pump In A Marine Propulsion System	19/074,527 filed March 10, 2025	Non-Provisional	United States	Vision Marine Technologies
11.	Establishing Secure Communication Between An Interface Device And Control Systems Of An Electric Marine Vessel	19/173,006 filed April 8, 2025	Non-Provisional	United States	Vision Marine Technologies
12.	Overload Protection For A Cooling Pump Motor In An Electric Marine Vessel	19/200,778 filed May 7, 2025	Non-Provisional	United States	Vision Marine Technologies

(1)	The inventor of each of the five properties, Mr. Xavier Montagne, until July 2025 an executive officer of our company, has assigned each property to us pursuant to duly filed Notices of Recordation of Assignment with the United States Patent and Trademark Office.

Trademarks

We filed trademark applications with the Canadian Intellectual Property Office and the U.S. Patent and Trademark Office for our logo and the brand name “E-Motion”. We operate under the trade name “VISION MARINE TECHNOLOGIES”, but neither this name nor any of the names of the models of our boats are currently registered trademarks.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Trademarks

We own or have filed the following United States trademark applications as of August 5, 2025, as noted below:

No.	Trademark	Owner	Country / Region	Application Number (s)	Application Date	Registration Number(s)	Registration Date	Notes
1.	E-MOTION	Vision Marine Technologies Inc.	United States	90714884	May 17, 2021	7215701	November 14, 2023
2.	PUGBOATS	Vision Marine Technologies Inc.	United States	98110317	July 31, 2023	-	-	Application suspended on April 17, 2024
4.	VISION MARINE	Vision Marine Technologies Inc.	United States	90008528	June 18, 2020		-

We own or have filed the following Canadian trademark applications as of August 5, 2025, as noted below:

No.	Trademark	Owner	Country / Region	Application Number (s)	Application Date	Registration Number(s)	Registration Date
1.	E-MOTION	Vision Marine Technologies Inc.	Canada	2106213	May 12, 2021	TMA1179146	May 10, 2023
2.	PUGBOATS	Vision Marine Technologies Inc.	Canada	2270151	July 18, 2023	-	-
3.	VISION MARINE TECHNOLOGIES SINCE 1995	Vision Marine Technologies Inc.	Canada	2033133	June 10, 2020	-	-
4.	VISION MARINE	Vision Marine Technologies Inc.	Canada	2033134	June 10, 2020	-	-

Employees

As of August 5, 2025, we employed a total of 154 people full-time. All of our employees were employed at our principal executive offices in Boisbriand, Québec, Newport, California and our locations in Florida. None of our employees are covered by a collective bargaining agreement.

The breakdown of full-time employees by main category of activity is as follows:

Number of
Employees
Activity	Full-Time
Administration	29
Operations (Production, logistics and maintenance)	24
Sales and marketing	42
Servicing	59

Property, Plant and Equipment

We operate in various locations in Florida, Quebec and California. We believe that each of these locations provides sufficient space for the operations that are planned to occur therein over the next twelve months. The following is a brief description of those properties and our ongoing obligations in connection with such properties:

Boisbriand, Quebec – Manufacturing Space

Our manufacturing and office space is located in Boisbriand, Quebec, just outside of Montreal. This space is located in three adjacent units each under a separate lease with a related party. For details related to that transaction, please see “Related-Party Transactions”.

The first lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on July 31, 2025. The second lease is for approximately 4,100 square feet, has a monthly rent of approximately $5,400 and expires on July 31, 2025. The third lease is for approximately 13,000 square feet, has a monthly rent of approximately $12,000 and expires on July 31, 2025. Each of these leases is with an entity controlled by our Chief Executive Officer, and we believe that we will be able to continue each of these leases after August 1, 2025.

Ft. Lauderdale, Florida – Dealership

We operate our largest dealership in Ft. Lauderdale, Florida from two contiguous lots. The primary property serves as our main dealership showroom and sales office, featuring extensive indoor and outdoor display areas for our inventory. This facility comprises approximately 10,000 square feet in addition to a second lot of 0.46 acres of land with a 2,882 square foot building. The aggregate monthly lease payment is approximately US$100,000 and terminates on May 31, 2030.

We may purchase these properties pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgages on the properties that mature in February 2032.

Ft. Lauderdale, Florida – Marina and Service Center

We lease a marina and location for additional inventory storage and service operations. This facility includes a 10-acre marina, 110 wet slips, service bays, paint tents, a 50-ton travel lift, a 32,000 lb. forklift, and office space. The current monthly lease payment is approximately US$40,000 and terminates on August 31, 2026.

Palm Beach, Florida – Waterfront Dealership

We operate a waterfront dealership in Palm Beach, Florida consisting of approximately 0.75 acres of land and a 6,000 square foot building. The current monthly lease payment is approximately US$30,000 and terminates on May 31, 2026.

A third party has entered into an agreement to purchase this property. If title to this property is not conveyed to such third party by September 30, 2025, we may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in January 2046.

Tampa Bay, Florida – Dealership

We operate a dealership in Tampa Bay, Florida including approximately 3.1 acres of land, an 8,550 square foot showroom, and a 2,280 square foot covered area. The current monthly lease payment is approximately US$25,000 and terminates on May 31, 2030.

We may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in December 2031.

Pensacola, Florida – Waterfront Dealership

We operate a leased waterfront dealership in Pensacola, Florida. The lease commenced March 1, 2025, for a one-year term with four one-year renewal options. The monthly rent is $3,250, with annual increases of 5%.

Sarasota, Florida – Dealership

We operate a dealership in Sarasota, Florida indirectly. The original lease term ended October 31, 2024, and has been renewed for an additional five-year period with a minimum rent of US$4,000 per month. The property includes a 1,464 square foot building on less than one acre of land and is used for boat sales and display, as well as service operations.

North Palm Beach, Florida – Watersports Showroom

We operate a watersports showroom in North Palm Beach, Florida consisting of approximately 1.46 acres (including submerged land) and a 26,258 square foot building. The current monthly lease payment is approximately US$42,000 and terminates on May 31, 2026.

A third party has entered into an agreement to purchase this property. If title to this property is not conveyed to such third party by September 30, 2025, we may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in December 2031.

Palm City, Florida – Yacht Tender Service

We operate a yacht tender service property in Palm City, Florida. The property consists of 0.13 acres of land and a 6,360 square foot warehouse. The current monthly lease payment is approximately US$9,000 and terminates on May 31, 2030.

We may purchase this property pursuant to the Real Property Option. If we elect to do so, we will likely need to obtain a source of financing to pay the mortgage on the property that matures in July 2032.

Riviera Beach, Florida – Kayak Rentals

We operate a kiosk providing kayak rentals in Riviera Beach, Florida which is licensed from the City of Riviera Beach, Community Redevelopment Agency under a license agreement with Seven Kings Management, Inc. The current license term runs from December 1, 2024, to November 30, 2025, with a monthly license fee of $1,250 plus applicable sales tax. The agreement is subject to annual renewal.

Ventura, California – Electric Boat Rentals

We lease a kiosk and two slips for our rental business at the Ventura Portside Marina in Ventura, California. In exchange for use of the space and common areas in the facility, we pay a monthly rent of approximately US$2,500. The lease expires on March 31, 2027.

Ft. Lauderdale, Florida – Water Sports Warehouse

We lease a warehouse in Lauderdale, Florida consisting of approximately 5,157 square feet. The lease commenced July 1, 2024, for a three-year term with one two-year renewal option. The monthly base rent is $11,500 for the first two years, increasing to $11,845 thereafter.

On October 1, 2021, we entered into a lease agreement with the developers of Waves at Dania Beach, Florida to rent office space as well as slip space for twenty-five electric boats, for monthly rent of approximately US$10,000, which lease expires on October 1, 2027. Monthly rent is payable upon the completion of the Dania Beach, Florida development, which as of the date of this prospectus is anticipated to be completed by December 2025.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Our Articles of Incorporation are attached as an exhibit to the registration statement of which this prospectus forms a part. Our Articles of Incorporation provide that our company shall have a minimum of one (1) and a maximum of ten (10) directors.

Our Board of Directors (the “Board”) consists of five directors. Four of our five directors satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our directors are elected annually at each annual meeting of our company’s shareholders. The Board assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors.

Our Board of Directors is responsible for appointing our company’s officers.

Board Committees

On November 27, 2020, we established three committees under the Board of Directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is governed by a charter approved by our Board of Directors.

Audit Committee

Our Audit Committee consists of Steve P. Barrenechea, Dr. Philippe Couillard and Luisa Ingargiola and is chaired by Ms. Ingargiola. Each member of the Audit Committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Our Audit Committee Financial Expert is Luisa Ingargiola who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee is responsible for, among other things:

•	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•	discussing the annual audited financial statements with management and our independent registered public accounting firm;

•	annually reviewing and reassessing the adequacy of our Audit Committee charter;

•	meeting separately and periodically with the management and our independent registered public accounting firm;

•	reporting regularly to the full Board of Directors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•	such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time.

Compensation Committee

Our Compensation Committee consists of Steve P. Barrenechea and Luisa Ingargiola and is chaired by Mr. Barrenechea. Each of the Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our Compensation Committee assists the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

•	reviewing and approving to the Board with respect to the total compensation package for our most senior executive officers;

•	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•	reviewing and recommending to the Board with respect to the compensation of our directors;

•	reviewing periodically and approving any long-term incentive compensation or equity plans;

•	selecting compensation for consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Philippe Couillard, Luisa Ingargiola and Steve P. Barrenechea and is chaired by Dr. Couillard. Each member of the Nominating and Corporate Governance Committee satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers.

Name, Province/State and			Director/Officer
Country of Residence	Age	Position	Since
Alexandre Mongeon / Quebec, Canada	50	Chief Executive Officer and Director	August 2014

Raffi Sossoyan / Quebec, Canada	55	Chief Financial Officer	March 2024

Roger Moore / Florida, United States	79	Chief Revenue Officer	June 2025

Daniel Rathe / Missouri, United States	36	Chief Technical Officer	July 2025

Pierre-Yves Terrisse / Québec, Canada	57	Director	February 2025

Steve P. Barrenechea / California, United States	67	Director	September 2020

Luisa Ingargiola / Florida, United States	58	Director	September 2020

Dr. Phillipe Couillard / Quebec, Canada	68	Director	September 2023

Business Experience

The following summarizes the occupation and business experience during the past five years or more for our directors, and executive officers as of the date of this prospectus:

Alexandre Mongeon, -- Chief Executive Officer and Director

Alexandre Mongeon is a co-founder and the Chief Executive Officer of the Company. Since his arrival in 2014, he has brought his extensive experience in leading marine technology ventures with a focus on innovation, sustainability, and global market growth. Under his leadership, the Company has become a pioneer in electric marine propulsion, developing the award-winning e-Motion™ electric outboard and forging key strategic partnerships to drive international expansion. He played a central role in the development of the Ozark 2023, the world’s fastest electric boat, which reached a record speed of 116 mph. Mr. Mongeon has demonstrated a consistent ability to drive operational excellence, scale global sales, and position the Company as a leader in clean recreational boating technologies. Mr. Mongeon is a graduate of the School of Construction in Laval, Quebec with a specialization in electricity.

Raffi Sossoyan, -- Chief Financial Officer

Raffi Sossoyan is a chartered professional accountant with over 25 years of multinational and multidisciplinary experience in various aspects of the accounting, finance, treasury, risk management and taxation functions. Prior to joining us, Mr. Sossoyan held various senior management positions at Velan Inc., a Canadian multinational company listed on the Toronto Stock Exchange (TSX) from January 2010 to August 2018, and again from August 2021 to October 2023. At Velan Inc., Mr. Sossoyan most recently served as the Vice President, Corporate Treasury where he managed financial operations. Additionally, Mr. Sossoyan served as Chief Financial Officer at Valtech Fabrication, Inc. from 2018 to 2021. Since 2013, Mr. Sossoyan has served on the board of directors of the Canadian Armenian Business Council, a non-profit corporation that serves and promotes the Armenian business community and all of its professionals in the Canadian and North American markets.

Roger Moore – Chief Revenue Officer

Roger Moore is a trailblazing entrepreneur who has the distinction of having sailed around the world on a 13-year, 42,000 nautical mile journey. His firsthand experience as a seasoned boater drives his visionary approach to business, making him a true authority in the maritime industry. Upon returning from his nautical journey to Fort Lauderdale, FL, Mr. Moore co-founded Quality Power and Sail, LLC in 2003. Under his leadership, it expanded into a diversified marine conglomerate known today as Nautical Ventures. He lives full-time on an 84-foot expedition yacht, providing him with intimate knowledge of the marine industry from vessel mechanics to customer needs.

Daniel Rathe – Chief Technical Officer

Daniel Rathe brings over seven years of technical leadership experience in energy storage system integration and development, complemented by over a decade of entrepreneurial business management experience. During his tenure at Spear Power Systems from 2018 to 2023, Mr. Rathe was placed in roles with increasing responsibility, establishing manufacturing operations, and serving as the Global Service Manager for maritime energy storage systems (“ESS”) up to 3MWh across international markets. He drove engineering changes from in-field feedback, leading ESS integration projects for high-profile customers, including the pair of flagship Maid of the Mist electric boats in Niagara Falls, NY. Mr. Rathe played a critical role in manufacturing process development, quality validation, and certification compliance for DNV-GL, ABS, and USCG classed vessels. His technical expertise encompasses high-voltage systems and advanced manufacturing standards, supported by specialized certifications in high voltage training and IPC-JSTD quality protocols. He holds a Bachelor of Science degree in Construction Management from Missouri State University.

Pierre-Yves Terrisse -- Director

Pierre-Yves is currently Vice-President Corporate Development at NanoXplore (TSX-GRA), a world leader in graphene production with applications varying from transportation to plastic and drilling fluid. Prior to that, Pierre-Yves was Managing Director Investment Banking for a major Canadian financial institution with more than $13B of market capitalization. From 2013 to 2022, Mr. Terrisse was instrumental in building Ventum Capital Markets (formally Echelon Wealth Partners) Quebec institutional presence and leadership through multiple financial transactions. From 2006 to 2012, Pierre-Yves was Vice-President Dundee Capital Market, privatized by Dundee Corporation in 2012. Pierre-Yves started his career in finance (capital markets) and has a sell-side analyst covering the technology and industrial sectors for leading independent Canadian investment banks from 1996 to 2006.

Steve P. Barrenechea -- Director

Steven P. Barrenechea has served as Executive Vice President of ALG Corp. since 2006, which is a transactional investment banking and advisory firm active in the oil and gas, industrial gases, robotics, and technology sectors. Mr. Barrenechea specializes in board protocol and investor outreach. Since 2023, Mr. Barrenechea has also served as a consultant to Indrocorp Technologies, Inc. (dba “Indrotek”), a privately held company focused on innovative robotics and AI software solutions for both commercial and military applications, including cutting-edge counter-drone technologies. He is also a Director of Innov8 Gases Corp., a privately held company engaged in the development of helium and green hydrogen resources in the Holbrook Basin, Arizona. From 2001 to 2003, Mr. Barrenechea served as interim CEO during the early stages of Dune Energy, Inc., helping guide its predecessor through significant growth into a $1 billion enterprise producing 4,500 BOE/day, with operations onshore in Texas and Louisiana, and offshore in Gulf of Mexico state waters. He served on Dune Energy’s Board of Directors from its founding in 2001 until 2010. Earlier in his career, Mr. Barrenechea was the founder and CEO of Coastal Restaurants, Inc. (1993–2004), which operated multiple locations across New York and Connecticut before being sold in 2004. Mr. Barrenechea has been active in various charitable organizations including the American Cancer Society and the National Multiple Sclerosis Society. He has previously served on the Boards of the Connecticut Chapter of the American Red Cross, the Connecticut Child Guidance Center, and The Creative Coalition. He holds a B.B.A. from the Leonard N. Stern School of Business at New York University and currently resides in Los Angeles, California.

Luisa Ingargiola -- Director

Luisa Ingargiola has been Chief Financial Officer of Avalon GloboCare Corp. (Nasdaq: ALTB) since February 2017. Ms. Ingargiola has served as a Director and Audit Committee Chair of Vision Marine Technologies Inc. (Nasdaq: VMAR) since December 2020, BioCorRx Inc. (OTCQB: BICX) since April 2018, a Director of Fusion Fuel Green PLC (Nasdaq: HTOO) since February 2025, where she serves on the board’s Audit (Chair), Nominating and Compensation Committees, and as a Director of Dragonfly Energy Holdings Corp. (Nasdaq: DFLI) since June 2021. Ms. Ingargiola was also a Director and Audit Committee Chair of AgEagle Aerial Systems Inc. (NYSE American: UAVS) from May 2018 to November 2022 and Siyata Mobile from December 2020 to December 2021, and served as a Director of Xos, Inc. from March 2024 to June 2025, ElectraMeccanica Vehicles Corp. from March 2018 to March 2024 (when it was acquired by Xos), and Progress Acquisition Corp. from November 2020 to February 2023. Ms. Ingargiola graduated from Boston University with a bachelor’s degree in Business Administration and a concentration in Finance. She also received a Master of Health Administration from the University of South Florida.

Dr. Phillipe Couillard -- Director

From 2014 to 2018, Dr. Couillard served as the 31st Premier (First Minister) of Quebec. Prior to that, Dr. Couillard served as the Minister of Health for the province of Quebec from 2003 to 2008. Dr. Couillard also served as a Member of the National Assembly from 2003 to 2008 and from 2013 to 2018. Dr. Couillard is currently a member of various boards of directors, including Diagnos (TSX: ADK.V) and Revera Inc. He is a senior advisor at Strategy Corp, a consulting firm and the co-founder of Eleqtrion, a startup developing an aluminum-ion battery. Dr. Couillard was previously a member of the board of directors of the Canadian Cancer Society (2019-2023). Dr. Couillard began his career practicing neurosurgery internationally from 1985 to 2003, when he began his political career. Dr. Couillard served as Chief Surgeon in the Department of Neurosurgery at the Hôpital Saint-Luc in Montréal from 1989 to 1992 and was chairman of surgery at the University of Sherbrooke from 1996 to 2003. Dr. Couillard also co-founded the Dhahran Department of Neurosurgery in Saudi Arabia, where he practiced from 1992 to 1996. Dr. Couillard received his medical degree in 1979 and completed his specialty training in neurosurgery in 1985 at the Université de Montréal.

Executive Compensation for Our 2024 Fiscal Year

Executive Officers

The following table sets forth all annual and long-term compensation for services in all capacities to our Company during the fiscal periods indicated in respect of the executive officers set out below:

			Share-	Option-		Long		All
Named Executive			based	based	Incentive	term	Pension	Other	Total
Officer		Salary	awards	awards	Plan	Incentive	Value	Compensation	Compensation
and Principal Position	Year	($)	($)	($)	($)	Plan ($)	($)	($)	($)
Alexandre Mongeon	2024	585,146	Nil	Nil	Nil	Nil	Nil	Nil	585,146
Chief Executive Officer	2023	605,461	Nil	14,893	Nil	Nil	Nil	Nil	620,354
	2022	567,016	Nil	14,472	Nil	Nil	Nil	Nil	581,488
Xavier Montagne(4)	2024	349,465	Nil	53,638	Nil	Nil	Nil	Nil	403.103
Chief Technology Officer & COO	2023	280,690	Nil	252,413	Nil	Nil	Nil	Nil	533,103
	2022	229,804	Nil	883,703	Nil	Nil	Nil	Nil	1,113,507
Raffi Sossoyan (1)	2024	269,680	39,698	Nil	Nil	Nil	Nil	23,850	333,228
Chief Financial Officer	2023	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2022	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Patrick Bobby (2)	2024	245,894	Nil	Nil	Nil	Nil	Nil	Nil	245,894
Former President of Special Operations	2023	400,000	Nil	14,893	Nil	Nil	Nil	Nil	414,893
	2022	411,472	Nil	14,472	Nil	Nil	Nil	Nil	425,944
Kulwant Sandher (3)	2024	227,768	Nil	Nil	Nil	Nil	Nil	Nil	227,768
Former Chief Financial Officer	2023	380,533	Nil	14,893	Nil	Nil	Nil	Nil	395,426
	2022	328,790	Nil	14,472	Nil	Nil	Nil	Nil	343,262

(1)	Raffi Sossoyan became Chief Financial Officer of the Company effective March 1, 2024.

(2)	Patrick Bobby resigned as a director and President of Special Operations of the Company effective April 16, 2024. The amounts in the table above include his compensation received from the Company up to that date.

(3)	Kulwant Sandher resigned as Chief Financial Officer of the Company effective February 29, 2024. The amounts in the table above include his compensation received from the Company up to that date.
(4)	Xavier Montagne’s contract as Chief Technology Officer and Chief Operating Office expired on July 11, 2025.

Directors

The following table sets forth the value of all compensation paid to the directors, excluding Alexandre Mongeon who is paid as an officer and not as a director, during the fiscal years ended August 31, 2024 and 2023 (Pierre-Yves Terrisse is currently one of our directors, but is excluded from the table as he was appointed in February 2025):

		Fees	Share-based	Option-based	Plan	Pension	All other
	Fiscal	earned	awards	awards	compensation	value	compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
Steve P. Barrenechea	2024	35,698	52,888	Nil	Nil	Nil	Nil	88,586
	2023	184,895	51,925	42,552	Nil	Nil	Nil	279,372
Anthony Cassella(1)	2024	14,163	28,714	47,734	Nil	Nil	Nil	90,611
	2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Philippe Couillard(2)	2024	25,414	Nil	40,425	Nil	Nil	50,816	116,655
	2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Luisa Ingargiola	2024	35,698	52,888	Nil	Nil	Nil	Nil	88,586
	2023	66,032	51,925	42,552	Nil	Nil	Nil	160,509
Carter Murray(3)	2024	Nil	Nil	Nil	Nil	Nil	113,342	113,342
	2023	Nil	Nil	Nil	Nil	Nil	127,705	127,705
Mario Saucier(4)	2024	22,824	28,553	Nil	Nil	Nil	6,899	58,276
	2023	58,286	43,811	Nil	Nil	Nil	Nil	102,097

(1)	On January 26, 2024, the Board appointed Mr. Anthony Cassella as a member of the Board. He resigned as a director on July 11, 2025.

(2)	On September 8, 2023, the Board appointed Dr. Philippe Couillard as a member of the Board.

(3)	On April 2, 2024, Mr. Carter Murray resigned as a member of the Board.

(4)	On March 26, 2024, Mr. Mario Saucier resigned as a member of the Board.

New Executive Compensation Arrangements

In our 2024 fiscal year, we entered into an Executive Compensation Agreement with our Chief Financial Officer and amended the Executive Compensation Agreement that we entered into with our Chief Executive Officer.

Executive Compensation Agreement with Mr. Sossoyan

On March 1, 2024, we entered into an Executive Compensation Agreement with Raffi Sossoyan, our Chief Financial Officer (the “Sossoyan Agreement”), which replaced our prior Employment Agreement with him of September 2023. Pursuant to the terms and provisions of the Sossoyan Agreement: (a) Mr. Sossoyan is appointed as our Chief Financial Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Sossoyan a gross annual net salary of $260,000 (the “Annual Base Salary”); (c) pay Mr. Sossoyan a signing bonus of $50,000 payable in our common shares conditional upon his remaining in our service for a minimum of 12 months, (d) provide Mr. Sossoyan with employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (e) Mr. Sossoyan is eligible to receive a discretionary bonus of up to 25% of his Annual Base Salary; and (e) Mr. Sossoyan will be entitled to five weeks’ paid annual vacation per calendar year.

We may terminate the employment of Mr. Sossoyan under the Sossoyan Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Sossoyan may terminate his employment under the Sossoyan Agreement for any reason by providing not less than 60 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.

The employment of Mr. Sossoyan will terminate upon the death of Mr. Sossoyan. Upon the death of Mr. Sossoyan during the continuance of the Sossoyan Agreement, we will provide Mr. Sossoyan’s estate with (a) payment of any unpaid portion of his Annual Base Salary through the date of his death and (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program.

Amended Executive Compensation Agreement with Mr. Mongeon

On February 27, 2024, we entered into an Amending Agreement to the Executive Compensation Agreement with Alexandre Mongeon, our Chief Executive Officer (the “Amending Agreement”) which was originally entered into on March 1, 2021. In addition to maintaining the terms and provisions of the original Executive Compensation Agreement, the Amending Agreement provides to Mr. Mongeon share-based compensation of up to 445 restricted common shares of the Company conditional upon the Company achieving certain levels of market capitalization value for a 21-day period, starting at $100,000,000. The Amending Agreement also provides Mr. Mongeon with up to $750,000 in cash bonuses conditional upon the Company achieving certain levels of earnings before interest, taxes, depreciation and amortization in a fiscal year, starting at $10,000,000.

We are currently negotiating another amendment to the Executive Compensation Agreement with Mr. Mongeon. We anticipate that if we enter into such an amendment, it will contain an equity bonus and milestone based equity incentives.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Term of Office

Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of shareholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our Board of Directors appoints our officers and each officer is to serve until his successor is appointed and qualified or until his or her death, resignation or removal.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers have been the subject of the following events:

1.	a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	engaging in any type of business practice; or

iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

4.	the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.	was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6.	was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	any federal or state securities or commodities law or regulation; or

ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Our Board has determined that the following directors are “independent” within the meaning of the corporate governance standards of Nasdaq Rule 5605 and meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act: Pierre-Yves Terrisse, Steve P. Barrenechea, Luisa Ingargiola and Dr. Phillipe Couillard. As such directors do not have a direct or indirect material relationship with our company. A material relationship is a relationship which could, in the view of our Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors, officers and other employees.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of August 5, 2025 by (a) all our directors; (b) all our executive officers, and (c) all our executive officers and directors as a group. We do not know of any person who beneficially owns 5% or more of our outstanding common shares. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common shares.

				Percentage of
		Percentage of		Common Shares
	Common Shares	Common Shares		Beneficially
	Beneficially	Beneficially		Owned After
Name	Owned (1)	Owned (2)		Offering(10)
Directors and Executive Officers:
Alexandre Mongeon, Chief Executive Officer, Director(3)	1,037	*	%	*	%
Roger Moore, Chief Revenue Officer(8)	287,500	19.99%		9.25%
Raffi Sossoyan, Chief Financial Officer	42	*	%	*	%
Daniel Rathe, Chief Technical Officer(9)(11)	166	*	%	*	%
Steve P. Barrenechea, Director(4)	1,824	*	%	*	%
Luisa Ingargiola, Director(5)	1,824	*	%	*	%
Dr. Philippe Couillard, Director(6)	38	*	%	*	%
Pierre-Yves Terrisse, Director(7)	Nil	*	%	*	%
All Directors and Executive Officers as a Group (Seven Persons)	4,931	*	%	*	%

*	Under 1%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on August 5, 2025. Holders of shares of our Series A Preferred Shares are subject to restrictions upon conversion and exercise of those securities including certain of our option securities that prevent holders of those securities from owning more than 4.99% of our common shares. The table accounts for such limitations.

(2)	The percentage is calculated based on (i) 1,157,137 common shares that were outstanding as of August 5, 2025 and (ii) common shares deemed to be beneficially owned by such person or group if the person or group has the right to acquire the common shares within 60 days of the date as of which the information is provided.

(3)	Includes 16 common shares underlying options that have vested or will vest within the next 60 days.

(4)	Includes 45 common shares underlying options that have vested or will vest within the next 60 days.

(5)	Includes 45 common shares underlying options that have vested or will vest within the next 60 days.

(6)	Includes 38 common shares underlying options that have vested or will vest within the next 60 days.

(7)	Pierre-Yves Terrisse was appointed to our Board of Directors in February 2025.

(8)	Roger Moore was appointed our Chief Revenue Officer in June 2025. Mr. Moore does not hold any of our common shares, but he beneficially owns a 93% of the common shares underlying a USD$4 million convertible note that is convertible at USD$8.624 per share. The note contains a limitation on conversion such that the maximum amount of shares that can be converted is that which would result in the holder owning no more than 19.99% of the outstanding shares. As a result, Mr. Moore beneficially owns 287,500 of our common shares prior to the offering and he will beneficially own 431,354 common shares after the offering.

(9)	Daniel Rathe was appointed our Chief Technical Officer in July 2025.

(10)	Assuming the immediate exercise of any pre-funded warrants sold in this offering.

(11)	Includes 166 common shares underlying options that have vested or will vest within the next 60 days.

The information as to shares beneficially owned, not being within our knowledge, has been furnished by each of our officers and directors, all directors and executive officers as a group, and each person who is known to us to own beneficially more than 5% of our common shares.

As of August 5, 2025, there were 19 holders of record of our common shares in the United States including CEDE & Co., which is a nominee of the Depository Trust Company.

RELATED-PARTY TRANSACTIONS

In addition to employment and consulting agreements described elsewhere in this prospectus and the agreements related to the acquisition of Nautical Ventures, the following summarizes those transactions since September 1, 2021 to which we have been a participant in which the amount involved exceeded or will exceed $25,000, and in which any of our directors, executive officers or beneficial owners of our common shares who own more than 10% of our common shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest:

•	We sold $84,149 of boats, parts, services and other items for that portion of our 2022 fiscal year prior to acquiring EB Rental, Ltd (“EBR”). Our Chief Executive Officer was an affiliate of EBR at the time of those sales. There was no written agreement for any of these sales;

•	We entered into an agreement with Montana Strategies Inc., wholly owned corporation of Philippe Pellerin a related party who operated our rental business in the United States (prior to the sale of EBR) to rent a forklift truck in connection with EBRs operations pursuant to which we paid $29,059 and $62,462 in the 2023 and 2022 fiscal years, respectively. As of the date of this prospectus, this agreement has been terminated; and

•	On April 25, 2024, we sold 100% of the shares of EBR, which previously facilitated our electric boat rental operations located in Newport Beach, California, to Stratégies EB Inc. for $1,089,302. At the time of the sale, Stratégies EB Inc. was a related party because its controlling shareholder was a member of management of EBR prior to its sale.

The following advances from related parties are non-interest bearing and have no specified terms of repayment. As of May 31, 2025, the amounts due to and from related parties are as follows:

As of May 31,
2025
$
Share subscription receivable
9335-1427 Quebec Inc.(1)	25,000
Alexandre Mongeon(2)	14,200
39,200

Current advances to related party
Alexandre Mongeon(2)(8)	17,609

Amounts due to related parties included in trade and other payable
Alexandre Mongeon(2)	10,769
Xavier Montagne(3)	5,808
Raffi Sossoyan(4)	5,750
Mac Engineering, SASU(6)	18,519
40,846

The following table summarizes our related party transactions for the years ended August 31, 2024, 2023 and 2022 and for the nine-month period ended May 31, 2025:

	May 31, 2025	August 31, 2024	August 31, 2023	August 31, 2022
	$	$	$	$
Research and Development
Mac Engineering, SASU(6)	1,392,983	2,759,362	545,892	666,178

Office salaries and benefits
Montana Strategies Inc.(7)	-	-	29,059	62,462

(1)	Mr. Alexandre Mongeon has control and dipositive power over 9335-1427 Quebec Inc.
(2)	Mr. Alexandre Mongeon is chief executive officer of the Company.
(3)	Mr. Xavier Montagne was the chief technology officer and chief operating officer of the Company until July 2025.
(4)	Mr. Raffi Sossoyan is the Chief Financial Officer of the Company.
(5)	Mr. Alexandre Mongeon, our chief executive officer has control over California Electric Boat Company Inc.
(6)	Mr. Xavier Montagne, an officer of the Company until July 2025, has control and dipositive power over Mac Engineering, SASU.
(7)	Prior to June 3, 2021, Montana Strategies Inc. was a wholly owned corporation of Philippe Pellerin a related party who operated our rental business in the United States (prior to the sale of EBR).
(8)	This advance was fully repaid subsequent to May 31, 2025.

The Company leases its Boisbriand premises from California Electric Boat Company Inc., an entity controlled by Alexandre Mongeon. Prior to August 1, 2024, this lease was accounted for as a right-of-use asset and lease liability. However, on August 1, 2024, the lease was renegotiated for a one year term only and ceased to be accounted for as a right-of-use asset and lease liability. As such, as at August 31, 2024, the right-of-use asset for this lease was nil [August 31, 2023 – $1,270,955] and the lease liability was nil [August 31, 2023 – $1,395,732]. For the fiscal year ended August 31, 2024, rent expense of $22,446 [August 31, 2023 and 2022 – nil for both periods] was recorded under the renegotiated lease. For the nine-month period ended May 31, 2025, rent expense of $205,043 was recorded under the renegotiated lease.

On June 10, 2025, Nautical Ventures entered into lease agreements with Marine Ventures LLC, an entity over which Roger Moore, an officer of the Company, has control and dipositive power. The lease agreements are for six commercial properties described in the “Property, Plant and Equipment” section above. For two of the locations, the lease term is for one year with nine additional options to extend the term of the lease for additional periods of one year each with total monthly lease payments totaling US$71,860. For four of the locations, the lease term is for five years with one additional option to extend the term of the lease for an additional period of five years with total monthly lease payments totaling US$133,775. The Company obtained an exclusive option to purchase each of these properties at any time during the lease term of the relevant property.

MATERIAL CHANGES

Except as otherwise described in (i) our Annual Report on Form 20-F for the year ended August 31, 2024 filed with the SEC on December 20, 2024 and as amended by Form 20-F/A on April 15, 2025, (ii) in our reports, as amended if applicable, on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and (iii) as disclosed in this prospectus, no reportable material changes have occurred since August 31, 2024.

MARKET FOR OUR SECURITIES

Our common shares are presently quoted on the Nasdaq Capital Market under the symbol “VMAR”. As of August 14, 2025, the last reported sale price of our common share on the Nasdaq Capital Market was US$2.84 per share. The market for our common shares is limited and may become volatile and sporadic. There is no market for our pre-funded warrants, and we do not intend to apply for or create any such market for such pre-funded warrants.

Holders

As of August 5, 2025, the registrar and transfer agent for our common shares reported that there were 1,157,137 common shares issued and outstanding. 2,449 of our common shares were registered to 14 shareholders in Canada, one of which is CDS & Co., which is a nominee of the Canadian Depository for Securities Limited. 1,152,056 of our common shares were registered to residents of the United States, including 1,107,566 shares registered to CEDE & Co., which is a nominee of the Depository Trust Company. 2,632 of our common shares were registered to a resident of France.

Dividends

We have not declared any common share dividends to date. We have no present intention of paying any cash dividends on our common shares in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, is within the discretion of our Board of Directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no material restrictions in our Articles of Incorporation and By-laws that restrict us from declaring dividends.

ARTICLES OF INCORPORATION OF OUR COMPANY

Our company was incorporated under the laws of the Province of Québec, Canada on August 27, 2012, under the name Riopel Marine, Inc. We amended our Articles of Incorporation on April 22, 2020, to change our name to Vision Marine Technologies Inc. and filed certificates of amendment on January 20, 2020 to modify classes of common shares, and on (i) September 30, 2022, (ii) December 13, 2023, and (iii) January 15, 2024, to create new classes of preferred shares. The following is a description of certain sections of our Articles of Incorporation.

Remuneration of Directors

Our directors are entitled to remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the board Directors fixes, from time to time, by resolution, the remuneration of the directors. In addition, the Board of Directors may, by resolution, grant special compensation to a director who performs a specific or additional mandate on behalf of the Company. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.

Number of Directors

Our Articles of Incorporation provide for a minimum of one and a maximum of ten directors. The Board is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the Board, or failing that by shareholder resolution.  The number of directors is currently fixed at six directors. An amendment to the Articles of Incorporation which reduces the number of directors does not end the mandate of the directors in office.

Directors

Our directors are elected each year at the annual shareholders’ meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the Articles of Incorporation.

Authorized Capital

Our Certificate of Incorporation, as amended by our Articles of Amendment, provides that our authorized capital consists of two classes of shares, (1) an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as voting common shares – Series Founder, an unlimited number are designated as voting common shares – Series Investor 1, an unlimited number are designated as voting common shares – Series Investor 2 and an unlimited number are designated as non-voting common shares; (2) an unlimited number of preferred shares without par value, issuable in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors and holders of Preferred Shares shall be entitled to receive from the amounts which the Company may set aside for the payment of dividends; (3) 6,000 Series A Preferred Shares with a stated value of US$1,000 per share and are convertible into common shares at the election of the holder of the Series A Preferred Shares at any time at a price of US$4.50 per share, subject to adjustment. The Series A Preferred Shares rank senior to the common shares but retain no voting rights and are convertible at the election of a holder into that number of common shares determined by dividing the series A stated value (plus any and all other amounts which may be owing in connection therewith) by the Set Price, subject to certain beneficial ownership limitations which prohibit any holder from converting into an amount of common shares that would cause such holder to beneficially own more than 4.99% of the then outstanding common shares). On the one-year anniversary of the original issuance date, the Series A Preferred Shares will automatically convert into common shares at the lesser of: (y) the then Set Price and (z) 80% of the volume-weighted average price of our common shares during the five trading days ending on, and including, such date; and (4) 3,000 Series B Preferred Shares with a stated value of US$1,000 per share and are convertible into common shares at the election of the holder of Series B Preferred Shares at any time at a price of US$4.50 per share, subject to adjustment. The Series B Preferred Shares rank senior to the common shares but retain no voting rights and are convertible at the election of a holder into that number of common shares determined by dividing the Series B Stated Value (plus any and all other amounts which may be owing in connection therewith) by the Series B Set Price. On the one-year anniversary of the original issuance date, the Series B Preferred Shares will automatically convert into common shares at the lesser of: (y) the then Series B Set Price and (z) 80% of the volume-weighted average price of our common shares during the five trading days ending on, and including, such date.

Rights, Preferences and Restrictions Attaching to Our Shares

Our voting common shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our voting common shares:

•	the right to vote at every shareholders’ meeting and receive a notice of meeting;

•	each shareholder has one vote per share during the meeting;

•	voting common shares carry the right to receive any dividend; and

•	voting common shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Company.

Our non-voting common shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our non-voting common shares:

•	non-voting common shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;

•	non-voting common shares carry the right to receive any dividend; and

•	non-voting common shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our preferred shares as of the date of this prospectus, inclusive of our Series A Preferred Shares and Series B Preferred Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions:

•	Preferred shares, Series A Preferred Shares and Series B Preferred Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;

•	Preferred shares, Series A Preferred Shares and Series B Preferred Shares shall be entitled to preference over the common shares of the Company and over any other shares of the Company ranking junior to the Preferred Shares with respect to the payment of any dividend; and

•	Preferred shares, Series A Preferred Shares and Series B Preferred Shares shall be entitled to preference over the common shares of the Company and over any other shares of the Company ranking junior to the Preferred Shares to share the remainder of the assets in the event of the liquidation or dissolution of the Company.

Shareholder Meetings

The Business Corporations Act provides that: (i) the corporation must hold an annual meeting of shareholders; if necessary, it can hold one or more special shareholder’s meetings; (ii) shareholders’ meeting may be held in Quebec, in any place chosen by the Board of Directors, or may be held at a location outside Quebec if the Articles of Incorporation allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 18 months of the incorporation of the Company and, thereafter, within 15 months of the previous annual meeting; (iv) the Board of Directors may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the Board of Directors to convene a special meeting for the purposes set out in their request.

Pursuant to Article 12 of our By-laws, a shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so by any means, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; each shareholder participating by such means shall be deemed to be present at the meeting.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

Vision Marine Technologies Inc. is incorporated pursuant to the laws of the Province of Quebec, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations For Non-Canadian Holders,” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development (the “Minister”), is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more. The threshold is reduced to $5 million or more for a direct acquisition of control of the company by a non-WTO investor.

In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is currently $1.386 billion (unless the WTO member is party to one of a list of certain free trade agreements, in which case the amount is currently $2.079 billion); since January 1, 2019, both thresholds are adjusted annually by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009 and 2024, important amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections. In 2016, 2021 and 2025, the government of Canada released a set of guidelines for the national security review process. The guidelines state that, in assessing a proposed investment under the national security provisions of the Investment Act, the nature of the asset or business activities and the parties, including the potential for third party influence, involved in the transaction will be considered. The guidelines also provide a list of factors that may be taken into account to determine whether a review of an investment on national security grounds will be conducted.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including:

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

TAXATION

Canadian Federal Income Tax Considerations for Non-Canadian Holders

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, the offered securities pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or, collectively, the Canadian Tax Act, (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, the offered securities in a business carried on in Canada; (5) has not entered into, with respect to our offered securities, a “derivative forward agreement” as that term is defined in the Canadian Tax Act and (6) holds the offered securities as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended, or the Canada-U.S. Tax Treaty, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof the (“Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the offered securities must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is the beneficial owner of the dividends and a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15% (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of all of the issued voting shares). We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account. Non-Canadian Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of an offered security, nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless (i) the offered securities are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition; and (ii) the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the offered securities will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the offered securities are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes Nasdaq unless at any particular time during the 60-month period that ends at that time:

•	at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•	more than 50% of the fair market value of the offered securities was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, offered securities could be deemed to be “taxable Canadian property.”

A Non-Canadian Holder’s capital gain (or capital loss) of a disposition or deemed disposition of the offered securities that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Canadian Tax Act) generally will be computed and taxed as though the Non-Canadian Holder were a resident of Canada for purposes of the Canadian Tax Act. Such Non-Canadian Holder may be required to report the disposition or deemed disposition of offered securities by filing a tax return in accordance with the Canadian Tax Act. Non-Canadian Holders whose offered securities may be taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them. The proceeds of disposition payable by the purchaser to the Non-Canadian Holder may be subject to a mandatory withholding equal to 25% of such proceeds if the Non-Canadian Holder does not provide the purchaser with a proper certificate issued by the Canadian tax authorities.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of the offered securities by a U.S. holder (as defined below) that holds offered securities as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting shares, holders who will hold offered securities as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of the offered securities.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of offered securities that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding offered securities and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in the offered securities.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The discussion below under “Dividends” and “Sale or Other Disposition of Offered Securities” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our common shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements, and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, common shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market, as our common shares are expected to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

Sale or Other Disposition of Offered Securities

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of offered securities in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such offered securities. Any capital gain or loss will be long-term if the offered securities have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the offered securities.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of common shares. Under the PFIC rules:

•	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the common shares;

•	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income; and

•	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our common shares listed on the Nasdaq, and provided that the common shares will be regularly traded on the Nasdaq, a U.S. holder holds common shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of common shares held at the end of the taxable year over the adjusted tax basis of such common shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the common shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our common shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

Dividends that we pay on our common shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our common shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-

Treatment of Pre-Funded Warrants

Although not free from doubt, a pre-funded warrant should be treated as a share of our common shares for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common shares, as described below. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of a fractional share) upon the exercise of a pre-funded warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common shares received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common shares received upon exercise, increased by the exercise price of C$0.001. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including alternative characterizations).

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of the offered securities. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE OFFERED SECURITIES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of our share capital. This summary is not complete and you should review our Articles of Incorporation and the Modifications to Certificate, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the below share capital.

Common Shares

The description of our common shares under the section “Articles of Incorporation of our Company” in this prospectus is incorporated herein by reference.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The following is a summary of our common shares and the pre-funded warrants. You should review the underwriting agreement, our Articles of Incorporation, the Modification to Certificate and the form of the pre-funded warrant, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to our common shares and pre-funded warrants.

Common Shares

The description of our common shares under the section “Articles of Incorporation of our Company” in this prospectus is incorporated herein by reference.

Our Articles of Incorporation permit the issuance of an unlimited number of Common shares, and holders of common shares have no pre-emptive or conversion or exchange right or other subscription rights in connection with such further issuance. Under our Articles of Incorporation, the authorized share capital of the Company is comprised of two (2) classes of shares, being: (a) an unlimited number of common shares without par value, issuable in four series, of which (i) an unlimited number are designated as voting common shares - series founder, (ii) an unlimited number are designated as voting common shares - series investor 1, (iii) an unlimited number are designated as voting common shares - series investor 2 and (iv) an unlimited number are designated as non-voting common shares, and (b) an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

Voting Rights

The common shares offered herein, subject to the Business Corporations Act, are entitled to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of C$0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common shares following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of common shares which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrants, the form of which is being filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercise price

The exercise price of each pre-funded warrants is equal to the offering price of each common share sold in this offering, of which all but C$0.001, the remaining nominal exercise price, has been paid. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance and until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of common shares purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the pre-funded warrant. No fractional common shares will be issued in connection with the exercise of a pre-funded warrant.

Exercise limitations

The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the common shares then outstanding (including for such purpose the common shares issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common shares.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange listing

There is no established trading market for the pre-funded warrants. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental transactions

In the event of a fundamental transaction, generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation, merger, amalgamation or arrangement with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holder shall have the right to receive, for each common share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of common share of the successor or acquiring corporation or of us if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of common shares for which the pre-funded warrant was exercisable immediately prior to such fundamental transaction.

No rights as a shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of common shares, the holders of pre-funded warrants do not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common shares.

UNDERWRITING

We entered into an underwriting agreement, dated, August 15, 2025, with ThinkEquity LLC, acting as the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of common shares listed next to its name at the public offering price, less the underwriting discounts and commissions, in addition to pre-funded warrants as set forth on the cover page of this prospectus and common shares as indicated below:

Underwriter:	Number of Common Shares	Number of Pre-Funded Warrants
ThinkEquity LLC	2,075,000	1,425,000

Total:	2,075,000	1,425,000

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The common shares are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter. The underwriter reserves the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the common shares offered by this prospectus if any such securities are taken.

We have agreed to indemnify the underwriter and certain of its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

Discounts and Commissions

The underwriter proposes to offer the common shares directly to the public at the public offering prices set forth on the cover page of this prospectus. After the offering to the public, the offering prices and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter. Any common shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of US$0.075 per common share. We have agreed to sell the pre-funded warrants to the underwriter at the same offering price less C$0.001 per pre-funded warrant.

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us. The underwriting discount is 6.5% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received at the closing of the offering.

	Per Common Share		Per Pre-Funded Warrant(1)		Total Without Over- Allotment Option		Total With Full Over- Allotment Option
Public offering price	US$	2.00	US$	1.9993	US$	6,999,003	US$	8,049,003
Underwriting discount (6.5%)	US$	0.13	US$	0.13	US$	455,000	US$	523,250
Non-accountable expense allowance (1%)	US$	0.02	US$	0.02	US$	70,000	US$	80,500
Proceeds, before expenses, to us	US$	1.87	US$	1.8693	US$	6,544,003	US$	7,525,753

(1)	Gross proceeds do not include a nominal exercise price to be paid to us upon the exercise of the pre-funded warrants.

We have also agreed to pay certain of the underwriter's expenses relating to the offering, including: all filing fees and expenses associated with the review of the offering by FINRA; all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $15,000 in the aggregate; the fees and expenses of the underwriter's legal counsel not to exceed US$125,000; the US$29,500 cost associated with the use of Ipreo's book building, prospectus tracking and compliance software for the offering; US$10,000 for data services and communications expenses; up to US$10,000 of underwriter's actual accountable "road show" expenses; and up to US$20,000 of the underwriter's market making and trading, and clearing firm settlement expenses for the offering.

Over-Allotment Option

We have granted a 45-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional 525,000 common shares and pre-funded warrants, representing 15% of the common shares and pre-funded warrants sold in the offering, solely to cover over-allotments, if any. The purchase price to be paid per additional common share by the underwriter shall be equal to the public offering price of one common share, less the underwriting discount. The purchase price of the additional pre-funded warrants to be issued is the public offering price of one common share less the underwriting discount and C$0.001.

Underwriter’s Warrants

Upon closing of this offering, we have agreed to issue to the underwriter, or its designees, as compensation, Underwriter’s Warrants to purchase up to 175,000 common shares (201,250 if the underwriter exercises its over-allotment option in full), which is equal to 5% of the aggregate number of common shares and pre-funded warrants sold in this offering. The Underwriter’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per common share in this offering. The Underwriter’s Warrants are exercisable at any time and from time to time, in whole or in part, immediately following the closing of the offering and expiring on the date which is five years from the effective date of the registration statement of which this prospectus is a part. The Underwriter’s Warrants provide for one demand registration right of the shares underlying the Underwriter’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common shares underlying the Underwriter’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven years from the effective date of the registration statement related to this offering in compliance with FINRA Rule 5110(g)(8)(D).

The Underwriter’s Warrants will provide for adjustment in the number and price of the Underwriter’s Warrants and the common shares underlying such Underwriter’s Warrants in the event of recapitalization, merger, share split or other structural transaction.

Right of First Refusal

We have agreed that for a period of six months from the closing of the offering, that the underwriter has the option to act as sole investment banker, sole book-runner, and/or sole placement agent, at the underwriter’s sole and exclusive discretion, for each and every future public and private equity offering, including all of our equity linked financings (each, a "Subject Transaction"), or any successor (or any of our subsidiaries), subject to the same cash, discount, and warrant compensation for the underwriter on such same terms and conditions as the common shares are being offered herein for such Subject Transactions (the “Right of First Refusal”).

Lock-Up Agreements

In connection with this offering, each of our executive officers and directors has agreed, subject to certain exceptions set forth in the lock-up agreements, not to offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares for the three month period following the date of the offering without the underwriter’s prior written consent.

Company Lock-Up Agreement

In addition, we have agreed that without the prior written consent of the underwriter, we will not, for a period of 60 days after the date of the offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any of common shares or any securities convertible into or exercisable or exchangeable for common shares; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in (i), (ii), (iii) or (iv) above is to be settled by delivery of common shares or such other securities, in cash or otherwise. The prohibitions above, among other exemptions, shall not apply to the issuance of securities that we may issue if we exercise the Real Property Options.

Additionally, we have agreed that for a period of 6 months after the date of the offering we will not directly or indirectly offer to sell, contract to sell, grant any option to sell or otherwise dispose of common shares or any securities convertible into or exercisable or exchangeable for common shares in any “at-the-market”, continuous equity or variable rate transaction, without the prior written consent of the underwriter.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriter may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions in accordance with Regulation M under the Exchange Act. Short sales involve the sale by the underwriter of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional securities in the offering. The underwriter may close out any covered short position by either exercising the over-allotment option to purchase securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option to purchase securities. “Naked” short sales are sales in excess of the over-allotment option to purchase securities. The underwriter must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriter in the open market before the completion of the offering.

The underwriter makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in our common shares on the national securities market on which our common shares are trading in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the common shares or pre-funded warrants and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of securities for sale to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, the underwriter and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it will receive customary fees and commissions. ThinkEquity LLC acted as underwriter in our November 2020 public offering, for which it received compensation. We have paid ThinkEquity LLC approximately US$1,203,000 and issued it (or its assignees) approximately 254,587 warrants to purchase common shares since September 1, 2021 for its services as a placement agent or as an underwriter in various security offerings, including under the placement agency agreement dated September 13, 2024, at the market sales agreement dated October 17, 2024 and the placement agency agreement dated January 12, 2025.

On June 7, 2024, we entered into a strategic advisory agreement with the underwriter, pursuant to which the underwriter agreed to serve as our exclusive financial advisor in connection with a potential business combination transaction or other transactions (the “Strategic Advisory Agreement”). A non-refundable advisory fee equal to US$45,000 (the “Advisory Fee”) is payable at the Company’s first closing of a minimum gross financing amount of US$2,500,000. If during the term of the Strategic Advisory Agreement, or within the 12 month period following the term of the agreement, a business combination is completed with a target company introduced to us by the underwriter, the Company shall pay the underwriter a cash fee equal to the greater of (i) 3% of the value of the business combination, and or (ii) US$300,000, which amount shall be reduced by the amount of the Advisory Fee, if any. In addition to any fees payable under the Strategic Advisory Agreement, the Company agreed to pay the underwriter for all reasonable travel and other out-of-pocket expenses incurred in connection with the agreement, including the preapproved and reasonable fees and expenses of the underwriter’s counsel and due diligence analysis efforts not to exceed US$25,000.

On September 11, 2024, the Strategic Advisory Agreement was amended to grant the underwriter a right of first refusal in connection with future business combinations (the “Right of First Refusal”). If during the term of the Strategic Advisory Agreement or within the twelve-month period following its expiration, and following the closing of a business combination with a company identified on a pre-approved list, we elect to pursue a subsequent business combination, the underwriter shall have the exclusive right, but not the obligation, to act as our exclusive financial advisor and sole investment banker for such transaction. If the underwriter accepts this engagement, the parties will enter into a separate agreement on customary terms, including provisions for appropriate fees and indemnification consistent with similar transactions. In accordance with FINRA Rule 5110(g)(6)(a), this Right of First Refusal is limited to three years from the date of the amendment.

On July 11, 2025, we entered into a debt financing engagement agreement with the underwriter (the “Debt Engagement Agreement”), pursuant to which the underwriter agreed to act as a non-exclusive financial advisor and placement agent in connection with potential debt financing transactions. Under the terms of the Debt Engagement Agreement, if we complete a debt financing during the term of the agreement with a lender or investor introduced by the underwriter (a “Debt Financing”), we are required to pay the underwriter a cash fee equal to the greater of (i) 2.5% of the total facility size of the Debt Financing or (ii) US$75,000.

In addition, upon the closing of a Debt Financing, we agreed to issue to the underwriter (or its designees) a five-year warrant to purchase a number of our common shares equal to 2.5% of the total facility size of such Debt Financing. The exercise price of these warrants will be equal to the price per share at which warrants, if any, are issued to the lender in such Debt Financing, or, if no such warrants are issued to the lender, the closing price of our common shares on the date of the agreement. These warrants include a net-exercise feature and provide for one-time piggyback registration rights, unless the shares underlying the warrants are then freely tradeable under Rule 144 of the Securities Act.

The agreement provides that if any subsequent loans are executed, or if an existing loan is increased, within 18 months following the termination of the Debt Engagement Agreement with a lender or investor who participated in an initial Debt Financing for which the underwriter received a fee, we must pay the underwriter a fee consistent with the foregoing compensation structure (i.e., 2.5% of new or incremental capital raised), payable at closing. The Debt Engagement Agreement also includes customary indemnification and contribution provisions.

Except as disclosed in this prospectus, we have no present arrangements with the underwriter or any of its affiliates for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Dentons Canada LLP, our Canadian counsel. The current address of Dentons Canada LLP is 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. Cozen O’Connor LLP is acting as counsel to the underwriter. The address of Cozen O’Connor LLP is Bentall 5, 550 Burrard Street, Suite 2501, Vancouver, BC, V6C 2B5, Canada.

EXPERTS

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2024 and the year in the period ended August 31, 2024, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of M&K CPA, PLLC, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. M&K CPA, PLLC has offices at 24955 Interstate Highway 45 Suite 400, The Woodlands, Texas.

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2023 and the two years in the period ended August 31, 2023, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. Ernst & Young LLP has offices at 900, Blvd. de Maisonneuve West, Suite 2300, Montréal, Québec H3A 0A8, Canada.

EXPENSES OF THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this prospectus (other than the underwriting discounts and commissions) will be as set forth in the table below. With the exception of the SEC registration fee, and FINRA filing fee all amounts are estimates. All such expenses will be borne by us.

Item	Amount to be Paid
SEC registration fee	US$	1,871
Printing and engraving expenses	US$	2,500
Legal fees and expenses	US$	185,000
FINRA filing fee	US$	2,000
Accounting fees and expenses	US$	45,000
Miscellaneous expenses	US$	10,000
Total	US$	246,371

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 6, 2024, Ernst & Young LLP, our independent registered public accounting firm notified the Company that effective May 6, 2024 it will not stand for reappointment as the independent registered public accounting firm of the Company for the fiscal year ending August 31, 2024. On May 26, 2024, we appointed M&K CPAS, PLLC to fill the vacancy created by the resignation of Ernst & Young LLP, to be our independent registered public accounting firm until the close of the next annual meeting of our shareholders. The appointment of M&K CPAS, PLLC was considered and approved by our Audit Committee and our Board of Directors.

During the fiscal years ended August 31, 2023 and August 31, 2022, and for the subsequent interim periods ended November 30, 2023 and February 29, 2024, there were no (i) disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, any of which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference thereto in its audit report on the financial statements of the Company for such period, or (ii) “reportable events” within the meaning of Item 16F(a)(1)(v) of Form 20-F, except that, in connection with the preparation of the Company’s consolidated financial statements as of August 31, 2023 and 2022, Ernst & Young LLP and management identified material weaknesses in the Company’s internal controls as described in the Company’s Annual Reports on Form 20-F for the years ended August 31, 2023 and 2022.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Canada, and some of our directors and officers, as well as the Canadian independent registered public accounting firm named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian expert named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:

•	the judgment is enforceable in the jurisdiction in which it was given;

•	the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

The name and address of our agent for service of process in the United States is CorpoMax Inc., 2915 Ogletown Road, Newark, DE 19713.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the offered securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made including the documents filed with the SEC incorporated by reference herein. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial data are presented to illustrate the effect of the following equity purchase agreement (the “Acquisition”): On June 20, 2025, NVG Holdings Inc., a wholly-owned subsidiary of Vision Marine Technologies Inc. (the “Company”) entered into an equity purchase agreement (the “Purchase Agreement”) to acquire 100% of the common stock of Nautical Ventures Group Inc. ("NVG") . The Company, NVG Holdings Inc. and NVG may be referred to herein collectively as the “Parties” and separately as a “Party.” The Acquisition closed on June 20, 2025.

The following unaudited pro forma combined balance sheet data as of August 31, 2024, is presented as if the Acquisition had occurred on September 1, 2023. The following unaudited pro forma combined statements of operations data for the year ended August 31, 2024, is presented as if the Acquisition occurred on September 1, 2023.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances; however, the actual results could differ. The pro forma adjustments are directly attributable to the Merger and are expected to have a continuing impact on the results of operations of the Company. Management believes that all adjustments necessary to present fairly the unaudited pro forma combined financial statements have been made. The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations that would have resulted had the Merger been consummated on the dates indicated and should not be construed as being representative of the Company’s future results of operations or financial position.

The acquired assets, liabilities and results of operations presented herein were derived from the audited financial statements of NVG for the year ended December 31, 2024 (collectively, the “Financial Statements”).

The unaudited pro forma combined financial statements included herein constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections titled “Cautionary Note Regarding Forward-Looking Information” in the Company’s Current Report on Form 6-K which these unaudited pro forma combined financial statements are a part of and the Company’s Annual Report on Form 20-F for the year ended August 31, 2024, as filed with the Commission.

Vision Marine Technologies Inc.

Unaudited Pro Forma Combined Statement of Financial Position

As of August 31, 2024

In Canadian Dollars

	Vision Marine	Nautical
	Technologies	Ventures
	Inc.	Group Inc.	Pro Forma Adjustments
	August31, 2024	September30, 2024	Note 3a	Note 3b	Note 3c	Combined Pro Forma
Assets

Current
Cash	63,126	1,386,760	-	-	(1,449,886)	-
Trade and other receivables	138,656	2,594,715	3,937,907	-	-	6,671,278
Income tax receivable	6,454	-	-	-	-	6,454
Inventories	6,209,287	98,524,224	-	-	-	104,733,511
Prepaid expenses and deposits	2,156,844	5,873,538	-	-	-	8,030,382
Other current assets	39,200	-	-	-	-	39,200
Total current assets	8,613,567	108,379,237	3,937,907	-	(1,449,886)	119,480,825

Right-of-use assets	260,807	846,502	9,406,945	-	-	10,514,254
Property and equipment	1,578,422	25,896,514	(22,425,328)	-	-	5,049,608
Goodwill and intangible assets	868,543	1,257,230	-	-	-	2,125,773
Deferred income taxes	92,973	-	-	-	-	92,973
Other financial assets	5,929	113,134	-	-	-	119,063
Total assets	11,420,241	136,492,617	(9,080,476)	-	(1,449,886)	137,382,496

Liabilities and shareholders’ equity

Current
Bank indebtedness	-	-	-	-	3,946,514	3,946,514
Trade payables and accrued liabilities	4,589,175	7,742,191	-	-	(2,698,200)	9,633,166
Contract liabilities	827,642	5,235,529	-	-	-	6,063,171
Notes payable - floor plan	-	75,559,497	-	-	(2,698,200)	72,861,297
Other current liabilities	84,616	-	-	-	-	84,616
Current portion of lease liabilities	122,077	176,366	1,627,824	-	-	1,926,267
Current portion of long-term debt	101,397	718,340	(405,059)	-	-	414,678
Total current liabilities	5,724,907	89,431,923	1,222,765	-	(1,449,886)	94,929,709

Lease liabilities	137,715	670,136	7,779,121	-	-	8,586,972
Shareholder notes	-	12,296,224	-	(12,296,224)	8,094,600	8,094,600
Long-term debt	357,243	20,057,354	(18,082,362)	-	-	2,332,235
Derivative liabilities	2,180,389	-	-	-	-	2,180,389
Deferred income taxes	-	1,236,754	-	-	-	1,236,754
Total liabilities	8,400,254	123,692,391	(9,080,476)	(12,296,224)	6,644,714	117,360,659

Shareholders’ equity
Preferred stock, $0.00001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025	-	-	-	-	-	-
Common stock, $0.00001 par value, 100,000,000 shares authorized, 40,000,000 shares issued and 21,505,000 shares outstanding as of March 31, 2025	-	292	-	-	(292)	-
Treasury stock	-	(9,365,774)	-	-	9,365,774	-
Voting Common stock, no-par value; unlimited shares authorized of which 1,130,746 shares are issued and outstanding as of May 31, 2025	55,382,754	-	-	-	-	55,382,754
Pre-Funded Warrants exercisable into Voting Common Shares on a one-for-one basis of which 48 warrants were issued and outstanding at May 31, 2025	38,725	-	-	-	-	38,725
Contributed surplus	12,080,817	2,047,002	-	12,296,224	(14,343,226)	12,080,817
Accumulated other comprehensive income	1,127,048	(104,367)	-	-	104,367	1,127,048
Retained earnings (Deficit)	(65,609,357)	20,223,073	-	-	(3,221,223)	(48,607,507)
Total shareholders’ equity	3,019,987	12,800,226	-	12,296,224	(8,094,600)	20,021,837
Total liabilities and shareholders’ equity	11,420,241	136,492,617	(9,080,476)	-	(1,449,886)	137,382,496

Vision Marine Technologies Inc.

Unaudited Pro Forma Combined Statement of Income (Loss)

For the year ended August 31, 2024

In Canadian Dollars

	Vision Marine	Nautical
	Technologies	Ventures
	Inc.	Group Inc.	Pro Forma Adjustments
	August31, 2024	September30, 2024	Note 3a	Note 3b	Note 3c	Combined Pro Forma
Revenues	3,794,345	149,666,179	-	-	-	153,460,524

Cost of revenues	2,296,907	115,700,231	-	-	-	117,997,138
Gross profit (loss)	1,497,438	33,965,948	-	-	-	35,463,386

Expenses
General and administrative expenses	13,901,112	29,449,440	-	-	-	43,350,552
Depreciation and amortization	830,876	1,828,617	-	-	-	2,659,493
Net finance expense (income)	(7,480,761)	8,053,234	-	-	-	572,473
Other income (expense)	(141,888)	(173,507)	-	-	-	(315,395)
Gain on bargain purchase	-	-	-	-	(17,001,850)	(17,001,850)
	7,109,339	39,157,784	-	-	(17,001,850)	29,265,273
Income (loss) income before taxes	(5,611,901)	(5,191,836)	-	-	17,001,850	6,198,113
Income taxes	(255,463)	(161,402)	-	-	-	(416,865)
Net loss for the period	(5,356,438)	(5,030,434)	-	-	17,001,850	6,614,978

Items of comprehensive income that will be subsequently reclassified to earnings:
Foreign currency translation differences for foreign operations, net of tax	94,420	40,684	-	-	-	135,104
Other comprehensive income (loss), net of tax	94,420	40,684	-	-	-	135,104

Total comprehensive loss for the period, net of tax	(5,262,018)	(4,989,750)	-	-	17,001,850	6,750,082

Weighted average Voting Common Shares outstanding	9,161					9,161
Basic and diluted loss per share	(584.70)					722.08

Vision Marine Technologies Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

In Canadian Dollars

1.     BASIS OF PRESENTATION

The accompanying unaudited pro forma combined financial statements are based on the Company’s and NVG's historical financials as adjusted to give effect to the pro forma adjustments necessary to reflect the Acquisition. The unaudited pro forma combined statement of operations for the year ended August 31, 2024, gives effect to the Acquisition of NVG as if it had occurred on September 1, 2023 and the pro forma combined balance sheet as of August 31, 2024, gives effect to the Acquisition as if it had occurred on September 1, 2023.

2.     PRELIMINARY PURCHASE PRICE ALLOCATIONS

The preliminary purchase price for NVG has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocations herein are preliminary. The final purchase price allocations for NVG will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Acquisition. Accordingly, the final Acquisition accounting adjustments could differ materially from the accounting adjustments included in the pro forma financial statements presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the Acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

Preliminary Purchase Price:

Convertible note payable issued to the former shareholders of NVG	5,396,400
Convertible note payable to be issued to the former shareholders of NVG,
contingent on the outcome of certain claims against NVG	2,698,200
Total preliminary purchase consideration	8,094,600

Preliminary Purchase Price Allocation:

Cash	1,386,760
Trade and other receivables	6,532,622
Inventories	98,524,224
Prepaid expenses and deposits	5,873,538
Right-of-use assets	10,253,447
Property and equipment	3,471,186
Goodwill and intangible assets	1,257,230
Other financial assets	113,134
Liabilities assumed	(102,315,691)
Gain on bargain purchase	(17,001,850)
Net assets acquired	8,094,600

3.     PRO FORMA ADJUSTMENTS

The unaudited pro forma combined statements of operations and balance sheets reflect the effect of the following pro forma adjustments:

a)   This adjustment reflects the removal of NVG's real estate assets at net book value along with the associated liabilities which were not part of the Acquisition.  Since four of the real estate properties were subsequently leased by NVG after the removal, this adjustment also includes the right of use assets and related lease liabilities resulting from such leases.

b)   This adjustment reflects the conversion of all pre-closing shareholder notes payable into contributed surplus which was a pre-closing condition per the Purchase Agreement.

c)   This adjustment reflects the preliminary purchase price consideration and preliminary purchase price allocation from Note 2, as well as the cash payment of various NVG liabilities that were assumed at closing and were required to be made per the Purchase Agreement.

2,075,000 Common Shares

1,425,000 Pre-Funded Warrants to Purchase Common Shares

Up to 1,425,000 Common Shares underlying the Pre-Funded Warrants

Vision Marine Technologies Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

August 15 , 2025